Exhibit 10.34

PARAMOUNT GROUP, INC.

as Agent for

PGREF I 1633 BROADWAY TOWER, L.P.

Landlord,

-and-

WMG ACQUISITION CORP.

Tenant.

L E A S E

Dated: October 1, 2013

ARTICLE 21	60
Inability to Perform	60
ARTICLE 22	60
Adjacent Excavation—Shoring	60
ARTICLE 23	61
Article Headings	61
ARTICLE 24	61
Electricity and Water	61
ARTICLE 25	65
Assignment, Mortgaging, Subletting, Etc.	65
ARTICLE 26	76
Escalations	76
ARTICLE 27	82
Subordination	82
ARTICLE 28	87
Miscellaneous	87
ARTICLE 29	92
Layout and Finish	92
ARTICLE 30	94
Insurance	94
ARTICLE 31	96
Security Deposit	96
ARTICLE 32	100
Extension Option	100
ARTICLE 33	103
Expansion Space Option	103
ARTICLE 34	105
Right of First Offer	105
ARTICLE 35	109
Shaft Space	109
ARTICLE 36	111
Roof Equipment	111
ARTICLE 37	113
Tenant’s Cafeteria	113
ARTICLE 38	116
Tenant’s Signage/Lobby Desk	116
ARTICLE 39	118
Cellar 2 Space	118
ARTICLE 40	120
Tenant’s Rights	120
ARTICLE 41	120
Quiet Enjoyment	120

TABLE OF EXHIBITS

RULES AND REGULATIONS	RR-1
EXHIBIT A	A-1
RENTAL PLANS
EXHIBIT B	B-1
LEGAL DESCRIPTION
EXHIBIT C	C-1
FUNDAMENTAL TERMS CHART
EXHIBIT D	D-1
CERTIFICATE OF OCCUPANCY
EXHIBIT E	E-1
APPROVED CONTRACTORS, SUBCONTRACTORS AND MECHANICS
EXHIBIT F	F-1
CONSTRUCTION RULES AND REGULATIONS
EXHIBIT G	G-1
CLEANING AND JANITORIAL SERVICES
EXHIBIT H	H-1
HEATING, VENTILATING AND AIR-CONDITIONING SPECIFICATIONS
EXHIBIT I	I-1
2013 RATE LIST FOR TENANTS
EXHIBIT J	J-1
FORM OF LETTER OF CREDIT
EXHIBIT K	K-1
OPERATING EXPENSES
EXHIBIT L	L-1
ROFO LEASES
EXHIBIT M	M-1
MONUMENT SIGNAGE
EXHIBIT N	N-1
50TH STREET SIGNAGE
EXHIBIT O	O-1
COMPETITOR LIST
EXHIBIT P	P-1
7TH FLOOR TERRACE
EXHIBIT Q	Q-1
7TH FLOOR TERRACE RULES & REGULATIONS
EXHIBIT R	R-1
FORM OF CONDITIONAL PARTIAL LIEN WAIVER

LEASE

LEASE, dated as of October 1, 2013, between PARAMOUNT GROUP, INC., a Delaware corporation, as Agent for PGREF I 1633 BROADWAY TOWER, L.P., a Delaware limited partnership (Landlord), having offices at 1633 Broadway, Suite 1801, New York, NY 10019 and WMG ACQUISITIONS CORP. (“Tenant”), a Delaware corporation, with a Federal Tax Identification Number of 68-0576630 and having an office at 75 Rockefeller Plaza, New York, NY 10019 (“Lease”).

W I T N E S S E T H:

ARTICLE 1

Premises, Term, Purposes and Rent

Section 1.01 (a) Landlord does hereby lease to Tenant, and Tenant does hereby hire from Landlord, subject to any ground and/or underlying leases and/or mortgages as herein provided in Article 27, and upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease, for the term herein stated, the entire rentable area of the 4th, 7th, 8th, 9th, 10th and 11th floors as shown on the rental plans annexed hereto as Exhibit A in the building known as and located at 1633 Broadway, New York, New York (“Building”). Said leased premises, together with all Appurtenances, as herein defined, (except Tenant’s Property, herein defined) are herein called the “Premises”. The plot of land on which the Building is located is herein called the “Land” and is more fully described in the legal description attached hereto as Exhibit B.

(b) Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, subject to the Building rules and regulations (as referred to in Section 5.01(b) hereof) and the other applicable provisions of this Lease (including, without limitation, Section 6.01 hereof): (i) the public areas of the Building that are constructed or provided for use in common by Landlord, Tenant and other tenants of the Building (except any roof areas, terraces and or mechanical rooms of the Building unless specifically provided for in this Lease), including without limitation, the common lobbies, corridors, elevators and loading docks of the Building for their intended purposes; and (ii) if the Premises includes less than the entire rentable area of any floor, the core restrooms, corridors and elevator lobby of such floor for their intended uses.

(c) During the Term (as hereinafter defined in Section 1.02(a)) and to the extent permitted by applicable law and regulation and insurance requirements, Tenant shall have the non-exclusive right to use, subject to all other provisions of this Lease, the fire stairs (the “Fire Stairs”) connecting the floors within the 7th through 11th floor portion of the Premises and within any other contiguous full floor portions of the Premises for normal business travel between such floors. Tenant shall, at its sole expense, install a security system with card-key access on the Fire Stairs doors so used by Tenant and shall connect all such Fire Stairs doors to the Building’s security and Class E fire system. Tenant may not use any Fire Stairs doors to travel between floors unless same are equipped with such security system with card-key access. All such connections to the Building’s security and Class E fire system shall be performed in a manner reasonably approved by Landlord (which shall include use of Landlord’s reasonably approved contractor for the installation of all security related work) and reimburse Landlord for any upgrades which may be required to the Building’s security system as a result of such tie-in. Tenant shall also reimburse Landlord for its actual, out of pocket cost to clean the Fire Stairs so used by Tenant, but only to the extent such costs are increased by such use as well as for any additional repairs and maintenance expenses incurred by Landlord as a result of Tenant’s use of such Fire Stairs. Tenant may, subject to Landlord’s reasonable approval as part of Tenant’s Work and in compliance with applicable Requirements (as hereinafter defined in Section 9.03), upgrade the finishes and lighting in the Fire Stairs. All of Tenant’s obligations under this Lease with respect to indemnification, insurance and compliance with legal requirements shall apply to Tenant’s installations in and use of the Fire Stairs and in addition, Tenant shall comply with Landlord’s reasonable requirements with respect to such use and shall reimburse Landlord for any actual, out of pocket costs incurred by Landlord resulting from such use. All of Tenant’s Work under this Section 1.01(c) shall be performed in accordance with the provisions pertaining to Tenant’s Changes (as hereinafter defined in Section 5.01(e)(i)). If Tenant defaults in any of its obligations under this Section 1.01(c) including without limitation, its use of the fire stairs in accordance with all other provisions of this Lease, Landlord may send Tenant notice of such default and if such default is not cured within ten (10) business days (or two (2) business days if such default constitutes a safety issue, or two (2) business days, or such longer period of time as is reasonably necessary to cure any code violation default) after Tenant’s receipt of same, Landlord shall have the right to terminate Tenant’s right to use the Fire Stairs under this Section 1.01(c). Tenant may be required to remove all of the installations made pursuant to this Section 1.01(c) in accordance with Section 4.01 of this Lease. Unless caused by their negligence or willful misconduct, neither Landlord nor any of its agents or employees shall have any liability for any injury or damage to persons or property, or interruption of Tenant’s business as a result of, or in connection with the use of the fire stairs, including any such injury or damage or interruption of Tenant’s business caused by other tenants or persons in the Building using the fire stairs or entering the Premises from the fire stairs.

(d) (i) Landlord represents to Tenant that the Certificate of Occupancy for the Building allows for the use of eight hundred and eighty (880) square feet of usable space on the 7th floor terrace of the Building as shown hatched on Exhibit P annexed hereto (such 880 square foot space (as the same may be expanded as provided below), herein, the “7th Floor Terrace”) for outdoor seating and such other uses as are more particularly described herein. Landlord will cooperate at no cost to Landlord with Tenant in pursuing and obtaining required NYC permits if Tenant wishes to expand the area of the 7th Floor Terrace in a manner and size reasonably approved by Landlord, provided however, such expansion of the 7th Floor Terrace shall not materially interfere or delay the performance of the Landlord Terrace Work (as hereinafter defined in this Section). Landlord shall be responsible, at its sole expense except as hereinafter provided, to (a) create two (2) entrances/exits onto the 7th Floor Terrace (which shall include all modifications required to the perimeter induction units and the cost of all such entrance/exit work shall be shared equally between Landlord and Tenant and Tenant shall reimburse Landlord for fifty percent (50%) of such costs within thirty (30) days after demand, together with reasonable supporting documentation) and this work shall be completed by Landlord within four (4) months after Landlord’s receipt of agreed upon entrance/exit locations, (b) provide appropriate screening (such screening shall have acoustical properties so as to limit the sound generated by the cooling tower only if required to meet the NC-40 Noise Standard inside the offices nearest the cooling tower and such screening will be finished in a fashion reasonably acceptable to both Landlord and Tenant, provided Tenant shall not delay Landlord in finalizing this work) on the south side and the east side of the cooling tower at a height mutually agreed upon between the parties (but in no event, less than ten (10) feet) to reasonably conceal any mechanical equipment or unusable portions of the roof space, (c) lift and repair pavers, if needed, and create and install barriers (using planters or railings or combinations thereof) as needed between the usable and non-usable space, (d) provide a hose bib for watering plants on the 7th Floor Terrace, and (e) make the original 880 square feet of the 7th Floor Terrace code-compliant as of the date of the completion the Landlord Terrace Work (the “Landlord Terrace Work”). The Landlord Terrace Work shall only be performed with respect to the original 880 square foot space comprising the 7th Floor Terrace. Landlord represents that as of the Term Commencement Date, the roof on which the 7th Floor Terrace is located shall be waterproof. Landlord shall repair and maintain such roof in accordance with Section 10.02 hereof (subject to Tenant’s obligation to pay for the cost of such repair and maintenance pursuant to Section 5.01(a) hereof) and Landlord shall indemnify Tenant against any and all damages resulting from defects in such roof existing as of the Term Commencement Date to the fullest extent provided for in Section 5.02(c) hereof. Except for Landlord’s obligation to repair and maintain the roof as set forth above, Tenant shall be responsible, at its sole expense, to maintain and repair all items of Landlord’s Terrace Work and any other items or property on the 7th Floor Terrace. Landlord shall complete the Landlord Terrace Work in coordination and conjunction with Tenant’s Work but prior to the substantial completion of Tenant’s Work. Landlord agrees to use diligent good faith and commercially reasonable efforts to expeditiously complete Landlord’s Terrace Work prior to the substantial completion of Tenant’s Work. Subject to Landlord’s reasonable approval, Tenant shall have the right to make alterations (as part of Tenant’s Changes) to the 7th Floor Terrace desired by Tenant, including without limitation, the addition of outdoor lighting and any other work to make the area and the use of the 7th Floor Terrace beyond the original 880 square feet code compliant, provided such work may not materially interfere with Landlord’s Terrace Work, which shall have priority. Landlord and Tenant shall use reasonable efforts to coordinate the Landlord Terrace Work and Tenant’s Work on the 7th Floor Terrace so as to avoid material interference and/or delay with each other’s work on the 7th Floor Terrace. Subject to the provisions of this Lease (including without limitation Article 3 hereof and Tenant acknowledges and agrees that it must exercise reasonable care in Tenant’s use of the 7th Floor Terrace not to interfere or disturb the operation of the theatre immediately below the 7th Floor Terrace) and throughout the Term, Tenant shall have the right to use (subject to casualty, condemnation or repairs, maintenance or other work required to the Building) the 7th Floor Terrace, including the fire stair on the southwest corner of the Building only if the original 880 square feet of the 7th Floor Terrace is expanded (and Tenant shall be responsible to do any work on such fire stair in order to make the use of same code compliant), so long as that portion of the 7th floor of the Building adjoining the 7th Floor Terrace area is part of the Premises, for purposes subject to Landlord’s reasonable approval, provided however, all of Tenant’s obligations under this Lease with respect to indemnification, insurance and compliance with legal requirements (including, without limitation, obtaining all required permits) shall apply to Tenant’s installations in and use of the 7th Floor Terrace and in addition, Tenant shall comply with Landlord’s reasonable requirements with respect to such use, including without limitation, the 7th Floor Terrace Rules and Regulations attached hereto as Exhibit Q (and Landlord may adopt or amend these rules and regulations in the same fashion with respect to Building rules and regulations set forth in Section 5.01(b) hereof).

(ii) Subject to the provisions of this Lease (including without limitation, Article 3 hereof) and throughout the Term, Tenant shall also have: (y) the exclusive right to use, so long as that portion of the 7th floor of the Building adjoining the 7th Floor Terrace is part of the Premises, the wall on the 7th floor setback facing the 7th Floor Terrace as the same exists from time to time for display purposes only in connection with the WMG Primary Business (as hereinafter defined in Section 5.02(f)) subject to the reasonable approval of Landlord (including, without limitation, reasonable approval of any content on such wall). All such displays on such wall shall be professionally rendered (e.g., no spray painting allowed) and shall not contain pornographic, or obscene material or imagery or any other content not reasonably approved by Landlord; and (z) the non-exclusive right to use the portion of the plaza area in front of the Building (the “Building Plaza Area”) as same exists from time to time at such times and in such locations as Landlord shall reasonably determine (maximum of eight (8) events per calendar year) for events, concerts, album release parties and other promotional events, provided however, all of Tenant’s obligations under this Lease with respect to indemnification, insurance and compliance with legal requirements (including, without limitation, obtaining all required permits) shall apply to Tenant’s use of items (y) and (z) and in addition, Tenant shall comply with Landlord’s reasonable requirements with respect to such use and shall reimburse Landlord for any actual, out of pocket incremental or additional costs incurred by Landlord resulting from such use. Notwithstanding anything contained herein to the contrary, no signage rights described in clause (y) above may be separately assigned, sold or otherwise transferred by Tenant.

(iii) If Tenant defaults in any of its obligations under this Section 1.01(d), including, without limitation, its use of the 7th Floor Terrace, the wall on the 7th floor setback facing the 7th Floor Terrace or and the Building Plaza Area, Landlord may send Tenant notice of such default and if such default is not cured within ten (10) business days (or two (2) business days if such default constitutes a safety issue, or two (2) business days, or such longer period of time as is reasonably necessary to cure any code violation default) after Tenant’s receipt of such notice, Landlord shall have the right to terminate Tenant’s right to use the 7th Floor Terrace, the wall on the 7th floor setback or the Building Plaza Area, as the case may be.

Section 1.02 (a) The term of this Lease (the “Term”) shall commence on the date Landlord delivers possession of the entire Premises to Tenant in the Delivery Condition (as hereinafter defined) (subject to Section 2.02 hereof) (“Term Commencement Date”), which in no event shall occur prior to January 1, 2014 and shall end on July 31, 2029 (“Expiration Date”) or on such earlier date upon which said term may expire or be terminated as herein provided or pursuant to law. Landlord shall use commercially reasonable efforts to deliver possession of the Premises to Tenant in the Delivery Condition on January 1, 2014. Landlord shall respond to Tenant’s inquiries regarding the anticipated Term Commencement Date within three (3) business days after request. Landlord shall give Tenant twenty (20) days prior notice of the anticipated Term Commencement Date. Not less than fifteen (15) days prior to anticipated Term Commencement Date, each of Landlord and Tenant shall arrange to have its respective architects walk through the Premises (the “Walkthrough”) for the purpose of producing a list of punchlist work (“Landlord’s Punchlist Work”). Landlord shall proceed to complete or repair all items shown on the list of the Landlord’s Punchlist Work as agreed to between Landlord and Tenant within thirty (30) days after the Term Commencement Date, the completion of which shall be confirmed in writing by Tenant’s architect, acting in good faith.

(b) Upon reasonable prior written notice to Landlord, Tenant shall have access to the Premises prior to the Term Commencement Date for the following purposes: layout, surveys, sketching, delivery of materials, construction of on-site mock-ups and other customary pre-construction activities (“Tenant’s Pre-Term Commencement Date Work”). Such access shall be subject to: (i) all applicable terms and conditions of this Lease except those pertaining to the payment of rent; and (ii) Tenant not interfering with the performance of any of Landlord’s work within the Premises necessary to deliver the Premises to Tenant in Delivery Condition, which shall have priority over Tenant’s Pre-Term Commencement Date Work.

Section 1.03 (a) The Premises shall be used for the following, but no other purpose, namely: executive, administrative and general offices (and customary ancillary uses associated therewith, provided the same do not otherwise violate the Certificate of Occupancy for the Building or the remaining terms and conditions of this Lease).

(b) In connection with and incidental to the use of the Premises for offices as provided in Section 1.03(a), Tenant may, subject to the provisions of this Lease and so long as such uses are permitted by applicable Requirements and the Building’s Certificate of Occupancy, use portions of the Premises for the following ancillary purposes: a kitchen,/cafeteria, board room, pantries, unisex toilet rooms, private bathrooms events areas, audio/video studios, recording studios, storage room, shipping/mailroom, computer/data processing room, copy room, training facility and other ancillary uses which are customarily found in corporate headquarters office space in Comparable Buildings (as hereinafter defined in Section 10.02).

Section 1.04 The rent reserved under this Lease for the term hereof shall be and consist of the amounts of fixed rent (“Fixed Rent”) as set forth in Exhibit C annexed hereto. Subject to Section 1.10 hereof, the Fixed Rent shall be payable in equal monthly installments in advance on the first day of each and every calendar month during said term, plus such additional rent and other charges as shall become due and payable hereunder, which additional rent and other charges shall be payable as herein provided; all to be paid to Landlord at Post Office Box 11183A, New York, NY 10286-1183, or by wire transfer as set forth below:

ACCOUNT NAME: PGREF I 1633 BROADWAY TOWER, L.P.(ZERO BALANCE ACCOUNT)

ACCOUNT NUMBER: 890 0621 362

ABA NUMBER: 021 000 018

BANK: THE BANK OF NEW YORK MELLON

or such other place as Landlord may designate, in lawful money of the United States of America, by check, subject to collection, or by wire transfer to the account specified above.

Section 1.05 (a) Tenant does hereby covenant and agree to pay the Fixed Rent, additional rent and other charges herein reserved as and when the same shall become due and payable, without demand therefor (except as may otherwise expressly be provided for herein), and without any setoff or deduction whatsoever (except as may otherwise expressly be provided for herein), and to keep, observe and perform, and permit no violation of, each of Tenant’s obligations hereunder. It being agreed that except for Fixed Rent, all amounts payable by Tenant to Landlord under this Lease (whether by way of reimbursement or otherwise) are deemed to be additional rent under this Lease. If the Fixed Rent shall commence on any date other than the first day of a calendar month, the Fixed Rent for such calendar month shall be prorated.

(b) Notwithstanding anything in this Lease to the contrary, if Tenant is obligated to reimburse Landlord for any costs incurred by Landlord under any provision of this Lease (unless otherwise specifically provided for in this Lease), the amount reimbursed shall (i) be the reasonable (and there shall be a presumption of reasonableness for all such costs incurred by Landlord under or pursuant to this Lease) and actually incurred out-of-pocket costs, (ii) not include any profit or mark-up to Landlord and (iii) be made within thirty (30) days after receipt by Tenant of written request from Landlord accompanied by reasonably detailed supporting documentation.

Section 1.06 The parties hereby agree that for all purposes of this Lease, the rentable area of the floors of the Premises shall be as set forth on Exhibit C. Neither party shall make any claim for either an increase or decrease in Fixed Rent or additional rent based on the rentable area of the Premises or any portion thereof being other than as set forth in the preceding sentence unless Landlord shall use more than a de minimus portion of the Premises for Building requirements to the extent permitted under Section 6.01 hereof.

Section 1.07 In the event that the Term or Rent Commencement Date or Expiration Date is not a date certain, then either party agrees to execute promptly after request from the other, an agreement setting forth such dates, provided however, that either party’s failure to execute said agreement shall in no way affect such dates.

Section 1.08 If any of the Fixed Rent or additional rent payable under this Lease shall be or become uncollectible, reduced or required to be refunded because of any legal requirements, Tenant shall enter into such agreement(s) and take such other legally permissible steps as Landlord may reasonably request to permit Landlord to collect the maximum rents which from time to time during the continuance of such legal requirements may be legally permissible and not in excess of the amounts reserved therefor under this Lease. Upon the termination of such legal requirements; (a) the rents hereunder shall be payable in the amounts reserved herein for the periods following such termination; and (b) Tenant shall pay to Landlord, to the maximum extent legally permissible, an amount equal to, (i) the rents which would have been paid pursuant to this Lease but for such legal requirements less (ii) the rents paid by Tenant during the period such legal requirements were in effect.

Section 1.09 Intentionally deleted.

Section 1.10 (a) Provided that Tenant is not then in default (“Section 1.10 Default”) beyond the expiration of any applicable notice and cure periods of any of the terms, conditions, covenants or agreements of this Lease on its part to be performed, the Fixed Rent shall be abated through July 31, 2014 with respect to floors 4, 7, 8 and 9 (the “Block 1 Rent Abatement Period”). August 1, 2014 shall be the Rent Commencement Date for floors 4, 7, 8 and 9. Provided that a Section 1.10 Default does not then exist, the Fixed Rent shall be abated through December 31, 2016 with respect to floors 10 and 11 (the “Block 2 Rent Abatement Period” and with the Block 1 Rent Abatement Period, the “Rent Abatement Period”)). January 1, 2017 shall be the Rent Commencement Date for floors 10 and 11. If Tenant cures a Section 1.10 Default (if any), Tenant shall receive the full abatement of Fixed Rent provided for herein.

(b) In the event Landlord fails to deliver possession of the Premises to Tenant in the Delivery Condition on or before January 2, 2014 (such date shall be extended day for day for each day beyond October 1, 2013 that this Lease is not unconditionally and fully executed and delivered between the parties and such extended date herein referred to as the, “Extended Date”), unless such failure is due to any of the causes set forth in Article 21 hereof or the acts or omissions (where this Lease or applicable law imposes a duty to act), or negligence of Tenant or its agents or employees, then Tenant, as its sole and exclusive remedy, shall have the right to receive: (i) for the first thirty (30) days following the Extended Date, one (1) additional day of Fixed Rent abatement for each day that delivery of the Premises has been delayed beyond the Extended Date; (ii) between the 31st day and the 90th day following the Extended Date, one and one-half (1.5) additional days Fixed Rent abatement for each day that Delivery of the Premises has been delayed beyond the Extended Date; and (iii) from and after the 90th day following the Extended Date, two (2) additional days of Fixed Rent abatement for each day that delivery of the Premises has been delayed beyond the Extended Date.

ARTICLE 2

Completion and Occupancy

Section 2.01 (a) Tenant acknowledges that it has inspected the Premises and except as hereinafter expressly provided in this Lease, agrees to accept possession of same in its “as-is” physical condition on the date hereof, ordinary wear and tear and casualty excepted, it being understood and agreed that subject to Articles 7 and 8 hereof, Landlord shall not be obligated to perform any alterations, improvements or repairs to the Premises or furnish to or remove from the Premises any alterations, improvements, fixtures, materials or any other property whatsoever, except as set forth in Section 2.01(b) below. Tenant further acknowledges that, except as expressly set forth in this Lease, Tenant shall not be entitled to any free rent, (except as set forth in Section 1.10 hereof), concessions, credits or contributions of money (except as set forth in Section 29.02 hereof) from Landlord with respect to the initial delivery of the Premises to Tenant.

(b) The following items shall be completed by Landlord, at Landlord’s sole cost and expense, and shall constitute the “Delivery Condition”:

1. Premises shall be delivered demolished in broom clean condition, including but not limited to, the removal of all existing installations, existing ductwork back to the core, electrical conduit and wiring back to the panels that feed each floor, voice and data cabling (including any power and voice/data cabling within the cell system), supplemental HVAC units together with all associated condenser water mains and branch piping back to the core riser on the floor, plumbing lines demolished and capped and fire alarm system in place per code for a demolished floor;

2. Legally demised with a first class common corridor if necessary;

3. Landlord shall remove all lead paint, if any;

4. Installation of a temporary sprinkler loop on each floor of the Premises which is fully operational and code compliant;

5. Delivery of the main HVAC trunk complete with smoke or fire dampers tied into the Building’s life safety systems at the core on each floor of the office Premises for Tenant’s build out as well as smoke detectors at each return air duct if required by code;

6. All perimeter convector unit enclosures will be repaired or replaced as necessary and in good working order. All piping, valves, thermostats and controls shall be in good working order and condition. Landlord shall cooperate with Tenant in any relocation of thermostats or controls, if applicable, at no actual cost to Landlord. Landlord to repair any defective or leaking induction unit, hoses or piping. Landlord shall clean and comb out the coils;

7. All required Building systems brought to the Premises in good working order and condition and fully operational in accordance with the Building’s specifications;

8. Landlord to provide code compliant fireproofing and enclosure of any exposed structural steel;

9. Landlord shall fill and firestop any slab (e.g., core drills) and wall penetrations;

10. Concrete slab cleaned, scraped and flash patched as needed and major imperfections will be repaired as needed and floors will be delivered smooth and reasonably level, all in a similar or better condition as exists as of the date of this Lease on the northeast corner of the 11th floor of the Building. Landlord will provide a topping coat to the 4th floor slab where needed to meet the 11th floor standard set forth above. In the 8th floor freight elevator lobby, Landlord will repair slab where previous tenant stair existed and make slab reasonably level ready to receive tenant VCT floor (Tenant will be responsible for flash patching);

11. Availability of connection points for Tenant’s strobes and related Class E connections. Landlord, at Landlord’s expense, shall provide adequate points of connection on each floor to support all base Building fire alarm devices as well as fire alarm devices installed by Tenant as part of Tenant’s Work. Final connections to the Building fire alarm system and programming shall be performed by the Building’s fire alarm vendor, at Tenant’s cost. All fire and safety systems, including alarms, speakers, communications, etc. shall be in full service and available on all floors of the Premises. Landlord shall also install strobes in the core lavatories. Landlord to install hardware to enable synchronization of strobes. This item number 11 work shall not be part of the Delivery Condition but shall be completed in conjunction with Tenant’s Work;

12. Asbestos (including vermiculite) and other Hazardous Materials (as hereinafter defined in Section 2.03) shall be removed from the Premises or encapsulated as required by applicable law. Landlord will deliver to Tenant Form ACP-5 on or prior to December 15, 2013 with respect to the Delivery Condition;

13. Delivery of the Premises with no outstanding construction liens and/or outstanding violations with the New York Department of Buildings (“DOB”) or the Fire Marshal that would delay Tenants’ construction;

14. Landlord shall make elevator call buttons and core door hardware and signage ADA compliant;

15. Landlord to deliver all windows sealed in and in weather tight condition;

16. Repair existing pipe insulation where needed on the 11th floor only; and

17. Central battery inverters: Landlord will leave in place the prior tenant battery inverters. Landlord approves the installation by Tenant of new battery inverters (no larger than the existing battery inverters) in the core in the same locations as the prior tenant had installed inverters on all tenant floors (either replacing the prior tenant inverts or providing where the inverter is not there).

(c) The Premises shall be delivered to Tenant vacant, with all rubbish and debris removed and free of tenancies and occupancies (and any claim with respect thereto). Landlord represents to Tenant that, as of the date of this Lease, Landlord knows of no asbestos (including vermiculite) or other Hazardous Materials existing in the Premises or Shaft Space (as hereinafter defined in Article 35) and if any such asbestos (including vermiculite) or other Hazardous Materials (defined as such as of the date of this Lease) shall exist in the Premises or the Shaft Space, (other than any asbestos (including vermiculite) or other Hazardous Materials installed by, or at the request of Tenant, Landlord shall, in a commercially reasonable expeditious fashion and as Landlord’s sole obligation and liability and at Landlord’s sole cost and expense, (i) remove such Hazardous

Materials as required by then existing applicable Requirements, and (ii) restore the Premises and the Shaft Space to their condition prior to the removal of the same. To the extent Tenant’s construction, use and occupancy of the Premises is adversely affected by such removal, there shall be an equitable abatement of Fixed Rent based upon the portion of the Premises which Tenant is unable to use and occupy during such removal and restoration (Haz Mat Abatement), which abatement shall be expressed on a per rentable square foot basis; provided, however that in the event such removal and restoration shall occur during the Rent Abatement Period, Tenant shall be entitled to the Haz Mat Abatement after the expiration of the Rent Abatement Period.

Section 2.02 Landlord and Tenant agree that any failure to deliver the Premises to Tenant in the Delivery Condition and have the Premises available to Tenant for its occupancy on a date certain shall in no way affect the validity of this Lease or the obligations of Tenant hereunder nor shall the same be construed in any wise to extend the Term or impose any liability on Landlord, except as may otherwise be expressly provided for in Section 1.10(b) hereof. The provisions of this Section 2.02 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law and any other similar law hereafter in force.

Section 2.03 For purposes of this Lease, the term “Hazardous Materials” shall include any substance or material defined as a hazardous or toxic substance in Environmental Law. For purposes of this Lease, the term “Environmental Law” means any law or requirement pertaining to the environment, environmental conditions and/or any Hazardous Substance, including, without limitation, the Comprehensive Environmental Petroleum and Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Clean Air Act, 33 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. Section 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., any so-called “Super Fund” or “Super Lien” law, applicable statutes of the State of New York and in any regulations adopted or publications promulgated pursuant to any of the foregoing (as the same may be amended from time to time).

ARTICLE 3

Use of Premises

Section 3.01 Tenant shall not use the Premises or any part thereof other than as expressly permitted in Section 1.03 hereof, or permit the Premises or any part thereof to be used in any manner which would violate the Certificate of Occupancy for the Building or, for any purpose other than the use hereinbefore specifically mentioned. A true and complete copy of the Building’s Certificate of Occupancy is attached hereto as Exhibit D. Landlord shall not amend the existing Certificate of Occupancy for the Building in any manner which would prevent, limit or impair Tenant’s right to use the Premises for the purposes expressly permitted in Section 1.03. Those portions, if any, of the Premises, identified as toilets and utility areas shall be used by Tenant only for the purposes for which they are designed.

Section 3.02 (a) Tenant shall not use or permit the use of the Premises or any part thereof in any way which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or for any unlawful purposes or in any unlawful manner and except as expressly provided or permitted pursuant to the provisions of this Lease, Tenant shall not suffer or permit the Premises or any part thereof to be used in any manner or anything to be done therein or anything to be brought into or kept therein which, in the reasonable judgment of Landlord, shall in any way impair the character, reputation or appearance of the Building as a high quality office building, impair or interfere with any of the Building services or the proper and economic heating, cleaning, air conditioning or other servicing of the Building or Premises, or, subject to Section 3.02(b) below, impair or interfere with the use of any of the other areas of the Building by, or occasion discomfort, inconvenience or annoyance to, any of the other tenants or occupants of the Building beyond that which is customary in Comparable Buildings. The foregoing notwithstanding, Landlord acknowledges and agrees that Tenant’s use of the Building Plaza Area as set forth in Section 1.01(d)(ii)(z) above shall not, by that fact itself, be deemed to violate this Section 3.02 provided Tenant uses the Building Plaza Area in accordance with the other applicable terms and conditions of this Lease, including without limitation, this Section 3.02.

(b) Landlord and Tenant acknowledge that in connection with Tenant’s use of the Premises, noise, by virtue of live or recorded entertainment or other sound reproduction, music, the playing of musical instruments, radio or television (all of the foregoing collectively, “Noise”), may have occasion to emanate outside of the Premises, including the 7th Floor Terrace as a result of Tenant’s use of such areas into the premises of other tenants or permitted occupants in the Building (“1633 Occupants”). As a material inducement for Landlord entering into this Lease, Tenant agrees that it will use commercially reasonable efforts to prevent any Noise from causing any material annoyance to any 1633 Occupants. In addition, if Landlord receives chronic written complaints from any 1633 Occupants detailing with reasonable specificity a material impact to such 1633 Occupant from Noise emanating from the Premises, Tenant shall, at its sole expense, comply with such reasonable requirements as Landlord may determine (e.g., sound proofing) so as to eliminate such complaints from any 1633 Occupants. If Tenant fails to comply with any of its foregoing obligations within seven (7) business days after Landlord’s delivery of a notice to Tenant specifying such failure (provided such seven (7) business day period shall be extended for such reasonable amount of time as may be required for Tenant to comply as long as Tenant commences the cure of such non-compliance within such seven (7) business day period and diligently prosecutes same to completion), this shall constitute a material breach and default by Tenant under this Lease and Landlord shall be entitled to exercise any and all rights and remedies available to it, under the Lease or in law or equity (and for the avoidance of doubt, Tenant shall indemnify Landlord to the full extent provided for in Section 5.01(k) hereof). As a further material inducement for Landlord entering into this Lease, Tenant agrees that its use of the Building Plaza Area shall be in keeping with the standards of the outside activities which occur in connection with the current “Toyota Concert Series” on the “Today Show”.

Section 3.03 If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business or other activity carried on in the Premises (other than the Certificate of Occupancy for the Building or any other permits and/or licenses that Landlord is legally required to obtain in the City of New York for the operation of a first class office building), and if the failure to secure such license or permit might or would, in any material adverse way, affect Landlord, then Tenant, at Tenant’s expense, shall duly procure and thereafter maintain such license or permit and submit the same to inspection by Landlord upon Landlord’s request therefor. Tenant, at Tenant’s expense, shall at all times comply with the requirements of each such license or permit.

Section 3.04 Landlord agrees to reasonably cooperate with Tenant in obtaining an amendment to the Building’s Certificate of Occupancy (including amending the Certificate of Occupancy to add a permanent place of assembly within the Premises) if required in order to allow the use of the Premises for any of the uses permitted by Section 1.03 hereof, provided that: (i) Tenant reimburses Landlord for any and all costs incurred by Landlord in connection therewith (including without limitation, all actual, out of pocket costs incurred for any subsequent amendment to the Certificate of Occupancy as may be required to discontinue the use of the Premises permitted by the original amendment obtained hereunder); and, (ii) all of the uses currently permitted by the Certificate of Occupancy for the respective portions of the Building other than the Premises must continue to be permitted subsequent to the amendment.

ARTICLE 4

Appurtenances, Etc., Not to be Removed

Section 4.01 (a) All alterations, additions, fixtures, equipment, improvements, installations and appurtenances permanently attached to, or built into the Premises prior to, at the commencement of or during the term hereof (“Appurtenances”), whether or not furnished or installed at the expense of Tenant or by Tenant, including without limitation, Tenant’s Changes (as defined in Section 5.01(e) hereof), shall be and remain part of the Premises and be deemed the property of Landlord and shall not be removed by Tenant, except as otherwise expressly provided in this Lease. Appurtenances shall include, without limitation, all wiring, cables, risers and similar installations appurtenant thereto installed by Tenant in the risers or other common areas of the Building. Notwithstanding anything contained in this Section 4.01 to the contrary but subject to the provisions of Section 4.01(b) hereof, all of Tenant’s furniture, fixtures, equipment and personal property (including, without limitation, audio-visual and other equipment) (collectively, “Tenant’s Property”) shall remain the property of Tenant and may be removed from the Premises and the Building by Tenant at any time from time to time prior to the Expiration Date. Notwithstanding anything contained herein to the contrary, Tenant shall have the right to remove Appurtenances during the Term if Tenant is renovating or replacing the same or if Tenant determines in its sole discretion that such Appurtenance is no longer necessary or desirable in the Premises; provided, however, that in all such cases, Tenant shall repair at its own cost all damage resulting from such removal. Subject to Section 4.01(b) below, Landlord may require Tenant to remove all Appurtenances, Tenant’s Property and Tenant’s Changes at the end of

the Term in accordance with the terms and conditions of this Lease, and if so required, Tenant shall repair, restore, replace and/or rebuild (as the circumstances may require), in a good and workmanlike manner any damage to the Premises or the Building caused by such removal. If any of the Appurtenances, Tenant’s Property or Tenant’s Changes required by Landlord to be removed from the Building are not so removed in accordance with the immediately preceding sentence, then Landlord (in addition to all other rights and remedies to which Landlord may be entitled at any time) may at its election upon ten (10) business days’ notice to Tenant deem that the same has been abandoned by Tenant to Landlord, but no such election shall relieve Tenant of Tenant’s obligation to pay the reasonable expenses of removing the same from the Premises or the expense of repairing, restoring, replacing and/or rebuilding (as the circumstances may require) damage to the Premises or to the Building arising from such removal, which obligation shall survive the Expiration Date.

(b) Notwithstanding anything contained in Section 4.01(a) to the contrary, Tenant shall not be required to remove any Appurtenances or Tenant’s Changes that are non-structural, do not involve the perforation of a floor slab (other than “poke-throughs”) or the exterior facade or the redistribution of electricity within the Premises, are not visible from outside the Premises (standing on the sidewalk) and are otherwise consistent with customary office usage. Subject to the last sentence in this Section 4.01 (b), Tenant may be required to remove over standard and/or structural alterations, structural steel installed below existing members (which affect ceiling heights below or create unleveled conditions above the slab), vaults, cooking kitchens and associated installations and equipment and all Roof Equipment (as defined in Article 36 hereof), signage permitted pursuant to Article 38 hereof, internal stairways, raised flooring and any bathrooms other than the base Building core area bathrooms. Notwithstanding the foregoing, Tenant shall not be required to remove any Tenant’s Changes unless so designated for removal by Landlord at the time Landlord approves the plans and specifications for such Tenant Changes (“Tenant Plans”).

(c) Any items which Landlord may require Tenant to remove upon the Expiration Date pursuant to this Section 4.01 are herein referred to as “Removal Items.” No later than twelve (12) months prior to the Expiration Date, Landlord and Tenant shall meet to agree upon the cost to remove the Removal Items. The parties agree to use reasonable efforts to reach such agreement and failing to do so, Tenant shall remove the Removal Items within thirty (30) days after the Expiration Date.

Section 4.02 Except as otherwise expressly provided in this Lease to the contrary and subject to Tenant’s rights under Section 1.01(d)(i) and 1.01(d)(ii)(y), all the perimeter walls and doors of the Premises, any balconies, terraces or roofs adjacent to the Premises and any space in and/or adjacent to the Premises used for shafts, stairways, stacks, pipes, vertical conveyors, mail chutes, pneumatic tubes, conduits, ducts, electric or other utilities, rooms containing elevator or air conditioning machinery and equipment, sinks, or other similar or dissimilar Building facilities, and the use thereof, as well as access thereto (including the right to secure same) through the Premises for the purpose of such use and the operation, improvement, alteration, replacement, addition, repair, cleaning, maintenance, safety, security, and/or decoration thereof, are expressly reserved to Landlord. Notwithstanding anything contained herein to the contrary, Landlord shall not store window washing equipment on the 7th Floor setback adjacent to the 7th Floor Terrace except on the far northerly side for temporary storage if required under the circumstances.

ARTICLE 5

Various Covenants

Section 5.01 Tenant covenants and agrees that Tenant will:

(a) Take good care of and maintain in good order, condition and repair the Premises and Appurtenances and at Tenant’s sole cost and expense, make all non-structural repairs, restorations and/or replacements thereto as may be required to keep the Premises and Appurtenances in good order and condition, except for those portions of the Building systems, including elevators and elevator systems servicing the Premises, the Building’s mechanical rooms and common areas of the Building (which do not include core restrooms, corridors and elevator lobbies on floors where Tenant leases the entire rentable area of such floor, the repair and maintenance of which shall be Tenant’s obligation) that Landlord is obligated to repair and maintain pursuant to the provisions of this Lease. Tenant shall also be responsible for the cost of all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen or unforeseen, in and to the Building and the facilities and systems thereof, the need for which arises solely due to: (i) the performance or existence (as to existence only, except if such Tenant’s Changes have been approved by Landlord) of Tenant’s Changes (herein defined); (ii) the installation, use or operation of Tenant’s Property; (iii) the moving of Tenant’s Property into or out of the Premises or the Building; (iv) Tenant’s compliance or non-compliance with any legal requirements (except, in such case, Tenant shall not be responsible for any structural or non-structural repairs so long as the need for same does not arise due to Tenant’s particular use of the Premises not permitted pursuant to Article 3 hereof; or (v) the negligence, wrongful act or omission (where this Lease or applicable law imposes a duty to act) of Tenant or any of its subtenants or its or their agents, licensees or invitees (but only to the extent not covered by Landlord’s insurance on the Building). Any of the repairs referred to in the immediately preceding sentence in or to the Building and/or the facilities and systems thereof for which Tenant is so responsible shall be performed by Landlord at Tenant’s expense and Tenant shall pay Landlord’s actual out-of-pocket costs (without profit or mark-up) therefor as additional rent hereunder within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable back-up documentation, provided Tenant has been given five (5) business days prior written notice before such work commences except in emergencies in which event, notice shall be given as soon as reasonably practical after such work commences. All repairs and replacements made by or on behalf of Tenant or any person claiming through or under Tenant shall be made in conformity with the provisions of this Lease and shall be at least equal in quality and class to the original work or installation.

(b) Faithfully observe and comply (and cause its agents, employees, invitees and licensees to observe and comply) with the rules and regulations annexed hereto and such additional reasonable rules and regulations as Landlord hereafter at any time or from time to time may make and may communicate in writing to Tenant (on at least ten (10) business days prior notice to Tenant), provided, however, that in the case of any conflict between the provisions of this Lease and such rule or regulation, the provisions of this Lease shall control; and provided further that nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the rules and regulations or the terms, covenants or conditions in any other lease as against any other tenant and; provided further that Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors, invitees, subtenants or licensees. In enforcing the rules and regulations, Landlord agrees to treat similarly situated tenants in a similar fashion and not to enforce same in a discriminatory manner. Any additional rules and regulations adopted by Landlord shall not adversely affect Tenant’s conduct of business in the Premises or access to the Premises or conflict with the provisions of this Lease.

(c) Subject to Sections 5.02(a) and 5.02(b) hereof, permit Landlord and any mortgagee of the Building and/or the Land or of the interest of Landlord therein and any lessor under any ground or underlying lease, and their representatives, to enter the Premises at all reasonable hours upon at least twenty-four (24) hours prior written notice, which, for purposes of this section, may include notices sent via electronic mail (except in the case of an emergency when no such prior written notice will be required) for the purposes of inspection, or of making repairs, replacements or improvements in or to the Premises or the Building or equipment, or of complying with all laws, orders and requirements of governmental or other authority or of fulfilling any obligation or exercising any right reserved to Landlord by this Lease.

(d) Make no claim against Landlord, or any lessor under any ground or underlying lease (“Ground Lessor”), or any mortgagee under any mortgage or trust indenture (“Mortgagee” and with the Ground Lessor, the “Underlying Indemnitees”) for any damage to property entrusted to employees of Landlord or for any loss of or damage to any property by theft (including damage resulting from theft or attempted theft) or any injury or damage to Tenant or other persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness, or caused by other tenants in the Building, or by any other cause of whatsoever nature (including, without limitation, damage or injury caused by any hazardous or dangerous condition, waste, material and/or substance (as the same may be defined in any local, state or federal rule, regulation or statute)), except to the extent caused by or due to the acts, omissions (where this Lease or applicable law imposes a duty to act), negligence, misconduct or breach of this Lease by Landlord, its officers, directors, partners, members, agents, contractors, servants or employees (collectively, “Landlord Parties”), subject to Sections 7.03 and 7.04 hereof.

(e) (i) Make no alterations, installations, repairs, additions, improvements or replacements including Tenant’s initial work in the Premises necessary for Tenant’s occupancy thereof (herein collectively called “Tenant’s Changes”) in, to or about the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Landlord agrees that Tenant shall not be required to obtain Landlord’s prior written consent to Tenant’s Changes which (a) are cosmetic in nature; and (b) are non-structural, and do not require a building permit from the DOB and do not cost in each instance of (a) and (b) above in excess of Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00) in the aggregate in any twelve (12) month period with respect to such items that are not cosmetic in nature, provided as to Tenant’s Changes set forth in clause (b) above, Tenant gives Landlord no less than seven (7) business days’ prior written notice of its intention to so perform such Tenant’s Changes, which notice shall contain a reasonably detailed description of the work to be performed. If any Tenant’s Changes shall adversely affect any Building system, Tenant shall, at its sole expense, mitigate such adverse effect to Landlord’s reasonable satisfaction. Notwithstanding anything contained herein to the contrary, Landlord shall be reasonable (and not unreasonably delay or condition) in granting or withholding its consent to any other Tenant’s Changes, including without limitation, Tenant structurally reinforcing the floors in portions of the Premises, including the 7th Floor Terrace, Tenant putting intumescent paint on all cross-bracings that need it on all floors within the Premises (and, to the extent Landlord is permitted to do so, providing any access to other tenant spaces as may be required to accomplish the same) and to the construction of internal stairways and double height ceilings within the Premises. Tenant shall have the right to submit preliminary Tenant Plans requiring Landlord’s consent hereunder for Landlord’s preliminary approval prior to the submission of complete Tenant Plans, provided nothing contained in any preliminary approval shall be deemed to constitute final approval as required herein, and further provided, Landlord may not change or modify any preliminary approvals of the same items shown on the final Tenant Plans as long as there are no material deviations in the final Tenant Plans from the preliminary Tenant Plans. Any Landlord’s consent required under this Section 5.01(e) (i) shall be subject to the Landlord’s deemed approval provisions contained in Section 5.01(e) (ii) hereof. Tenant’s Changes involving structural or base Building systems work shall only be performed by contractors, subcontractors or mechanics set forth on Exhibit E attached hereto and all other Tenant’s Changes shall be performed by such other contractors, subcontractors or mechanics as approved by Landlord which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall have the right to supplement Exhibit E with additional contractors subject to Landlord’s reasonable approval. Tenant may select its own architects, engineers and other construction consultants, subject to Landlord’s reasonable approval. Tenant’s Changes shall be done at Tenant’s sole expense in accordance with the applicable Building Standard rules and regulations.

(ii) Prior to the commencement of any Tenant’s Changes for which Landlord’s consent shall be required, Tenant shall submit to Landlord, for Landlord’s written approval, three (3) complete sets of Tenant Plans (to be prepared by and at the expense of Tenant) of such proposed Tenant’s Changes in detail consistent with good construction practices and reasonably satisfactory to Landlord. Tenant’s Changes shall be completed as follows: (A) free and clear of all liens, conditional bills of sale, security agreements and other claims, charges and encumbrances (other than security agreements or other encumbrances in favor of any mortgagee of Landlord or Tenant or any equipment lessors); and (B) in accordance with the requirements of this Lease. Landlord shall respond to Tenant’s request for approval of Tenant Plans within ten (10) business days after Landlord’s initial receipt of such plans and within five (5) business days after any re-submissions. Landlord shall describe in reasonable detail the basis for any such disapproval of Tenant’s plans. If Landlord fails to respond to such request for approval or to any resubmissions within the above time periods, Tenant may send written notice (in strict accordance with the requirements of Section 11.01(a) hereof) of such failure to Landlord, which notice shall specify that Landlord’s continued failure to so respond within an additional three (3) business days after Landlord’s receipt of such notice shall constitute approval of Tenant Plans and, if Landlord fails to so respond within such additional three (3) business days after Landlord’s receipt of such notice, Tenant Plans shall be deemed approved. In no event shall any material or equipment be incorporated in or to the Premises in connection with any such Tenant’s Changes which is subject to any lien, security agreement, charge, mortgage or other encumbrance of any kind whatsoever or is subject to any conditional sale or other similar or dissimilar title retention agreement. Any mechanic’s lien filed against the Premises or the Building for work done for, or claimed to have been done for, or materials furnished to, or claimed to have been furnished to, Tenant shall be discharged or bonded by Tenant within fifteen (15) days after Tenant is notified of such filing, at Tenant’s expense, by filing the bond required by law or otherwise.

(iii) All Tenant’s Changes shall at all times comply with: (x) all applicable Requirements, rules, orders and regulations of governmental authorities having jurisdiction thereover and all applicable insurance requirements; (y) the rules and regulations of Landlord for tenant alterations, the construction rules and regulations being attached hereto as Exhibit F (and Landlord may adopt or amend these rules and regulations in the same fashion with respect to Building rules and regulations set forth in Section 5.01(b) hereof, provided such additional or amended rules and regulations shall not adversely affect Tenant’s conduct of business in the Premises or access to the Premises or conflict with the provisions of this Lease); and (z) the plans and specifications submitted to and approved by Landlord, if applicable. In connection with any Tenant’s Changes, Tenant shall pay to Landlord, as additional rent, within thirty (30) days after written demand therefor accompanied by reasonably supporting documentation a fee equal to the actual and reasonable out-of-pocket costs incurred by Landlord (without any Landlord supervisory fee) in connection with, or relating to, Landlord’s review of Tenant Plans in connection with any such Tenant’s Changes. For any cosmetic and/or non-structural Tenant’s Changes which are part of Tenant’s Work, the fee payable by Tenant pursuant to the immediately preceding sentence shall be capped at $5,000.00 (per Tenant’s Change) and such fee for Tenant’s Changes subsequent to Tenant’s Work shall be capped at $3,000.00 (per Tenant’s Change). No Tenant’s Changes requiring Landlord’s consent shall be undertaken, started or begun by Tenant or by its agents, employees, contractors or anyone else acting for or on behalf of Tenant until Landlord has approved Tenant Plans or a detailed sketch, as the case may be, and no amendments or additions to such plans and specifications (other than minor field changes made in accordance with industry standard construction practices) shall be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Unless all of the conditions contained in this Section 5.01(e) are fully satisfied, Landlord shall have the right, in Landlord’s sole and absolute discretion, to withhold its consent to any Tenant’s Changes. Landlord’s consent to Tenant Plans shall create no responsibility or liability on the part of Landlord with respect to their completeness, design sufficiency or compliance with all applicable Requirements and/or insurance requirements; nor shall Landlord’s execution of any documents required to be filed with any governmental authority in connection with Tenant’s installations or changes create any responsibility or liability on the part of Landlord to take remedial measures to bring any Tenant’s installations or changes into compliance with applicable legal and/or insurance requirements (such responsibility or liability being allocated hereunder to Tenant). If any Tenant’s Changes are made or installed in violation of this Section 5.01(e), Landlord may, if such Tenant’s Changes are not removed or corrected by Tenant within fifteen (15) days (or such additional period of time as is reasonably required to remove or correct same) after notice to

Tenant, at Tenant’s sole cost and expense, without incurring any liability to Tenant whatsoever, enter upon the Premises and remove such illegitimate Tenant’s Changes in violation of this Section 5.01(e) and repair any damage caused by the installation and/or removal of the same.

(iv) In connection with the completion of Tenant’s Changes or in the performance of any other activities within the Building by or on behalf of Tenant: (a) neither Tenant nor its agents, contractors or subcontractors shall interfere (with the operations of the Building or any work being done by Landlord or its agents, contractors or subcontractors in the Building (and Landlord will cooperate (at no cost to Landlord) in endeavoring to mitigate such interference); (b) Tenant shall comply with any reasonable work schedule, applicable Building rules and regulations; (c) Tenant shall not do or permit anything to be done that would reasonably be expected to create any work stoppage, picketing or other labor disruption or dispute; and (d) the labor employed or contracted for by Tenant shall be compatible with the union labor employed or contracted for by Landlord in the Building, it being agreed that, if Tenant’s labor is incompatible or causes disharmony, Tenant shall, promptly after receipt of Landlord’s written demand (electronic mail being sufficient demand for this purpose) therefor, withdraw Tenant’s labor from the Premises. Landlord shall cooperate (at no cost to Landlord) in endeavoring to mitigate such disharmony. If Tenant fails to take any such actions regarding labor matters, Landlord shall have the right, in addition to any other rights and remedies available to it under this Lease or pursuant to law or equity, to seek immediate injunctive relief. Tenant further agrees that it will, prior to the commencement of any work in the Premises, deliver to Landlord original certificates of insurance evidencing worker’s compensation, public liability, property damage and such other reasonable insurance coverages in such amounts as set forth in Exhibit F in connection with Tenant’s Changes. Tenant shall keep records of Tenant’s Changes costing in excess of Two Hundred Fifty Thousand and 00/100 ($250,000), and of the cost thereof for a period of two (2) years. Tenant shall, within sixty (60) days after written demand by Landlord, furnish to Landlord copies of such records. Upon completion of any Tenant Changes, Tenant shall deliver to Landlord dimensioned reproducible mylars and CADD disk of “as-built” plans or, in lieu thereof, final Tenant Plans with field notes for such Tenant Changes which require Landlord’s consent hereunder. During the performance of Tenant’s Work, Landlord may require drain-down or isolation of the sprinkler system within the Premises. Tenant shall pay for the supervision of the Building’s engineer (in accordance with Exhibit I) if such drain down or isolation work is done during non-Business Hours; if such work is done during Business Hours, such work shall be done under the supervision of the Building’s engineer, but at no cost to Tenant.

(f) Not do or permit to be done any act or thing in the Premises which will invalidate or be in conflict with fire insurance policies generally issued for office buildings in the Borough of Manhattan, City of New York, and not do anything or permit anything to be done, or keep anything or permit anything to be kept, in the Premises which would result in insurance companies of good standing refusing to insure the Building or any such property in amounts and against risks as reasonably determined by Landlord, or otherwise result in non-compliance with any applicable legal requirements. If solely by reason of failure of Tenant to comply with the provisions of this paragraph including, but not limited to, the specific use to which Tenant puts the Premises (as opposed to mere office use and all other uses permitted under Section 1.03 hereof), the fire insurance rate payable by Landlord shall at the beginning of this Lease or at any time thereafter be higher than it otherwise would be, then Tenant shall reimburse Landlord, as additional rent hereunder, for that part of all fire insurance premiums thereafter paid by Landlord which shall have been charged solely because of such failure or use by Tenant, and shall make such reimbursement upon the first day of the month following such outlay by Landlord and demand upon Tenant together with reasonable back-up documentation. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make up” rate for the Building or Premises issued by the New York Fire Insurance Rating Organization, or other body making fire insurance rates for the Premises, shall be prima facie evidence of the facts therein stated and of the several items and charges in the fire insurance rate then applicable to the Premises.

(g) Subject to Section 5.02(b) hereof, permit Landlord, at reasonable times upon reasonable prior written notice (which, for purposes of this Section, may include notices sent via electronic mail), to show the Premises to any lessor under any ground or underlying lease, or any lessee or mortgagee, or any prospective purchaser, lessee, mortgagee, or assignee of any mortgage of the Building and/or the Land or of Landlord’s interest therein, and their representatives, and during the period of twelve (12) months immediately preceding the Expiration Date with respect to any part of the Premises similarly show any part of the Premises to any person contemplating the leasing of all or a portion of the same.

(h) At the end of the term, quit and surrender to Landlord the Premises “broom clean” and in good order and condition, reasonable wear and tear and loss by Casualty (as hereinafter defined in Section 7.01) and Condemnation (as hereinafter defined in Section 8.01) excepted, and Tenant shall remove Tenant’s Changes and/or Tenant’s Property as Landlord elects to have Tenant and Tenant is required to remove all in accordance with Section 4.01 hereof. Tenant shall give Landlord sixty (60) days’ prior written notice of the day it intends to vacate the Premises (which may be either upon the Expiration Date or the Expiration Date as extended pursuant to Article 32 hereof), but the failure to do so, shall not result in any liability except as expressly provided below in this paragraph (h). Upon receipt of said notice Landlord and Tenant shall agree on a mutually convenient time, but in no event later than thirty (30) days prior to the Expiration Date, in order to perform a joint inspection of the Premises. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and any similar successor law of the same import then in force, in connection with any holdover proceedings which Landlord may institute to enforce the provisions of this paragraph (h) following the expiration or earlier termination of this Lease. If Tenant shall remain in possession of the Premises after the Expiration Date without the execution of a new lease (whether or not with the consent or acquiescence of Landlord), Tenant’s occupancy shall be deemed to be that of a tenancy-at-will, and in no event from month-to-month or from year-to-year, and it shall be subject to all of the other terms of this Lease applicable thereto, including those set forth in this paragraph (h). In the event that Tenant remains in possession of the Premises or any part thereof after the expiration of the tenancy-at-will created hereby then Tenant’s occupancy shall be deemed a tenancy-at sufferance and not a tenancy-at-will. Nothing contained herein shall be construed to constitute Landlord’s consent to Tenant holding over after the Expiration Date or to give Tenant the right to hold over after the Expiration Date. During the period in which Tenant holds over, Tenant shall pay rent to Landlord at a monthly rental equal to the greater of: (i) 1.25 times the monthly Fixed Rent, plus all Article 26 additional rent last payable by Tenant hereunder for the first sixty (60) days of holdover, then, 1.5 times the monthly Fixed Rent, plus all Article 26 additional rent last payable by Tenant hereunder; or (ii) the price, on a monthly basis, for comparable space in the Building Landlord is then obtaining as evidenced by comparable recent leases (or, if Landlord shall have no such recent comparable leases, the monthly rental equal to the prevailing rate for comparable space in comparable buildings in the vicinity of the Building). Tenant’s obligations under this paragraph (h) shall survive the expiration of this Lease.

(i) At any time and from time to time upon not less than ten (10) business days’ prior notice by Landlord to Tenant, execute, acknowledge and deliver to Landlord or any of Landlord’s affiliates, or to any prospective or current superior lessor, mortgagee, lender or partner or a prospective purchaser or investor in the Building, a statement of Tenant (or if Tenant is a corporation or another entity, an appropriate officer or director of Tenant) in writing certifying to Landlord or to anyone else Landlord shall reasonably designate that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), specifying the dates to which the Fixed Rent, additional rent and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the signer of such certificate Landlord is in default in the performance of any provision of this Lease and, if so, specifying each such default of which the signer may have knowledge, and further stating such other items or information as Landlord or Landlord’s designee may reasonably request and as are known to Tenant; it being intended that any such statement so delivered may be relied upon by the person to whom the statement is given. If Tenant fails to execute and deliver the statement as and when required by this Section 5.01(i), then notwithstanding any other provision of this Lease, if such failure shall not be cured within five (5) business days after receipt of the second notice and demand by Landlord, such failure shall constitute a default under this Lease beyond any applicable cure period entitling Landlord to the same rights and remedies as if such default was with respect to nonpayment of Fixed Rent, provided that such failure to deliver such statement within five (5) business days after receipt of the second notice shall be stated in bold in such second notice. Landlord agrees to provide Tenant or to anyone else Tenant shall reasonably designate within ten (10) business days after Tenant so requests, a certificate as to whether (i) this Lease has been modified and, if so, a list of the documents modifying this Lease, (ii) this Lease is then in full force and effect, (iii) Tenant is then current in the payment of Fixed Rent and additional rent, and (iv) Landlord has given any notice of default under this Lease which remains uncured. This certificate shall state such other information regarding the Lease as Tenant or Tenant’s designee shall reasonably request, it being intended that any such statement so delivered may be relied upon by the person to whom the statement is given.

(j) Not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior written consent not to be unreasonably withheld, delayed or conditioned. If such safe, machinery, equipment, freight, bulky matter or fixtures require special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with the Administrative Code of the City of New York. Notwithstanding said consent of Landlord, Tenant shall defend and indemnify Landlord for, and hold Landlord harmless and free from, all loss, costs, liabilities and damages sustained by person or property arising out of the moving of such items into or out of the Building except to the extent caused by the acts, omissions, negligence, misconduct or breach of this Lease by Landlord or any Landlord Parties, as well as for all reasonable expenses and reasonable attorneys’ fees incurred in connection therewith, and all costs incurred in repairing any damage to the Building or Appurtenances (including, without limitation, Landlord’s reasonable charge for any repairs performed by Landlord’s employees).

(k) To the extent not prohibited by applicable Requirements and to the extent not caused by the acts, omissions (where this Lease or applicable law imposes a duty to act), negligence, misconduct or breach of this Lease by Landlord or any Landlord Parties and subject to Sections 7.03 and 7.04, indemnify, defend and save harmless, Landlord and the Underlying Indemnitees, and their respective officers, directors, contractors, agents and employees, from and against any and all liability (statutory or otherwise), claims, actions, suits, demands, damages, judgments, costs, interest and expenses of any kind or nature of anyone whomsoever (including, but not limited to, reasonable third-party counsel fees and disbursements incurred in the defense of any action or proceeding including in enforcing the foregoing indemnification) (collectively, “Loss”), to which they may be subject or which they may suffer by reason of any claim for, any injury to, or death of, any person or persons, theft or damage to property (including any loss of use thereof) or damage to the Building or Appurtenances or otherwise arising from or in connection with the use of or from any work, installation or thing whatsoever done (other than by Landlord or its agents, employees or contractors) in or about the Premises and/or the Building by Tenant or any of Tenant’s officers, directors, agents, contractors, employees, subtenants, licensees or invitees, during or subsequent to (in the case of a holdover), the Term, or arising from any condition of the Premises and/or the Building due to or resulting from any default by Tenant in the performance of Tenant’s obligations under this Lease or from any wrongful act, omission (where this Lease or applicable law imposes a duty to act) or negligence of Tenant or any of Tenant’s officers, directors, agents, contractors, employees, subtenants, licensees or invitees. Where not prohibited by applicable Requirements, no workers’ compensation claim by any of Tenant’s employees will be subrogated against Landlord.

Whenever this Lease requires either Landlord or Tenant to indemnify the other, then the parties shall comply with the following procedures and requirements:

(i)

Notice to Indemnitor. The party being indemnified (the “Indemnitee”) shall promptly notify the party with the obligation to indemnify (the “Indemnitor”) in writing of any Loss for which it is seeking indemnification hereunder.

(ii)

Selection of Counsel. Indemnitor shall select counsel reasonably acceptable to Indemnitee and to Indemnitor’s insurance carrier. Counsel chosen by Indemnitor’s insurance carrier shall be deemed satisfactory. Even though Indemnitor shall defend the action, Indemnitee may, at its option and its own expense, engage separate counsel to advise it regarding the claim and its defense. Indemnitor’s counsel shall consult with Indemnitee’s counsel; provided, however, that Indemnitor and its counsel shall fully control the defense of such Loss.

(iii)	Cooperation. Indemnitee shall reasonably cooperate (at no cost to Indemnitee) with Indemnitor’s defense.

(iv)

Settlement. Indemnitor may, with Indemnitee’s consent, not to be unreasonably withheld, conditioned or delayed, settle the claim. Indemnitee’s consent shall not be required for any settlement by which: (i) Indemnitor procures (by payment, settlement, or otherwise) a release of Indemnitee by which Indemnitee need not make any payment to the claimant; and (ii) neither Indemnitee nor Indemnitor on behalf of Indemnitee admits liability.

(v)	Survival. Each of Landlord’s and Tenant’s indemnification obligations contained in this Lease shall survive the expiration or earlier termination of this Lease.

(l) Not do or permit to be done any act or thing which would cause any hazardous or dangerous condition, waste, material and/or substance (as the same may be defined in any local, state or federal rule, regulation or statute) to be used, stored, transported, released, handled, produced, created, disposed of, or installed in, on, from, or at the Premises and/or the Building, except for small amounts of standard office and cleaning and other supplies customarily used in the ordinary course of businesses being conducted at the Premises in accordance with this Lease; provided that all such materials and/or substances: (i) shall at all times be used, stored, transported, released, handled, produced, created, disposed of, and/or installed in compliance with all applicable legal and/or insurance requirements; (ii) shall not create any additional burden on Landlord to notify other tenants, the public or any governmental authority of the existence of such materials and/or substances; and (iii) shall not cause any increase in Landlord’s insurance rates by reason of any wrongful acts or omissions (where this Lease or applicable law imposes a duty to act) that are not permitted by the provisions of this Lease.

Section 5.02 Landlord covenants and agrees that Landlord will:

(a) use reasonable efforts not to interfere with the businesses being conducted at the Premises in accordance with this Lease during such times as Landlord exercises its rights under the various provisions of this Lease which permit Landlord to perform work, repairs, improvements, maintenance and/or alterations to the Building (including the Premises) but Landlord shall not be required to perform the same on an overtime or premium pay basis unless required to remedy an emergency situation or Tenant agrees in writing to reimburse Landlord for the incremental cost of such overtime or premium pay basis or unless such work adversely interferes with the use of the Premises for the conduct of business in the Premises;

(b) give Tenant reasonable prior written notice, which, for purposes of this section, may include notices sent via electronic mail of all entry into the Premises and afford Tenant the right to have a representative present (except in the case of an emergency when no such notice or representative shall be required except for such notice, if any, as is practical under the circumstances);

(c) to the extent not prohibited by applicable Requirements and to the extent not caused by the acts, omissions (where this Lease or applicable law imposes a duty to act), negligence, misconduct or breach of this Lease by Tenant, its agents, employees or contractors or any Tenant Parties (as hereinafter defined in Section 10.01 hereof) and subject to Sections 7.03 and 7.04, indemnify, defend and save harmless, Tenant and its partners, members, principals, agents, officers, directors, contractors and employees from and against any and all liability (statutory or other), claims, actions, suits, demands, damages, judgments, costs, interest and expenses of any kind or nature of anyone whomsoever (including, but not limited to, reasonable third party counsel fees and disbursements incurred in the defense of any action or proceeding, including in enforcing the foregoing indemnification) to which they may be subject or which they may suffer by reason of any claim for, any injury to, or death of, any person or persons, injury or loss, theft or damage to property (including any loss of use thereof) arising from any wrongful act, omission (where this Lease or applicable law imposes a duty to act) or negligence of Landlord or any of its agents, employees, officers, directors and contractors;

(d) cure any violation of the New York City building code caused by any condition existing within the Building and not caused by Tenant, in a commercially diligent fashion, if such violation prevents or impedes Tenant from obtaining a building permit, work permit, approval or sign-off or obtain a temporary certificate of occupancy for all or a portion of the Premises to perform and complete Tenant’s Work or obtain an amendment to the Building’s Certificate of Occupancy pursuant and subject to the provisions of Section 3.04 hereof. Tenant shall reimburse Landlord for the actual out-of-pocket cost without mark-up or surcharge of curing any violation caused by any condition created by Tenant;

(e) to execute within five (5) business days after written request, DOB forms, pre-determination application, permits and related documentation (collectively, “DOB Applications”) required in order for Tenant’s Work to be appropriately filed and provide at such time all original ACP-5 certificates required to be delivered in connection with the Delivery Condition in the quantity required by Tenant for Tenants’ filings with the DOB. If requested by Tenant, Landlord agrees to sign the DOB Applications prior to submission of Tenant Plans provided that Tenant Plans shall be subject to Landlord’s reasonable review as provided in Article 5 hereof. Notwithstanding the foregoing: (i) Landlord’s execution of any DOB Applications shall not be construed as approval of Tenant’s plans or specifications for any work involved; and (ii) no work may be commenced by Tenant until such final plan approval is received from Landlord in accordance with the terms and conditions of this Lease. Tenant’s architect and MEP engineer may self-certify

Tenant’s final plans and specifications for Tenant’s Work for purposes of expediting DOB filings, provided however, Tenant, at its sole expense, shall be responsible to make any corrections required by the DOB in Tenant’s Work and Tenant shall indemnify Landlord for all Loss sustained by Landlord as a result of this self-certification to the fullest extent provided for in Section 5.01(k); and

(f) to the extent and for such period of time as applicable Requirements shall permit the same, not enter into any new lease at the Building with or seek any lease guarantee from any of the entities listed on Exhibit O annexed hereto (or to any successor entity to any entity listed thereon) provided any such entity or successor entity has as its primary business the WMG Primary Business. For purposes of this Lease, the term “WMG Primary Business” shall mean the media, entertainment and music-based content business and any business that is a direct extension, development or expansion thereof. Exhibit O may be amended by Tenant no more often than once every three (3) years, provided any amended entity must be engaged in the WMG Primary Business and Exhibit O may never contain more than four (4) entities. The foregoing restriction shall not apply to leases and occupancy agreements within the Building existing as of the date of this Lease nor shall such restriction apply to any assignments, sublettings or license agreements under any such existing leases; provided however that in the event Landlord’s consent is required for such assignment, subletting or license, Landlord agrees that it shall not provide such consent as long as Landlord’s not providing such consent shall not, in Landlord’s reasonable and good faith opinion, subject Landlord to any legal liability. This Section 5.02(f) shall terminate and have no further force or effect upon the occurrence of any of the following events: (i) the expiration or termination of this Lease, (ii) the occurrence of any default by Tenant under this Lease which is not cured beyond the applicable notice and cure period, (iii) the failure of Tenant to no longer operate the WMG Primary Business for a period in excess of ninety (90) days; (iv) Tenant under this Lease is not WMG ACQUISITION CORP. or its permitted Affiliates or its permitted Successor Entity (as such terms are hereinafter defined in Section 25.02) or Tenant is not in occupancy for the conduct of its business of at least four (4) full floors of the Premises; or (v) any of the entities listed on Exhibit O (or any successors thereto) acquires a controlling interest in the Building.

ARTICLE 6

Changes or Alterations by Landlord

Section 6.01 Landlord reserves the right to make such changes, alterations, additions, improvements, repairs or replacements in or to the Building (including the Premises, provided the usable square footage of the Premises shall not be reduced by more than fifty (50) square feet per floor in the Premises (a “de minimus reduction”) and if such de minimus reduction occurs, Fixed Rent shall be proportionately reduced based upon the amount of such de minimus reduction) and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, escalators, stairways and other parts thereof (provided only necessary repairs, maintenance or replacements required for the Building may be made within the 7th Floor Terrace), and to erect, maintain and use pipes, ducts and conduits in and through the Premises (provided same are, to the extent possible, concealed behind then existing walls and ceilings of the Premises and, if not concealed areas, then adjacent to then existing walls and ceilings and appropriately boxed and concealed using the same materials and workmanship then existing in such portion of the Premises so that it becomes part of the existing décor of the Premises in such area of the Premises), all as Landlord may deem necessary or desirable; provided, however, Landlord agrees that the end result of any of the foregoing shall not adversely interfere with the use of the Premises and necessary facilities or access thereto. Nothing contained in this Article 6 shall relieve Tenant of any duty, obligation or liability of Tenant set forth in this Lease with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any governmental or other authority.

Section 6.02 Landlord reserves the right to name the Building and to change the name or address of the Building at any time and from time to time. Except as expressly set forth herein, neither this Lease nor any use by Tenant shall give Tenant any easement or other right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any subway or any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant be regulated or discontinued at any time by Landlord. If at any time any windows of the Premises are: (i) temporarily obstructed incident to or by reason of repairs, replacements, maintenance and/or cleaning in, on, to or about the Building or any parts thereof; or (ii) permanently or temporarily closed or obstructed as a result of any reason beyond Landlord’s control including applicable Requirements, then Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor or abatement of rent nor shall the same release Tenant from its obligations hereunder or constitute an eviction. Landlord represents to Tenant that as of the Term Commencement Date, and Landlord covenants that during the Term, Landlord shall make any required repairs to keep, all windows within the Premises watertight and in good condition and that those portions of the Building façade within the Premises shall be watertight.

Section 6.03 Except as provided in the Haz Mat Abatement, Articles 7 and 8 and Section 17.05 of this Lease, there shall be no allowance to Tenant for a diminution of rental value, the same shall not constitute an eviction of Tenant in whole or in part and Landlord shall incur no liability (except for the wrongful acts, omissions, negligence or willful misconduct of Landlord or Landlord Parties or the breach by Landlord of this Lease) whatsoever by reason of inconvenience, annoyance, or injury to business arising from Landlord, Tenant or others making any changes, alterations, additions, improvements, repairs or replacements in or to any portion of the Building or the Premises or in the Appurtenances thereof or in the taking of material in the Premises in connection therewith and no liability shall be incurred by Landlord for failure of Landlord or others to make any changes, alterations, additions, improvements, repairs or replacements in or to any portion of the Building or the Premises, or in the Appurtenances except to the extent Landlord is obligated to make repairs or replacements or to maintain the Building as provided hereunder. Nothing contained herein shall be construed as a waiver by Tenant of any of its rights (subject to the provisions of this Lease) to enforce Landlord’s obligations under this Lease.

ARTICLE 7

Damage by Fire, Etc.

Section 7.01 Subject to Section 7.02, if any part of the Premises shall be damaged by fire or other casualty (the “Casualty”), Tenant shall give prompt written notice thereof to Landlord and Landlord shall proceed with reasonable diligence to repair such damage in a good and workmanlike manner substantially to the same condition as existed before the Casualty, and if any part of the Premises shall be rendered untenantable by reason the Casualty, the annual Fixed Rent and Article 26 additional rent payable hereunder and other additional rent for any service or item not then being supplied to Tenant shall be abated to the extent that such Fixed Rent and Article 26 additional rent and other additional rent for any service or item not then being supplied to

Tenant relates to such part of the Premises for the period from the date of such damage to the date when such part of the Premises shall have been made tenantable or to such earlier date upon which the full Term with respect to such part of the Premises shall expire or terminate. If Landlord or any holder of any superior mortgage (as herein defined) or any lessor under any superior lease (as herein defined) shall be unable to collect insurance proceeds (including rent insurance) applicable to such damage solely because of the willful misconduct of Tenant subsequent to the Casualty, then Tenant shall be liable for any actual damages directly resulting from such willful misconduct (and not any consequential or indirect damages); provided however, in no event, shall the sum of the damages resulting therefrom exceed the amount of uncollected insurance proceeds (and if Landlord or any such superior holder shall thereafter collect any proceeds previously recouped from Tenant, then Landlord shall promptly reimburse Tenant the amount thereof or credit Tenant a like amount against the next installments of Fixed Rent and Article 26 additional rent then payable). Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, provided however, Landlord shall comply with Section 5.02(a) in performing such repair work. Tenant acknowledges and agrees that Landlord shall not: (i) carry insurance of any kind on any Appurtenances, Tenant’s Property, or Tenant’s Changes; or (ii) be obligated to repair any damage thereto or replace any of same, which obligation shall be the sole responsibility of Tenant.

Section 7.02 If (a) substantial alteration or reconstruction of the Building shall, in the good faith reasonable opinion of Landlord’s architect, be required as a result of damage by Casualty (whether or not the Premises shall have been damaged by such Casualty), or (b) all or any material portion of the Premises shall be damaged by Casualty during the last two (2) years of the Term, then Landlord shall have the right to terminate this Lease. If all or any material portion of the Premises shall be damaged by Casualty during the last twenty-four (24) months of the Term, then Tenant shall have the right to terminate this Lease. If either party shall have the right to terminate this Lease pursuant to this Section 7.02, it shall give to the other party within one hundred twenty (120) days after the date of such damage written notice specifying a date, not less than thirty (30) days after the giving of such notice, for such termination. In all cases set forth in this Article 7 in which Landlord shall have the right to terminate this Lease, Landlord shall act in a manner that does not discriminate against Tenant, including, without limitation terminating the leases of all similarly situated tenants in the Building to the extent Landlord is permitted to do so by the leases of such tenants.

Section 7.03 Landlord and Tenant shall each secure an appropriate clause in, or an endorsement upon, each “all risk” or “special risk” property damage policy obtained by it with respect to the Building in the case of Landlord and with respect to the Premises and/or Tenant’s Property in the case of Tenant pursuant to which the respective insurance companies shall waive subrogation or permit the insured, prior to any loss, to waive any claim it might have against the other (including, in the case of Landlord, for the benefit of Tenant’s subtenants at all levels as herein permitted). Provided the terms of the applicable insurance policy will not be violated or rendered unenforceable, the waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party.

Section 7.04 Notwithstanding any other provision of this Lease to the contrary (other than the second sentence of Section 7.01) with respect to any property whether insured or not, each party hereby releases the other and its partners, members, principals, agents, employees, officers, directors and shareholders with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property by fire or other casualty (including rental value or business interruption, as the case may be) occurring during the term of this Lease. Nothing in this Section 7.04 shall relieve Tenant or Landlord of its obligations to make repairs to the Premises in accordance with the terms of this Lease.

Section 7.05 This Lease shall be considered an express agreement governing any case of damage to or destruction of the Building or any part thereof by Casualty, and Section 227 of the Real Property Law of the State of New York providing for such a contingency in the absence of express agreement, and any other law of like import now or hereafter in force, shall have no application in such case.

Section 7.06 Notwithstanding anything contained herein to the contrary, in the event that twenty-five percent (25%) or more of the Premises shall be substantially damaged by Casualty and restoration is not substantially completed by Landlord within twelve (12) months after the occurrence of said casualty, subject to reasonable extensions not to exceed six (6) additional months for circumstances beyond Landlord’s reasonable control (the “Restoration Period”), then Tenant shall be entitled to terminate this Lease provided Landlord receives a written termination notice (which shall be deemed irrevocable) from Tenant within thirty (30) business days after the expiration of the Restoration Period (TIME BEING OF THE ESSENCE). In the event that Landlord does not receive said notice within said thirty (30) business day period, then Tenant’s right to terminate pursuant to this Section 7.06 shall be void and of no further force or effect. Notwithstanding anything contained herein to the contrary, in the event that Landlord’s architect or engineer reasonably and in good faith estimates (a copy of which estimate will be given to Tenant within sixty (60) days following the casualty) that it will take longer than twelve (12) months (excluding circumstances beyond Landlord’s reasonable control) from the date of the Casualty to substantially complete such restoration, then Tenant, shall be entitled to terminate this Lease by giving notice to Landlord of its election to do so within thirty (30) business days after receipt of such architect’s estimate (TIME BEING OF THE ESSENCE as to the giving of such notice), which notice shall specify a date for the termination of this Lease, not more than ninety (90) days after the giving of such notice. The estimate of Landlord’s architect or engineer shall be agreed to by Tenant’s architect or engineer and failing such agreement, the estimate of a third architect or engineer selected by Landlord’s architect or engineer and Tenant’s architect or engineer shall govern. If Landlord’s architect or engineer and Tenant’s architect or engineer shall fail to select a third architect or engineer, the selection of the third architect or engineer shall be determined by submitting the question for decision to the Chairman of the Board of Directors of the Management Division of the Real Estate Board of New York, Inc., or to such impartial person as he/she may designate, whose determination shall be final and conclusive upon the parties hereto.

ARTICLE 8

Condemnation

Section 8.01 (a) In the event that the whole of the Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use by a competent condemning authority (any such lawful condemnation or taking, a “Taking”), this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title.

(b) In the event of a Taking of more than twenty-five percent (25%) of the rentable area of the Premises, Tenant shall have the right (but not the obligation) to terminate this Lease with not less than one hundred twenty (120) days following the vesting of title of the portion of the Premises taken. If Tenant shall provide Landlord with such notice of termination, this Lease and the term and estate hereby granted shall expire as of the date specified therefor in such notice (but not less than thirty (30) days after the giving of such notice).

(c) In the event of a Taking of less than twenty-five percent (25%) of the rentable area of the Premises then, (i) this Lease shall not terminate, (ii) effective as of the date of vesting of title, the Fixed Rent and Article 26 additional rent hereunder shall be abated in an amount thereof apportioned according to the area of the Premises so condemned or taken and (iii) Landlord will, with reasonable diligence and at its expense, restore the remainder of the Premises as closely as practicable to the same condition as the Premises existed in prior to such Taking; provided, however, that Landlord shall not be obligated to repair any damage to Tenant’s Property or replace the same.

(d) In the event of a Taking of the whole Building or such portions of the Building that are critical or necessary for the proper functioning, use and occupancy of the Building, then Landlord (whether or not the Premises be affected) may, at Landlord’s option, terminate this Lease by notifying Tenant in writing of such termination within one hundred twenty (120) days following the date on which Landlord shall have received notice of vesting of title; provided, however that Landlord shall also terminate the leases of all other similarly situated tenants in the Building to the extent Landlord is permitted to do so by the leases of such tenants.

Section 8.02 In the event of a termination of this Lease pursuant to Section 8.01 of this Article 8, this Lease and the term and estate hereby granted shall expire as of the date of such termination with the same effect as if that were the date hereinbefore set for the expiration of the full Term, and the Fixed Rent and Article 26 additional rent payable hereunder shall be apportioned as of such date.

Section 8.03 Except as otherwise set forth in Section 8.04 below, in the event of any condemnation or taking hereinbefore mentioned of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award. The foregoing shall not prohibit Tenant’s independent claim for the value of Tenant’s trade fixtures and moving expenses and any other claim permitted under law so long as any award made to Tenant based upon such claim does not reduce the award otherwise payable to Landlord.

Section 8.04 In the event of a Temporary Taking (as hereinafter defined) of all or any portion of the Premises, this Lease shall not terminate and Tenant shall continue to perform or observe all of Tenant’s obligations hereunder as though such condemnation or taking had not occurred, except to the extent that Tenant may be prevented from so doing because such Temporary Taking interferes with or prevents the lawful use and occupancy of the Premises or the portion thereof affected by the Temporary Taking. In the event of such Temporary Taking, Tenant shall be entitled to receive the award with respect to the Premises or portion thereof covered by such condemnation or taking (whether paid as damages, rent or otherwise), unless the period of occupancy extends beyond the termination of this Lease, in which case Landlord shall be entitled to such part of such award as shall be properly allocable to the cost of restoration of the Premises and the balance of said award shall be apportioned between Landlord and Tenant as of the scheduled Expiration Date. For purposes of this Article 8 and notwithstanding anything contained in this Section 8.04 to the contrary, a “Temporary Taking” shall mean a Taking for a period of no more than eighteen (18) months. Any Taking that is initially described as a Temporary Taking but which exceeds eighteen (18) months shall be deemed a permanent Taking governed by the terms and conditions of Sections 8.01-8.03, as applicable.

ARTICLE 9

Compliance with Laws

Section 9.01 Tenant, at Tenant’s expense, shall comply with all laws and ordinances, and all rules, orders and regulations of applicable Requirements (as hereafter defined in Section 9.03) at any time duly issued or in force, applicable to the Premises or any part thereof or to the use or alteration thereof, except that Tenant shall not hereby be under any obligation to comply with applicable Requirements unless such compliance is required by reason of a condition which has been created by, or at the instance of Tenant, or is attributable to the specific manner of use (as opposed to mere office use) to which Tenant puts the Premises, or Tenant’s alteration thereof, or is required by reason of a breach of any of Tenant’s covenants and agreements hereunder.

Section 9.02 Landlord, at its sole cost and expense (but subject to recoupment as provided in Article 26 hereof), shall comply with all other Requirements applicable to the Premises and the Building other than those Requirements with which Tenant or other tenants or occupants of the Building shall be required to comply, subject to Landlord’s right to contest the applicability or legality thereof. Landlord hereby represents that, to its knowledge, as of the date hereof the Building is in compliance with all Requirements as to which non-compliance would impair or prevent Tenant’s right to occupy and use the Premises for the uses expressly permitted hereunder. If any violation of any Requirement which Landlord is obligated to comply with pursuant to the terms hereof shall materially delay or prevent the performance of Tenant Changes, including obtaining any permits in connection therewith, Tenant shall notify Landlord of same, which notice shall include a detailed description of the delay or prevention caused by such non-compliance and a detailed description of the aspect of such Tenant Change subject to such delay or prevention. Landlord shall promptly commence and diligently prosecute to completion the cure and removal of such violation.

Section 9.03 For purposes of this Lease, the term “Requirements” shall mean all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary as well as ordinary, of all governmental authorities now existing or hereafter created, and of any and all of their departments and bureaus, affecting the Land, Building and Premises or any portion thereof, as applicable, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in order under the same, or requiring removal of any encroachment, or affecting the maintenance, use or occupation of the Land, Building and Premises or any portion thereof.

ARTICLE 10

Accidents to Plumbing and Other Systems

Section 10.01 Tenant shall give to Landlord prompt written notice of any damage to, or defective condition in, any part or appurtenance of the Building’s plumbing, electrical, heating, air conditioning (excluding any supplemental air conditioning units and equipment servicing the Premises which shall be Tenant’s responsibility to repair, maintain and replace) or other systems serving, located in, or passing through the Premises (collectively, the “Systems”), provided however, failure by Tenant to give such notice shall not be deemed a default under this Lease.

Following such notice (or if Landlord otherwise has or receives knowledge thereof), any such damage to or defective condition of the Systems shall be remedied by Landlord with reasonable diligence, but if such damage or defective condition was caused by, or resulted solely from the improper use by, Tenant or by the employees, agents, licensees or invitees of Tenant (the “Tenant Parties”), Landlord’s reasonable charge for the remedy thereof shall be paid by Tenant. Tenant shall not be entitled to claim any eviction by reason of any such damage or defective condition or any damages arising from any such damage or defective condition unless the same shall have been caused by the act, omission (where there is a duty to act imposed by this Lease or applicable law), negligence, misconduct or breach of this Lease by Landlord in the operation or maintenance of the Premises or Building and the same shall not have been remedied by Landlord with reasonable diligence after written notice thereof from Tenant to Landlord.

Section 10.02 Landlord shall, at its sole cost and expense (except as otherwise provided in Section 5.01(a) hereof), keep and maintain in good repair and working order and make all repairs to and perform necessary maintenance upon the Building, the Systems and all parts thereof, including structural elements, life-safety, plumbing, electrical and HVAC systems within the Building which generally service the Building and are required in the normal maintenance and operation of the Building and shall operate, maintain and repair the Building (excluding the Premises and other tenant space in the Building) so that the same shall be kept and maintained in a condition consistent with comparable first-class office building located in midtown Manhattan similar to the Building (“Comparable Buildings”).

ARTICLE 11

Notices and Service of Process

Section 11.01 (a) Except as otherwise set forth herein, any notice, consent, approval, demand or statement hereunder by either party to the other party shall be in writing and shall be deemed to have been duly given only if sent by: (i) certified mail, return receipt requested; or (ii) by hand delivery or by nationally recognized overnight courier with next business day delivery (requiring signed receipt), or (iii) by electronic mail as expressly provided herein (e.g. for access to the Premises or for overtime services), in either event addressed to such other party as follows:

If Landlord:

Paramount Group, Inc. as Agent for PGREF I 1633 Broadway Tower, L.P., 1633 Broadway, Suite 1801, New York, NY 10019; Attn: Senior Vice President – Counsel, Leasing & Property Management

With copes to:

Paramount Group, Inc. as Agent for PGREF I 1633 Broadway Tower, L.P., 1633 Broadway, Suite 1801, New York, NY 10019; Attn: Senior Vice President- Property Management

And:

Paramount Group, Inc. as Agent for PGREF I 1633 Broadway Tower, L.P., 1633 Broadway, Building Office, New York, NY 10019 Attn: Property Manager

If to Tenant:

Prior to Tenant’s occupancy in the Premises:

WMG Acquisition Corp., 75 Rockefeller Plaza, New York, NY, 10019, Attn: Paul Robinson, General Counsel

With copies to:

WMG Acquisition Corp., 75 Rockefeller Plaza, New York, NY 10019 Attn: Brian Roberts, Chief Financial Officer

And to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attn: Chris M. Smith, Esq.

After Tenant’s occupancy in the Premises:

WMG Acquisition Corp., 1633 Broadway, New York, NY 10019 Attn: Paul Robinson, General Counsel

With copies to:

WMG Acquisition Corp., 1633 Broadway, New York, NY 10019 Attn: Brian Roberts, Chief Financial Officer

And to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attn: Chris M. Smith, Esq.

Either party may at any time change the address for such notices, consents, approvals, demands or statements by mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed address. If the term “Tenant”, as used in this Lease, refers to more than one person, any notice, consent, approval, demand or statement given as aforesaid to any one of such persons shall be deemed to have been duly given to Tenant. Any notice, consent, approval, demand or statement given pursuant to the above shall be deemed received on the day of delivery (with signed receipt) or rejection, as the case may be.

(b) Landlord and Tenant acknowledge and agree that with the exception of disputes arising under Sections 7.06, 24.03, 26.10, 32.01 and 34.04, all disputes arising, directly or indirectly, out of or relating to this Lease should be dealt with by application of the laws of the State of New York and adjudicated in the state courts of the State of New York sitting in New York County or the Federal courts sitting in the State of New York in New York County; and hereby expressly and irrevocably submit to the jurisdiction of such courts in any suit, action or proceeding arising, directly or indirectly, out of or relating to this Lease. So far as is permitted under the applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners permitted by law, shall be necessary in order to confer jurisdiction upon such party in any such court. Provided that service of process is effected upon Landlord or Tenant, as the case may be, in one of the manners permitted by law, such party irrevocably waives, to the fullest extent permitted by law, and agrees not to assert, by way of motion, as a defense or otherwise: (i) any objection which it may have, or may hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court as is mentioned in this Section 11.01(b); (ii) any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum; or (iii) any claim that it is not personally subject to the jurisdiction of the above-named courts.

(c) Notwithstanding anything contained in this Lease to the contrary, bills for additional rent shall be deemed to have been duly given if sent to Tenant only (and no other party need receive it in order for the same to be deemed duly given) at the Premises (or Tenant’s address as hereinbefore set forth if mailed prior to Tenant’s occupancy of the Premises) by first class mail (and which need not be registered, certified or return receipt requested) or by messenger or recognized overnight courier without, in any case, the requirement of a signed receipt.

Section 11.02 Any notice provided by Landlord to Tenant prior to Landlord’s receipt of notice of an assignment of this Lease shall be binding on such assignee regardless of whether such assignee received a copy of such notice. Any outcome of any action that Landlord may institute against Tenant prior to Landlord’s receipt of notice of an assignment of this Lease shall be binding upon any such assignee regardless of whether such assignee was a party to such action. This Section 11.02 shall not be construed as negating the requirement of obtaining Landlord’s prior written consent under Article 25 in those instances where the same is required.

ARTICLE 12

Conditions of Limitation

Section 12.01 This Lease and the term and estate hereby granted are subject to the limitation that:

(a) in case Tenant shall make an assignment of its property for the benefit of creditors or shall file a voluntary petition under any bankruptcy or insolvency law, or an involuntary petition under any bankruptcy or insolvency law shall be filed against Tenant and such involuntary petition is not dismissed within ninety (90) days after the filing thereof,

(b) in case a petition is filed by or against Tenant under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any law of like import, unless such petition under said reorganization provisions be one filed against Tenant which is dismissed within one hundred eighty (180) days after its filing,

(c) in case a receiver, trustee or liquidator shall be appointed for Tenant or of or for all or substantially all of the property of Tenant, and such receiver, trustee or liquidator shall not have been discharged within sixty (60) days from the date of his appointment,

(d) in case Tenant shall default in the payment of any Fixed Rent or any recurring (on a monthly basis at the time of such default) additional rent payable hereunder by Tenant to Landlord on any date upon which the same becomes due, and such default shall continue for five (5) business days’ after Landlord shall have given to Tenant a written notice specifying such default; or in case Tenant shall default in the payment of any non-recurring additional rent payable by Tenant to Landlord hereunder on any date upon which the same becomes due, and such default shall continue for ten (10) business days’ after Landlord shall have given to Tenant a written notice specifying such default,

(e) in case Tenant shall default in the due keeping, observing or performance of any of Tenant’s obligations hereunder (other than a default of the character referred to in clause (d) of this Section 12.01), and if such default shall continue and shall not be remedied by Tenant within twenty (20) days after Landlord shall have given to Tenant a written notice specifying the same, or, in the case of such a default which for causes beyond Tenant’s control (which shall not include insufficiency of funds) cannot with due diligence be cured within said period of twenty (20) days, if Tenant: (i) shall not, promptly upon the giving of such notice, advise Landlord in writing of Tenant’s intention to take all steps necessary to remedy such default with due diligence; (ii) shall not duly institute and thereafter diligently prosecute to completion all steps necessary to remedy the same; and (iii) shall not remedy the same within a reasonable time after the date of the giving of said notice by Landlord,

(f) in case any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the term hereof has, by operation of law or otherwise, devolved upon or passed to any firm, association, corporation, person or entity other than Tenant except as expressly permitted under Article 25 hereof, then, in any of said cases, Landlord may give to Tenant a notice of intention to end the Term at the expiration of three (3) days from the date of the giving of such notice, and, in the event such notice is given, the expiration of said three (3) day period shall become the Expiration Date, but Tenant shall remain liable for damages as provided in this Lease or pursuant to applicable Requirements. The specified conditions of limitation in this Article 12 are not intended to be exclusive of Landlord’s remedies at law or in equity and Landlord may invoke any additional remedies and/or rights which it may have at law or in equity.

Section 12.02 Intentionally deleted.

ARTICLE 13

Re-entry by Landlord

Section 13.01 If this Lease shall terminate as provided in Article 12 hereof provided, Landlord or Landlord’s agents may immediately or at any time thereafter re-enter the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by force to the extent permitted by applicable Requirements, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises again as and of its first estate and interest therein. The words “re-enter”, “re-entry” and “re-entering” as used in this Lease are not restricted to their technical legal meanings.

Section 13.02 In the event of any termination of this Lease under the provisions of Article 12 hereof or in the event that Landlord shall re-enter the Premises under the provisions of this Article 13 or in the event of the termination of this Lease (or of re-entry) by or under any summary dispossess or other proceeding or action or other measure undertaken by Landlord for the enforcement of its aforesaid right of re-entry or any provision of law (any such termination of this Lease being herein called a “Default Termination”), Tenant shall thereupon pay to Landlord the Fixed Rent, additional rent and any other charge payable hereunder by Tenant to Landlord up to the time of such Default Termination or of such recovery of possession of the Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 14 hereof or pursuant applicable Requirements. Also, in the event of a Default Termination Landlord shall be entitled to retain all moneys, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such moneys shall be credited by Landlord against any Fixed Rent, additional rent or any other charge due from Tenant at the time of such Default Termination or, at Landlord’s option, against any damages payable by Tenant under Article 14 hereof or pursuant to applicable Requirements.

Section 13.03 In the event of a breach or threatened breach on the part of either Landlord or Tenant of its respective obligations hereunder, Landlord and Tenant shall each have the right to seek injunction against the breaching party. The specified remedies to which Landlord or Tenant may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord or Tenant, as the case may be, may lawfully be entitled at any time and Landlord or Tenant, as the case may be, may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

ARTICLE 14

Damages

Section 14.01 In the event of a Default Termination of this Lease, Tenant will pay to Landlord as damages, at the election of the Landlord, either:

(a) a sum which at the time of such Default Termination represents the then value of the excess, if any, of the Present Value, as hereinafter defined, of (1) the aggregate of the Fixed Rent and the additional rent under Article 26 (if any) which would have been payable hereunder by Tenant for the period commencing with the day following the date of such Default Termination and ending with the scheduled Expiration Date, over (2) the aggregate fair rental value of the Premises for the same period as determined by an independent real estate appraiser reasonably satisfactory to Tenant and Landlord and employed at Tenant’s expense, in which case such liquidated damages shall be accelerated to be due and payable to Landlord in one lump sum on demand at any time commencing with the day following the date of such Default Termination and shall bear interest at the Default Rate, as herein defined, until paid; or

(b) sums equal to the aggregate of the Fixed Rent and the additional rent under Article 26 (if any) which would have been due and payable by Tenant during the remainder of the term had this Lease not terminated by such Default Termination, in which case such liquidated damages shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Default Termination of this Lease and continuing until the scheduled Expiration Date but for such Default Termination; provided, however, that if Landlord shall relet all or any part of the Premises for all or any part of said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting until the scheduled Expiration Date, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Premises and, to the extent applicable, of securing possession thereof, as well as the reasonable expenses of reletting, including altering and preparing the Premises for new tenants, brokers’ commissions and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further that: (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder; (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this clause (b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord; and (iii) if the Premises or any part thereof should be relet in combination with other space, then appropriate apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting. Landlord shall have no obligation whatsoever to mitigate its damages upon Tenant’s default under this Lease and Landlord shall not be liable in any way whatsoever for the failure to relet all or any portion of the Premises.

For the purposes of subdivision (a) of this Section 14.01, the amount of additional rent which would have been payable by Tenant under Article 26 hereof, for each Tax Year and/or Operating Year (as herein defined) ending after such Default Termination, shall be deemed an amount equal to the amount of such additional rent payable by Tenant for the Tax Year and/or Operating Year (as the case may be) ending immediately preceding such Default Termination. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election commencing at any time following a Default Termination, and nothing contained herein shall be deemed to require Landlord to postpone suit until the scheduled Expiration Date. “Present Value” shall be computed by discounting such amount to present value at a discount rate equal to the rate on US Treasury Bills or Notes having a term equal to the period between the date of Default Termination and the Expiration Date. “Default Rate” shall mean the lesser of: (i) the prime rate as published in The Wall Street Journal (or its successor) plus five percent (5%) per annum; or (ii) the highest rate of interest permitted by New York State law.

Section 14.02 Except as may be limited by the terms of this Lease, neither Landlord nor Tenant shall be precluded from recovery against the other party for sums or damages to which such party may lawfully be entitled by reason of any uncured default hereunder on the part of the breaching party. Except in such instances where a court of competent jurisdiction has determined that Landlord has acted in an arbitrary and capricious manner and in bad faith, Tenant shall make no claim for money damages wherever in this Lease it is provided that Landlord shall not unreasonably withhold or delay any consent or approval, in the event that Landlord shall unreasonably withhold or delay such consent or approval, nor shall Tenant claim any such money damages by way of setoff, counterclaim or defense.

Section 14.03 Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord, any Underlying Indemnitee or Tenant be liable for consequential, incidental or punitive damages in connection with any claimed or actual breach of this Lease.

ARTICLE 15

Waivers by Tenant

Section 15.01 Tenant, for Tenant, and on behalf of any persons or entities claiming through or under Tenant, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease for the full term hereby demised after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided or pursuant to applicable Requirements. If Landlord commences any summary proceeding, Tenant agrees that Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (except compulsory counterclaims).

ARTICLE 16

Waiver of Trial by Jury

Section 16.01 It is mutually agreed by and between Landlord and Tenant that, except in the case of any action, proceeding or counterclaim brought by either of the parties against the other for personal injury or property damage, the respective parties hereto shall, and they hereby do, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of landlord and tenant, Tenant’s use or occupancy of the Premises, and any emergency or any other statutory remedy.

ARTICLE 17

Elevators, Cleaning, Heating, Air Conditioning, Services, Etc.

Section 17.01 There are six (6) passenger elevators that service floors 2 through 10 and six (6) passenger elevators that service floors 11 through 18 that shall be subject to call during Business Hours, subject to interruptions for repairs or maintenance as permitted by this Lease, for temporary dedications for use by Landlord (no more than one (1) elevator at a time for these temporary dedications) and for compliance with any applicable Requirements. Tenant hereby elects to require Landlord to make the 10th floor a cross-over floor by programming two (2) elevators (elevator cars designated No. 7 and No. 12 as of the date hereof) (the “Cross-Over Cars”) to stop on the 10th floor that will access floors 2 through 10 and floors 11 through 18 (the “10th Floor Cross-Over Work”). The performance of the 10th Floor Cross-Over Work shall be performed within a timeframe mutually agreed to by Landlord and Tenant provided that such work shall be performed before the Term Commencement Date and the actual, out-of-pocket cost of all such work shall be reimbursed by Tenant to Landlord within thirty (30) days after Landlords’ written demand therefor, together with reasonable supporting documentation. Landlord agrees to perform the 10th Floor Cross-Over Work in a commercially reasonable diligent and expeditious manner. Landlord will have at least two (2) passenger elevators serving the Premises subject to call during the other hours plus one (1) of the two Cross-Over Cars. Landlord shall use commercially reasonable efforts to enforce the provisions of its elevator maintenance contract in effect as of the date of this Lease and any future elevator maintenance contracts. “Business Hours”, as used in this Lease, means the hours of 8:00 A.M. to 6:00 P.M. of days other than Saturdays, Sundays and holidays observed by the State or Federal Government as legal holidays and such days as may now or hereafter be celebrated as holidays under the contract from time to time in effect between Locals 32B and 32J of the Buildings’ Service Employees Union AFL-CIO (and successor thereto) and the Real Estate Advisory Board, Inc. (and any successor thereto).

Section 17.02 Landlord will cause the Premises to be cleaned in accordance with the specifications attached hereto as Exhibit G (provided Landlord shall not be required to clean portions of the Premises to the extent Tenant interferes with

Landlord’s ability to clean such portions in accordance with the customs of Comparable Buildings), except any private/executive bathrooms (but Landlord, at Landlord’s expense, shall clean core ADA toilets) and/or any portions of the Premises which may be used for the preparation, dispensing or consumption of food or beverages (pantries shall be cleaned by Landlord in accordance with Exhibit G) or for storage, shipping room, classroom or similar purposes (excluding conference rooms and mail room) or for the operation of a computer, data processing or similar operation, all of which portions Tenant shall cause to be kept clean at Tenant’s own expense. If Tenant notifies Landlord of any deficiencies in the quality of the Exhibit G cleaning services provided by the cleaning contractor designated by Landlord from time to time as the Building’s cleaning contractor (the “Building Cleaning Contractor”), Landlord shall use good faith efforts to address in a prompt manner such objections with the Building Cleaning Contractor, provided however, nothing contained herein shall be construed to require Landlord to remove or replace the Building Cleaning Contractor. To the extent that Tenant shall have cleaning requirements beyond those set forth in Exhibit G (“Overstandard Cleaning Requirements”, subject to the provisions of this Section 17.02, Tenant shall use the Building Cleaning Contractor or Tenant’s employees to perform such Overstandard Cleaning Requirement; provided, however that Tenant’s use of its employees shall not result in labor disharmony (Landlord agreeing to cooperate, without cost to Landlord, with Tenant to try to mitigate same) or create any material risk of damage to the Building or Building Systems) and provided further that any Building Cleaning Contractor affiliated with Landlord shall perform the cleaning requirements required to be performed by it in a first class manner and shall charge rates that are commercially competitive with third party contractors for such services. Except as otherwise specifically provided for in this Lease, to the extent Landlord is not required to provide a particular Building service to Tenant, such as Overstandard Cleaning Requirements, Tenant may utilize its employees (provided Tenant’s use of its employees shall not result in labor disharmony and Landlord agreeing to cooperate, without cost to Landlord, with Tenant to mitigate the same) or engage third parties to perform such services, subject in all instances to Landlord’s reasonable approval of Tenant’s engagement of such third party service provider and to all applicable provisions of this Lease.

Section 17.03 Landlord shall, through the heating, ventilation and air conditioning system (“HVAC”), furnish to, and distribute in, the Premises heating and/or air conditioning during Business Hours as is necessary to meet the specifications in

Exhibit H attached hereto; provided, however, that Landlord shall not be liable for uncomfortable conditions in the Premises if the cause of the uncomfortable conditions is due to the fact that Tenant’s cooling/heating needs are over and above the capacity/specifications of the Building’s HVAC system set forth in Exhibit H. Tenant agrees to lower and close the blinds when necessary because of the sun’s position whenever said HVAC system is in operation, and Tenant agrees at all times to cooperate fully with Landlord and to abide by all the requirements set forth in the Rules and Regulations for the proper functioning and protection of said HVAC system. Landlord shall at all times have free and unrestricted access to any and all HVAC facilities in the Premises in accordance with the provisions of this Lease.

Section 17.04 Landlord will, when and to the extent requested by Tenant, furnish freight elevator or additional elevator, HVAC, or cleaning services (collectively “Additional Services”) upon such rates (the “Additional Service Rates”), terms and conditions as shall be determined by Landlord for the Building generally in its sole, but reasonable discretion and promulgated to Tenant from time to time. The parties agree that Tenant may request Additional Services on the same day such services shall be required by notifying Landlord’s Building management office by electronic mail at or before 2:00 pm during Business Hours (“Additional Services Notice”); provided, however that if Landlord is able to accommodate an untimely Additional Services Notice, Landlord will reasonably attempt, but shall not be obligated, to do so. Tenant shall pay to Landlord as additional rent within thirty (30) days after receipt from Landlord of an invoice setting forth Landlord’s charges based on the Additional Service Rates for such Additional Services. If other 1633 Occupants in the Building within the same HVAC zone as Tenant are also receiving Additional Services of air conditioning or heating service at the same time as Tenant, Tenant shall only be charged its prorata share of the Additional Service rate for HVAC, such prorata share computed based on the rentable area of the Premises and the rentable area of such other tenants’ space. By way of example of the foregoing, if Tenant’s Premises comprises 300,000 rentable square feet and the other tenant simultaneously using Additional Services of air conditioning or heating service occupies premises comprises 50,000 rentable square feet, Tenant shall pay for 83% of the Additional Services charge for Additional Services HVAC. Additionally, if other 1633 Occupants are using the freight elevator or the loading dock as an Additional Service at the same time as Tenant, Tenant shall only be charged for its prorata share of the applicable Additional Service charges. The Additional Service Rates, including Overstandard Cleaning Requirements and the bulk rate for overtime HVAC are set forth on Exhibit I attached hereto, which rates may be increased from time to time based upon increases in Landlord’s actual costs without markup or surcharge. Notwithstanding anything in Exhibit I to the contrary, the rate for overtime HVAC for Tenant for the hours between 6:00 PM and 8:00 PM beyond Business Hours shall be $800.00 per hour, subject to increase as provided in the immediately preceding sentence. Overstandard Cleaning Requirements shall include, without limitation, (a) any cleaning of the Building or any part thereof required because of the negligence of Tenant or the cleaning of any unusual stains from floors or walls caused by any food or beverages, (b) any cleaning done at the request of Tenant of any portions of the Premises which may be used for private/executive bathrooms and/or the preparation, dispensing or consumption of food or beverages or for storage, shipping room, classroom or similar purposes (excluding conference rooms) or for the operation of computer, data processing or similar equipment, and (c) the removal of any of Tenant’s refuse and rubbish from the Building, except refuse and rubbish arising from using the Premises for the uses permitted hereunder and ordinary cleaning by Landlord as specified in Section 17.02 hereof. Tenant understands that all: (i) deliveries and removals of construction tools, materials, equipment etc. in connection with Tenant’s Changes or surrender of the Premises; and/or (ii) deliveries and removals of furniture and personal property in connection with Tenant’s move-in to and vacating of the Premises, shall be done during non-Business Hours. Subject to Building rules and regulations and mutually agreeable scheduling: (i) Tenant shall have use of the loading dock and freight elevator on a non-exclusive basis during Business Hours and on a reserved exclusive basis after Business Hours; and (ii) Tenant shall be entitled to receive one hundred and seventy-five (175) hours of free overtime freight elevator service during the performance of Tenant’s Work and its move into the Premises. Tenant shall have the exclusive right to use one (1) of the Building’s freight elevators only during the performance of Tenant’s Work, subject to Building rules and regulations. Tenant agrees at all times to exclusively utilize the rubbish contractor which Landlord from time to time designates as the Building’s rubbish contractor, provided such contractor’s cost are commercially competitive.

Section 17.05 Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to stop or interrupt any HVAC, elevator, escalator, lighting, gas, steam, plumbing, power, electricity, water, condenser water, cleaning or other service and to stop or interrupt the use of any Building facilities at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, maintenance or replacements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of causes beyond the reasonable control of Landlord. No such stoppage or interruption shall entitle Tenant to any diminution or abatement of rent or other compensation nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of any such stoppage or interruption; provided, however if all or more than forty percent (40%) of any floor of the Premises (and Tenant does not occupy such affected portion for the normal conduct of business) shall be rendered untenantable or inaccessible for a period in excess of twenty (20) consecutive days by reason of any circumstance beyond Landlord’s reasonable control, then Tenant shall, as its sole and exclusive remedy, be entitled to an abatement of the Fixed Rent and Article 26 additional rent payable hereunder (on a prorata square foot basis) commencing on the twenty-first (21st) day and continuing until the day upon which the affected portion of the Premises becomes tenantable/accessible. Tenant shall not be entitled to the abatement provided in this Section 17.05 at any time (and for the length of time) that Tenant is in monetary default beyond any applicable notice and cure period of any of the terms or conditions of this Lease and/or if Tenant’s breach of this Lease, negligence or willful misconduct caused the circumstances which gave rise to the inaccessibility or untenantability. Landlord agrees to make reasonable efforts to limit the duration of any such stoppage or interruption but shall not be required to perform the same on an overtime or premium pay basis beyond what would be customary for Comparable Buildings, unless Tenant agrees in writing to reimburse Landlord for the cost of such overtime or premium pay basis or unless such stoppage or interruption materially interferes with the use of the Premises for the conduct of its business. Landlord shall provide Tenant with at least ten (10) days prior written notice of any known or anticipated stoppage or interruption of service and in the event that Tenant shall reasonably determine that such proposed stoppage of service shall materially interfere with the conduct of its business, then Tenant shall so inform Landlord within five (5) days after the giving of Landlord’s notice and Landlord shall use commercially reasonable efforts to reschedule the anticipated stoppage or interruption of service for a time reasonably satisfactory to Tenant.

Section 17.06 Tenant acknowledges that the operation of elevators and HVAC equipment will cause some vibration, noise, heat or cold which may be transmitted to other parts of the Building and Premises. Landlord shall be under no obligation to endeavor to reduce such vibration, noise, heat or cold beyond what is customary in current good building practice for buildings of the same first-class nature as the Building in the midtown area of the Borough of Manhattan. No Landlord installed equipment shall cause generation of noise levels within the Premises (but not the 7th Floor Terrace) in excess of a NC-40 Noise Standard within fifteen (15) feet of a mechanical room (which includes the entire 11th floor) or mechanical equipment (including the mechanical equipment on the 7th Floor Terrace).

Section 17.07 Use of the term “Building Standard” or similar terminology in this Lease or in the exhibits attached hereto, shall mean Landlord’s standard criteria, requirements or specifications (qualitatively based or quantitatively based) used in connection with maintenance, work or improvements in the Building, which standards shall be consistent with the Comparable Building standard set forth in Section 10.02 hereof, or with reference to a charge, such charges as are contained in Exhibit I.

Section 17.08 Subject to the other terms and conditions of this Lease and such reasonable security regulations as Landlord may promulgate from time to time, Landlord agrees that Tenant shall have twenty-four (24) hours per day, three hundred and sixty-five (365) days per annum access to the Premises.

Section 17.09 Landlord shall provide (subject to interruptions pursuant to Section 17.05 hereof) on a twenty-four (24) hours per day, seven (7) days per week basis up to a maximum of 200 tons per annum of condenser water, the actual number of tons shall be requested by Tenant within six (6) months after the date of this Lease. Notwithstanding anything to the contrary contained herein, Tenant shall have the option (which option may be exercised in part from time to time) of: (A) reducing the tonnage of condenser water furnished to the Premises upon reasonable written notice to Landlord, which notice shall specify the amount of condenser water that Tenant desires to return to Landlord and any work required in connection therewith shall be at Tenant’s sole expense; (B) requiring Landlord to furnish additional condenser water (the “Additional Tonnage”) to the Premises upon reasonable written notice to Landlord, which notice shall set forth the specific Additional Tonnage desired by Tenant, provided however: (i) Tenant demonstrates the need for the Additional Tonnage to Landlord’s reasonable satisfaction; (ii) Tenant shall, at its sole expense, be responsible for all costs associated with such Additional Tonnage (and any costs payable to Landlord in connection therewith must be reasonable and actual out-of-pocket costs); and (iii) the Building shall have additional condenser water available as determined by Landlord in its sole, but reasonable discretion.

Tenant shall pay to Landlord together with payments of Fixed Rent and in equal monthly installments, as additional rent, the sum of Five Hundred and 00/100 Dollars ($500.00) per ton per annum for such condenser water as and commencing when requested initially and as thereafter may be furnished to Tenant in accordance with the above provisions (irrespective of actual usage). Tenant shall not be obligated to pay Landlord’s tap-in charge for any condenser water which Tenant reserves. Tenant, as part of Tenant’s Changes, shall, at its sole expense, make all installations (including, without limitation, a pumping station) and connections required to obtain such condenser water.

ARTICLE 18

Lease Contains All Agreements—No Waivers

Section 18.01 This Lease contains all the covenants, agreements, terms, provisions and conditions relating to the leasing of the Premises hereunder, and Tenant acknowledges that neither Landlord nor Landlord’s agents have made, and Tenant in executing and delivering this Lease is not relying upon, any warranties, representations, promises or statements, except to the extent that the same may expressly be set forth in this Lease.

Section 18.02 The failure of either party to insist in any instance upon the strict performance of any provision of this Lease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such provision or election, but the same shall continue and remain in full force and effect, provided however, the foregoing shall not be construed as extending the time in which either party is obligated to exercise any rights under this Lease, which by the terms hereof must be exercised within a specified period. No waiver or modification by either party of any provision of this Lease or other right or benefit shall be deemed to have been made unless expressed in writing and signed by the party against whom enforcement is sought. No surrender of the Premises or of any part thereof or of any remainder of the Term shall be valid unless accepted by Landlord in writing. Any breach by Tenant of any provision of this Lease shall not be deemed waived by (a) the receipt and retention by Landlord of Fixed Rent or additional rent from anyone other than Tenant or (b) the acceptance of such other person as a tenant or (c) a release of Tenant from the further performance by Tenant of the provisions of this Lease or (d) the receipt and retention by Landlord of Fixed Rent or additional rent with knowledge of the breach of any provision of this Lease. No payment by Tenant or receipt or retention by Landlord of a lesser amount than any Fixed Rent or additional rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as such rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided. No executory agreement hereafter made between Landlord and Tenant shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such executory agreement is in writing, refers expressly to this Lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge or termination or effectuation of the abandonment is sought.

ARTICLE 19

Parties Bound

Section 19.01 The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the respective successors, assigns and legal representative of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 25 hereof shall operate to vest any rights in any successor, assignee or legal representative of Tenant and that the provisions of this Article 19 shall not be construed as modifying the conditions of limitation contained in Article 12 hereof. It is understood and agreed, however, that the covenants and obligations on the part of Landlord under this Lease shall not be binding upon Landlord herein named with respect to obligations arising during any period subsequent to the transfer of its interest in the Building, that in the event of such a transfer said covenants and obligations shall thereafter be binding upon each transferee of such interest of Landlord herein named, but only with respect to the period ending with a subsequent transfer of such interest, and that a lease of the entire interest of the Building (and the Land if there is a merger of the ownership interests of the Land and Building, i.e., the Ground Lessor and Ground Lessee positions) shall be deemed a transfer within the meaning of this Article 19.

ARTICLE 20

Curing Tenant’s Defaults—Additional Rent

Section 20.01 If Tenant shall default in the keeping, observance or performance of any provision or obligation of this Lease beyond the expiration of any applicable notice and cure period (an “Event of Default”), Landlord, without thereby waiving such Event of Default, may perform the same for the account (and Tenant shall pay Landlord’s reasonable charge therefor) of Tenant, without notice in a case of emergency (other than such notice, if any, as shall be practical under the circumstances). Bills for any reasonable expense incurred or charged by Landlord in connection with any such performance by Landlord for the account of Tenant and as result of Tenant’s Event of Default, and bills for all reasonable costs, charges, expenses and disbursements of every kind and nature whatsoever, including, but not limited to, reasonable counsel fees and disbursements, involved in collecting or endeavoring to collect the Fixed Rent or additional rent or other charge or any part thereof or enforcing or endeavoring to enforce any rights against Tenant, under or in connection with this Lease, or pursuant to law, it being agreed Landlord may recover its counsel fees only in connection with the instituting and prosecuting of any action or proceeding (including any summary dispossess proceeding if Landlord prevails in the outcome of such action or proceeding), as well as bills for any property, material, labor or services provided, furnished or rendered, or caused to be provided, furnished, or rendered, by Landlord to Tenant including (without being limited to) electric lamps and other equipment, construction work done for the account of Tenant, water, towel and other services, as well as for any charges for any additional elevator, heating, air conditioning or cleaning services incurred under Article 17 hereof and any charges for other similar or dissimilar services incurred under this Lease, may be sent by Landlord to Tenant monthly, or immediately, at Landlord’s option, and shall be due and payable within thirty (30) days after demand as additional rent under this Lease, together with reasonable back-up documentation. If any Fixed Rent, additional rent or any other costs, charges, expenses or disbursements payable under this Lease by Tenant to Landlord are not paid within five (5) days after the same is due, the same shall bear interest at the Default Rate from the due date thereof until paid and the amount of such interest shall be additional rent.

Section 20.02 In the event that Tenant is in arrears in payment of Fixed Rent or additional rent or any other charge after provision of notice thereof and the expiration of any applicable cure or grace period, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to any items Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited. Landlord reserves the right, without liability to Tenant without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any overtime/overstandard property, material, labor or other service, wherever Landlord is obligated to furnish or render the same at the expense of Tenant, in the event that (but only so long as) Tenant is in arrears beyond the expiration of any applicable notice and cure period in paying Fixed Rent or additional rent (previously billed to Tenant) due under this Lease. In addition, Landlord may (without releasing Tenant from any liability under this Lease) suspend furnishing to Tenant freight elevator service at the time Tenant desires or is obligated to vacate or remove any property from the Premises in the event that Tenant is in arrears in paying any Fixed Rent or additional rent (previously billed to Tenant) beyond the expiration of any applicable notice and cure period, due under this Lease unless Tenant pre-pays Landlord for such freight elevator service.

Section 20.03 Subject to the rights (including notice rights) of any mortgagee and/or ground lessor and to Section 21.01 hereof, if: (i) Landlord shall default in the performance of its obligations under Section 17.01 to clean the Premises; or (ii) Landlord shall default in the performance of its obligations under Section 10.01 and 10.02 with respect to parts of the Building and/or Building systems located wholly within and adversely affecting the Premises, and, in either such case, Landlord fails to respond seven (7) business days after Landlord receives notice thereof from Tenant, then Tenant may send a second notice to Landlord (in strict accordance with Section 11.01(a) hereof) stating in bold that Landlord’s failure to cure or commence the cure of such default (and diligently prosecute the cure of same) within seven (7) business days after Landlord’s receipt of the second notice from Tenant (and in the case of emergencies only, such second notice to Landlord may be sent by email to: Ralph DiRuggiero (rdiruggiero@paramount-group.com), Jeff Caimi (jcaimi@paramount-group.com) and Bernard Marasco (bmarasco@paramount-group.com) and such ten (10) business day period after Landlord’s second notice shall be reduced to two (2) business days), Tenant may, subject to provisions below and only until and for so long as Landlord shall fail to cure or commence the cure as specified in Tenant’s notice, perform the same for the account of Landlord and Landlord shall pay Tenant’s reasonable actual out-of-pocket costs without profit or mark-up therefor. Tenant may not exercise its right under this Section 20.03 if Landlord has notified Tenant of Landlord’s good faith and reasonable dispute with any matter pertaining to the default in question.

ARTICLE 21

Inability to Perform

Section 21.01 Subject to Section 17.05 hereof and except as otherwise expressly provided for in this Lease, this Lease and the obligations of Tenant to pay rent hereunder and perform all the other covenants, agreements, terms, provisions and conditions hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or is unable to supply or is delayed in supplying any service expressly or implicitly to be supplied or is unable to make or is delayed in making any repairs, replacements, additions, alterations or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of accidents, emergencies, acts of God, acts of war, acts of third parties (not controlled by Landlord or who are not acting on behalf of Landlord), strikes or labor troubles or other cause beyond Landlord’s reasonable control, including, but not limited to, governmental preemption in connection with a national emergency or by reason of the conditions of supply and demand which have been or are affected by war, hostilities or other emergency. Except as otherwise expressly provided for in this Lease, if this Lease specifies a time period for the performance of an obligation by Landlord, that time period shall be extended by the period of delay caused by any of the aforementioned causes beyond Landlord’s reasonable control. Neither Landlord’s financial condition nor the unavailability to Landlord of sufficient funds shall be deemed to be a cause beyond Landlord’s reasonable control.

ARTICLE 22

Adjacent Excavation—Shoring

Section 22.01 If an excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem reasonably necessary or desirable to preserve the Building from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent.

ARTICLE 23

Article Headings

Section 23.01 The Article headings of this Lease are for convenience only and are not to be considered in construing the same.

ARTICLE 24

Electricity and Water

Section 24.01 For the purposes of this Article, the term “Electric Rate” shall mean one hundred percent (100%) of Landlord’s average cost per kilowatt hours for electricity for the Building (“Landlord’s Actual Cost”). The Landlord’s Actual Cost shall be computed by taking the Landlord’s total electrical bill including both consumption and demand charges, fuel adjustment charges (as determined for each month of the relevant period and not averaged), rate adjustment charges, sales tax, and/or any other factors or charges, actually used by the utility servicing the Building in computing the charges for Tenant’s usage (and inclusive of all discounts provided to the Building), divided by the total number of kilowatt hours and with no profit or mark up to Landlord. Tenant shall pay an amount equal to the product of (i) total number of kilowatt hours consumed by Tenant, multiplied by (ii) Landlord’s Actual Cost. Subject to the provisions of this Article 24, Landlord shall furnish electric energy to the Premises on a submetering basis for the purposes permitted under this Lease and Tenant shall purchase the same from Landlord at the Electric Rate as applied to the electric energy consumed in the Premises, which electric energy shall be measured by a meter or meters (which meters and all supplemental equipment and all other necessary work necessary for the installation of the submeters shall, at Landlord’s cost, be installed prior to the Term Commencement Date to the extent not already so installed and shall measure only Tenant’s electrical consumption) maintained by Landlord at Tenant’s expense. Tenant shall have the right, from time to time, at Tenant’s sole expense, to check the accuracy of the aforesaid meter or meters by the use of check meters.

Section 24.02 Landlord hereby represents and covenants that six (6) watts per usable square feet of electrical demand load exclusive of base Building HVAC (the “Standard Electrical Load”) is and shall be available to the Premises subject to the Section 17.05 and Section 24.06 hereof. Tenant covenants and agrees that at no time will the demand electrical load in the Premises exceed the Standard Electrical Load. Landlord shall deliver the Standard Electrical Load to the Premises through the existing electric risers in the Building and Tenant shall have the right to distribute the Standard Electrical Load across the Premises as it so elects in its sole discretion provided that such power shall be limited to Tenant’s power requirements in the Premises. Tenant shall furnish, install and replace, as required, all lighting tubes, lamps, bulbs and ballasts and all such equipment so installed shall be customary in first class office buildings and shall be dignified and of a first class nature and shall become Landlord’s property upon the expiration or earlier termination of this Lease. Tenant shall have the right to use existing electrical transformer capacity within the Premises, Landlord represents and covenants that such electrical transformer capacity is and shall be readily available to Tenant and in usable condition.

Section 24.03 Tenant’s use of electric energy in the Premises and/or the Building’s telephone network shall not at any time exceed the capacity of any of the equipment in or otherwise serving the Premises exclusive of base Building HVAC. The foregoing sentence notwithstanding, Tenant shall have the right to obtain electrical capacity in excess of the Standard Electrical Load (the “Additional Electrical Load”)provided that: (i) Tenant demonstrates the need for the Additional Electrical Load to Landlord’s reasonable satisfaction; (ii) Tenant shall be solely responsible for all actual, out-of-pocket costs incurred by Landlord to provide the Additional Electrical Load to the Premises, provided there shall be no tap-in fee payable by Tenant for accessing such Additional Electrical Load; and (iii) the Building shall have such additional power available as determined by Landlord in its sole but reasonable discretion. The Building does not have an emergency generator available for use by the Premises; however, upon providing Landlord with prior written notice and subject to availability of space as determined by Landlord in its sole but reasonable discretion for the installation of an emergency generator, Tenant shall have the right to install, as a Tenant’s Change subject to Landlord’s reasonable approval of plans and specifications therefor, one (1) emergency generator in size and in the location reasonably approved by Landlord for its exclusive use (a “Tenant Generator”). If Tenant elects to install a Tenant Generator, then within sixty (60) days from the date on which Tenant notified Landlord of its desire to install a Tenant Generator, Landlord shall provide appropriate space for the Tenant Generator in a location reasonably approved by Tenant (the “Tenant

Generator Location”). If (a) Tenant fails to commence and diligently pursue the installation of the Tenant Emergency Generator within six (6) months from the date on which the parties have agreed on a Tenant Generator Location and (b) another tenant in the Building shall with an existing right to install its own generator has notified Landlord in accordance with its lease of its desire to do so and the Tenant Generator Location is the only suitable location available to such other tenant, then Landlord shall provide Tenant with not less than thirty (30) days prior notice of the same. If Tenant shall either (x) notify Landlord that it no longer desires to use the Tenant Generator Location or (y) shall not commence and diligently pursue the installation of its Tenant Generator within thirty (30) days from the date of Landlord’s notice, Tenant’s right to the specific Tenant Generator Location shall lapse unless and until such Tenant Generator Location becomes available. Landlord shall permit Tenant reasonable access to the Tenant Generator Location and all necessary mechanical rooms and Building Systems for construction, installation, maintenance, repair, operation and use of the same. In the event that Tenant elects to install the Tenant Generator, such Tenant Generator shall utilize fuel from a supply and location approved by Landlord in its sole but reasonable discretion. All costs of whatsoever nature associated with the Tenant Generator, the Tenant Generator Location and the fuel supply and location shall be at Tenant’s sole cost and expense. In addition, Tenant shall pay Landlord a fair market rental for the Tenant Generator Location and fuel tank if located in areas other than the roof of, or in a mechanical room within, the Building, and if the parties are unable to reach agreement as to such fair market rental, same will be determined generally utilizing the procedure set forth in Section 32.01(c) of this Lease.

Section 24.04 Tenant may elect to have Landlord discontinue furnishing electric energy to Tenant in the Premises at any time upon not less than 180 days’ notice to Landlord. If Tenant exercises such right, this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of such discontinuance Landlord shall not be obligated to furnish electric energy to Tenant and Tenant shall not be obligated to pay Landlord for any electric energy furnished to the Premises. If Tenant elects to have Landlord discontinue furnishing electric energy to Tenant, Tenant shall arrange to obtain electric energy directly from the public utility company or alternate utility provider (if any as selected by Landlord) furnishing electric energy to the Building. Such electric energy may be furnished to Tenant by means of the then existing building system feeders, risers and wiring. All meters and additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electric energy directly from such public utility company shall be furnished and installed by Tenant at Tenant’s cost and Landlord shall cooperate (at no cost to Landlord) with Tenant with respect to such installation as well as provide all necessary space for such equipment, but only to the extent reasonably required for such equipment and for wiring and only to the extent such space is deemed reasonably available by Landlord.

Section 24.05 Landlord shall provide sufficient water to the Premises for (i) normal office use, including cleaning the Premises; (ii) Landlord’s air conditioning equipment during Business Hours; and (iii) drinking, pantry, lavatory or toilet facilities in the core area of the Premises. Tenant shall pay for same as part of Operating Expenses. In no event shall Landlord be obligated to provide hot water to the Premises, only warm water to the core bathrooms.

Section 24.06 Subject to Section 17.05 and except as otherwise specifically provided herein to the contrary, Landlord shall in no way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur by reason of any failure, inadequacy or defect in the character, quantity or supply of electricity, water or telephone network access and/or service furnished to the Premises, except to the extent caused by the negligence, wrongful acts or omissions (where this Lease or Requirements impose a duty to act) of Landlord or willful misconduct of any Landlord Parties.

Section 24.07 Except as otherwise set forth herein, effective as of the Term Commencement Date, Tenant shall pay to Landlord, as additional rent, the amounts from time to time billed by Landlord pursuant to the provisions of this Article 24, each such bill to be accompanied by reasonable supporting documentation and to be paid within thirty (30) days after the same has been rendered. If any tax is imposed upon Landlord’s receipts from the sale or resale of electric energy to Tenant under federal, state, municipal or other law, such tax may, to the extent permitted by law, be passed on by Landlord to Tenant and be included as additional rent, in the bills payable by Tenant hereunder.

Section 24.08 Notwithstanding anything contained in this Article 24 to the contrary, if the law or utility servicing the Building requires Tenant to convert the method by which it receives electricity, then the equitable cost allocable to the Premises to so convert shall be split equally between Landlord and Tenant, provided however, Landlord shall have no right to require such conversion if it is not required by the law or the utility servicing the Building.

Section 24.09 Tenant acknowledges that Landlord may now, or in the future, have the right to select the entity or entities which will provide electrical power to the Building (including, the Premises). Landlord shall have the right, in its sole discretion, to select any entity or entities which it desires to have as the electrical service provider to the Building (including, the Premises) and Tenant shall not have the right to select the same or participate in the selection of the same except and unless applicable law requires that Tenant have any such right(s) (and then only to the extent applicable law requires) provided that any service provider that is affiliated with Landlord shall charge rates that are competitive with third party service providers of similar service. Notwithstanding the foregoing, Tenant shall have the right, subject to Landlord’s reasonable approval, to select the telecommunications service providers that it uses in the Premises except to the extent that such right shall violate any existing exclusive use agreements that Landlord may have with other telecommunications service providers. To the extent Landlord approves a telecommunications service provider for Tenant that does not service the Building as of the date of this Lease, Tenant’s right to use such provider is conditioned upon such provider entering into such agreement and upon such commercially reasonable terms as Landlord shall require, customary with industry practices. All costs associated with the telecommunication services provided to Tenant shall be at Tenant’s sole expense.

ARTICLE 25

Assignment, Mortgaging, Subletting, Etc.

Section 25.01 Tenant shall not, whether directly, indirectly, voluntarily, involuntarily, or by operation of law or otherwise (a) assign or otherwise transfer this Lease or the term and estate hereby granted or any interest herein or offer or advertise to do so, (b) sublet the Premises or any part thereof, or offer or advertise to do so, or allow the same to be used, occupied or utilized by anyone other than Tenant, or (c) mortgage, pledge, encumber, grant a security interest in or otherwise hypothecate this Lease or the Premises or any interest therein or any part thereof in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord. Landlord shall not unreasonably withhold, condition or delay its consent to any advertisement to sublet all or any portion of the Premises or assign this Lease if such advertisement does not contain the financial terms of such assignment, but in all events, Tenant shall have the right to list the assignment or subletting with a broker.

Section 25.02 (a) If Tenant is a corporation, partnership or other entity, the provisions of subdivision (a) of Section 25.01 shall apply to: (i) a transfer of a majority percentage interest of the stock or beneficial ownership interest, as the case may be, of Tenant (however accomplished, whether in a single transaction or in a series of related or unrelated transactions); (ii) a transfer by operation of law or otherwise, of Tenant’s interest in this Lease; and/or (iii) any increase in the amount of issued and/or outstanding shares of capital stock of any corporate Tenant (or partnership interests of any partnership Tenant or membership interests of any limited liability company) and/or the creation of one or more additional classes of capital stock of any corporate Tenant (or partnership interests of any partnership Tenant or membership interest of any limited liability company) (however accomplished, whether in a single transaction or in a series of related or unrelated transactions), with the result that the Tenant shall no longer be controlled by the beneficial and record owners of the capital stock of such corporate Tenant (or partnership interests in the case of a partnership or membership interests in the case of a limited liability company) as of the date immediately prior to such event. Notwithstanding anything contained herein to the contrary, the (A) reorganization of Tenant from one form of entity to another, (B) change in situs or place of organization, (C) merger or consolidation of Tenant with and/or into another entity, (D) the sale, transfer and/or assignment of all or substantially all of Tenant’s assets, stock or other equity interests to another entity or (E) the transactions described in Section 25.02(a)(i)-(iii) above (the entity resulting from the transactions described in clauses (A)-(E) above, a, “Successor Entity”) shall not constitute an assignment of this Lease or be subject to the restrictions in Section 25.01, provided that: (1) the principal purpose of any of the foregoing transactions is not to circumvent the restrictions on assignment set forth in this Article 25; and (2) the Successor Entity has a net worth computed in accordance with generally accepted accounting principles (or if Tenant and/or Successor Entity do not ordinarily prepare their respective financial statements in accordance with generally accepted accounting principles, then on the basis of another recognized basis of accounting consistently applied and regularly used by such party which shall include, without limitation, the income tax basis) equal to or greater than Tenant’s net worth immediately prior to such transaction; and (3) Successor Entity has executed an Assumption Agreement (as hereinafter defined in Section 25.04 below); pursuant to Section 25.04 hereof; and (4) Tenant provides Landlord with reasonably satisfactory evidence of the same at least ten (10) days prior to such transaction (and if prior disclosure is not legally permissible (whether by confidentiality agreement or otherwise) or practical to do so, then promptly following the time when disclosure is legally permissible or practical to do so). Notwithstanding the above, Section 25.01 shall not apply to: (y) transfers of stock in a corporation or other type of entity whose shares or units are traded in the “over-the-counter” market or any recognized securities exchange; or (z) any sale or issuance of Tenant’s stock or units of interest in connection with a public offering.

(b) Notwithstanding anything contained in this Article 25 to the contrary, Tenant may assign this Lease and/or sublease the Premises or any portion thereof to any entity which controls Tenant, Tenant controls and/or is under common control with Tenant (each such entity, an “Affiliate”), without having to obtain Landlord’s prior written consent, which assignment or sublease shall not be subject to Section 25.06 or 25.13 below, provided that: (a) Tenant is not in monetary or material non-monetary default of any of the terms or conditions of this Lease beyond the expiration of any applicable notice and cure period at the time of the making of such assignment or sublease or the time such assignment or sublease is to take effect or commence, as the case may be, (b) Tenant provides Landlord with at least five (5) business days’ prior written notice thereof along with a fully executed copy of the assignment or sublease, (c) Tenant provides Landlord, from time to time (initially as well as any time thereafter but in no event more than once per annum), within five (5) business days’ after Landlord requests the same in writing, such evidence and/or affidavits as Landlord may reasonably require in order to confirm the satisfaction of the above-described control test, (d) intentionally deleted and (e) said assignee or subtenant continues at all times thereafter to satisfy the above-described control test.

Section 25.03 If this Lease shall be assigned, whether or not in violation of the provisions of this Lease, Landlord may, after default by Tenant, and notice and the expiration of Tenant’s time to cure such default, collect rent from the assignee. If the Premises or any part thereof are sublet or used or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and notice and the expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord shall apply the net amount collected to the Fixed Rent and additional rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 25.01, or the acceptance of the assignee, subtenant or occupant as tenant, or as a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease. The consent by Landlord to assignment, mortgaging, subletting or use or occupancy by others shall not in any way be considered to relieve Tenant from obtaining the express written consent of Landlord to any other or further assignment, mortgaging, subletting or use or occupancy by others not expressly permitted by this Article. References in this Lease to use or occupancy by others, that is anyone other than Tenant, shall not be construed as limited to subtenants and those claiming under or through subtenants but as including also licensees and others claiming under or through Tenant, immediately or remotely.

Section 25.04 Any assignment or transfer, whether made with or without Landlord’s consent pursuant to Section 25.01 or Section 25.02, shall be made only if, and shall not be effective until, the assignee or transferee shall execute, acknowledge and deliver to Landlord an agreement whereby the assignee or transferee shall assume from and after the date of such assignment the obligations of this Lease on the part of Tenant to be performed or observed and whereby the assignee or transferee shall agree that the provisions in Section 25.01 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers (an “Assumption Agreement”). Tenant covenants that, notwithstanding any assignment or transfer (including by way of asset transfer), whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Fixed Rent and/or additional rent by Landlord from an assignee, transferee, or any other party, Tenant shall remain fully liable for the payment of the Fixed Rent and additional rents and for the other obligations of this Lease on the part of Tenant to be performed or observed as set forth in this Lease.

Section 25.05 The joint and several liability of Tenant and any immediate or remote successor-in-interest of Tenant and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease, provided that none of the foregoing shall increase the obligations or liabilities of any predecessor-in-interest as Tenant hereunder.

Section 25.06 Notwithstanding anything contained to the contrary in Sections 25.01 or 25.02 of this Article, if Tenant shall at any time or times during the Term desire (notwithstanding that Tenant may not in fact have entered into any discussions with any assignee or subtenant) to assign this Lease, or sublease any full floor within the Premises for all or substantially all of the Term (other than an assignment or sublease permitted to be made without Landlord’s consent hereunder), Tenant shall give notice thereof to Landlord, which notice shall include all of the material terms of the proposed assignment or subletting. Such notice (the “Recapture Offer Notice”) shall be deemed an offer from Tenant (the “Recapture Offer”) to Landlord whereby Landlord may, at its option: (i) terminate this Lease (if the proposed transaction is an assignment or a sublease of all the Premises); or (ii) terminate this Lease with respect to the space covered by the proposed sublease. Said option may be exercised by Landlord by notice to Tenant at any time within thirty (30) days after receipt by Landlord of the Recapture Offer Notice (such 30-day period, the “Recapture Determination Period”); and Tenant shall not assign this Lease or sublet such space to any person during the Recapture Determination Period. If Landlord shall not so terminate this Lease in accordance with the foregoing provisions of this Section 25.06 within the Recapture Determination Period, the Recapture Offer shall be deemed rejected by Landlord and therefore null and void and of no further force or effect upon the expiration of the Recapture Determination Period.

Section 25.07 If Landlord exercises its option to terminate this Lease in the case where Tenant desires either to assign this Lease or sublet all the Premises, then, the Expiration Date shall be the date that such assignment or sublet was to be effective or commence, as the case may be.

Section 25.08 If Landlord exercises its option to terminate this Lease in part, in any case where Tenant desires to sublet part of the Premises, then, (a) the Expiration Date with respect to such part of the Premises shall be the date that the proposed sublease was to commence; (b) from and after such Expiration Date the Fixed Rent and additional rent shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises; and (c) Tenant shall pay to Landlord, within thirty (30) days after demand together with reasonable back-up documentation, Landlord’s reasonable cost for physically separating such part of the Premises from the balance of the Premises.

Section 25.09 Intentionally deleted.

Section 25.10 In the event Landlord does not exercise its options pursuant to Section 25.06 to terminate this Lease in whole or in part and provided that Tenant is not in default of any of Tenant’s monetary or material, non-monetary obligations under this Lease beyond the expiration of any applicable notice and cure period, Landlord’s consent (which must be in writing and not in derogation of any of Tenant’s rights under this Lease and may contain such reasonable modifications that may be required due to any particular circumstances, as the case may be) to the proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed and shall be granted or withheld within twenty (20) days (the “Consent Determination Period”) after Landlord has failed to have exercised any of its options under Section 25.06 hereof within the time permitted therefor and after Landlord has received from Tenant: (i) a conformed or photostatic copy of the proposed assignment or sublease, or a term sheet thereof, the effective or commencement date of which shall be at least thirty (30) days after the giving of such notice; (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or sub-tenant, the nature of its business and its proposed use of the Premises, and (iii) current financial information with respect to the proposed assignee or subtenant, including without limitation, its most recent financial report, provided and upon condition that all of the following are satisfied:

(a) Tenant shall have complied with the provisions of Section 25.06 and Landlord shall not have exercised any of its termination options under said Section 25.06 within the time permitted therefor;

(b) In Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in a business and possesses a general reputation and its proposed use of the Premises (or a portion thereof) is, appropriate for and in keeping with the then standards of the Building; and the proposed use is limited to the use expressly permitted under Section 1.03;

(c) The financial condition of the proposed assignee or subtenant is commensurate with the financial obligations involved in the proposed assignment or sublease and Landlord has been furnished with reasonable proof of the foregoing;

(d) Neither: (i) the proposed assignee or subtenant; nor (ii) any person which, directly or indirectly, controls; is controlled by, or is under common control with, the proposed assignee or subtenant, is then an occupant of any part of the Building, provided however this condition shall not apply if Landlord does not then have available for leasing in the Building space which is comparable (in terms of square footage, quality, price, location and proposed term) to the space which is the subject of the proposed transaction;

(e) The proposed assignee or subtenant is not a person with whom Landlord is then (or has been within the previous four (4) months) actively negotiating (as evidenced by the exchange of written proposals) to lease space in the Building, provided however this condition shall not apply if Landlord does not then have available for leasing in the Building space which is comparable (in terms of square footage, location and proposed term) to the space which is the subject of the proposed transaction;

(f) The form of the proposed assignment or sublease shall comply with the applicable provisions of this Article; and Tenant and the proposed assignee or subtenant shall execute a Consent to Assignment or Subletting not in derogation of any of Tenant’s rights under this Lease and as reasonably agreed to among the parties;

(g) There shall not be more than four (4) occupants per floor of the Premises;

(h) The rental and other material terms and conditions of the sublease are substantially the same as or more favorable to Tenant than those contained in the proposed notice furnished to Landlord pursuant to Section 25.06;

(i) Tenant shall pay to Landlord, upon Tenant’s execution of the consent to assignment or subletting, Landlord’s actual, reasonable out-of-pocket legal fees in connection with said assignment or sublease;

(j) Tenant shall not have advertised or publicized in any way the availability of the Premises or any part thereof except Tenant may advertise the availability of such space provided such advertisement does not set forth any financial terms for the assignment or sublease of such space and Tenant may list the same with a broker; and

(k) The proposed assignee or subtenant shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of the courts of, the State of New York.

Notwithstanding the foregoing to the contrary, in the event that Tenant’s Recapture Offer Notice shall contain all or substantially all of the information required to be provided by pursuant to this Section 25.10 by Tenant for purposes of obtaining Landlord’s consent to a proposed assignment or subletting, then Landlord and Tenant agree that the 20-day Consent Determination Period shall be deemed merged into the 30-day Recapture Determination Period such that on or before the expiration of the Recapture Determination Period, Landlord shall have either (i) exercised its right to terminate this Lease pursuant to Section 25.06 or (ii) granted or denied its consent to the proposed assignment or subletting in pursuant to this Section 25.10. In the event that Landlord shall not have exercised its termination rights within the Recapture Determination Period and shall have failed to grant or deny its consent to a proposed assignment or subletting within the Consent Determination Period or the Recapture Determination Period as applicable, then Landlord’s consent to the proposed assignment or the proposed subletting shall be deemed granted on the basis of the information provided to Landlord by Tenant pursuant to Section 25.10.

Each subletting pursuant to this Article shall be subject to all the covenants, agreements, terms, provisions and conditions contained in this Lease. Notwithstanding any subletting to any subtenant and/or acceptance of rent or additional rent by Landlord from any subtenant, Tenant shall and will remain fully liable for the payment of the Fixed Rent and additional rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and all acts and omissions (where this Lease or applicable law imposes a duty to act) of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant further agrees that notwithstanding any such subletting, no other and further subletting of the Premises by Tenant or any person claiming through or under Tenant shall or will be made except upon compliance with and subject to the provisions of this Article. Except in such instances where a court of competent jurisdiction has determined that Landlord has acted in an arbitrary and capricious manner or in bad faith, if Landlord shall decline to give its consent to any proposed assignment or subtenant or if Landlord shall exercise any of its options under Section 25.06, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including reasonable counsel fees and disbursements) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

Section 25.11 In the event that (a) Landlord fails to exercise any of its options under Section 25.06 and consents to a proposed assignment or sublease, and (b) Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within one hundred and eighty (180) days after the giving of such consent, then, Tenant shall again comply with all the provisions and conditions of Section 25.06 before assigning this Lease or subletting all or part of the Premises.

Section 25.12 With respect to each and every sublease or subletting authorized by Landlord under the provisions of this Lease, it is further agreed:

(a) The subletting shall be for a term ending prior to the Expiration Date.

(b) No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord.

(c) Each sublease shall be deemed to provide that it is subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that Section 27.04 shall govern in the event of termination, re-entry or dispossess by Landlord or successor landlord under this Lease.

(d) Landlord shall execute and deliver a non-disturbance agreement, containing such reasonable modifications that may be required due to any particular circumstances, with respect to any permitted subtenant with sufficient financial worth considering the responsibility involved under a sublease reasonably satisfactory to Landlord covering not less than one (1) full floor of the Premises providing that, so long as such subtenant is not in default under such sublease (beyond any applicable notice and cure period provided the same are of customary length) and occupies not less than one (1) full floor at the time this Lease is terminated: (i)

Landlord will not join such subtenant as a party defendant in any action or proceeding to terminate this Lease or to remove or evict Tenant or to recover possession of the Premises, by reason of a default on the part of Tenant under this Lease; (ii) such subtenant shall not be evicted from the premises covered by the sublease; (iii) such subtenant’s leasehold estate in, and its possession of, the premises will not be diminished, interfered with, disturbed or terminated; (iv) if this Lease shall be terminated (because of Tenant’s default or disaffirmance in bankruptcy or pursuant to Landlord’s rights under this Article 25 but not because of Landlord’s rights under Articles 7 and 8 hereof), such sublease shall continue in full force and effect as a direct lease between Landlord and such subtenant upon all of the terms and conditions set forth in such sublease (except for any obligations under such sublease which would reasonably only be obligations of Tenant, as sublandlord (e.g., the provisions of shared library, cafeteria, secretarial or conference facilities) and such other obligations as Landlord may reasonably exculpate itself pursuant to the agreement; provided, however, that unless Landlord has agreed to a different standard in the SNDA (as hereinafter defined in Section 27.01) among Landlord, Tenant and the holder of any superior mortgage, in the event this Lease provides Landlord with greater rights or Tenant with lesser rights than what is set forth in the sublease, then the applicable terms of this Lease shall be deemed to replace the applicable provisions of, or be inserted into, the sublease and the attornment document may so provide; and (v) subtenant agrees that the total rent payable under the sublease on a per square foot basis shall increase to that of Tenant under this Lease (as then escalated and subject to further escalation) if the sublease provides for a lower rent, and such subtenant shall attorn to and recognize Landlord as such subtenant’s landlord under such sublease, and Landlord shall accept such attornment and recognize such subtenant as its direct tenant under such sublease, except that Landlord or the successor landlord shall not: (x) be liable for any previous act or omission of Tenant under the sublease; (y) be subject to any offset, which shall have theretofore accrued to subtenant against Tenant; or (z) be bound by any previous modification of the sublease, not expressly provided for in the sublease, or by any previous payment of more than one (1) month’s Fixed Rent or payment of additional rent more than one (1) month prior to the date on which same is due, unless such modification or prepayment shall have been expressly approved in writing by Landlord.

Section 25.13 If Landlord shall give its consent to any assignment of this Lease or to any sublease, Tenant shall in consideration therefor pay to Landlord as additional rent:

(a) in the case of an assignment, an amount equal to fifty percent (50%) of all sums and other monetary considerations paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for Tenant’s Property or Appurtenances, less the then depreciated cost thereof determined on the basis of Tenant’s federal income tax returns) and after first deducting legal and other professional fees (including fees paid to Landlord pursuant to Section 25.10(i)), the cost of alterations, rent abatements and work allowances and other tenant concessions and brokerage and marketing fees and any transfer taxes; and

(b) in the case of a sublease, fifty percent (50%) of any rents, additional rent or other monetary consideration payable under the sublease to Tenant by the subtenant in excess of the Fixed Rent and additional rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof (including, but not limited to, sums paid for Tenant’s Property or Appurtenances, less the then depreciated cost thereof determined on the basis of Tenant’s federal income tax returns) and after first deducting legal and other professional fees (including fees paid to Landlord pursuant to Section 25.10(i)), the cost of alterations, rent abatements and work allowances and other tenant concessions and brokerage and marketing fees and any transfer taxes. The sums payable under this Section 25.13(b) shall be paid to Landlord as and when received by Tenant.

Section 25.14 Landlord shall, at the request of Tenant, maintain listings on the Building directory (to the extent the same exists) of the names of Tenant and any other person, firm, association or corporation in occupancy of the Premises or any part thereof as permitted hereunder, and the names of any officers, directors, members, partners or employees of any of the foregoing. The listing of any name other than that of Tenant, whether on the doors of the Premises, on the Building directory, or otherwise, shall not operate to vest in said person or entity any right or interest in the Lease or in the Premises or any portions thereof or be deemed to be the consent of Landlord (written or otherwise) mentioned in this Article 25. It is expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant, but only if the Building directory is no longer maintained by Landlord. The parties acknowledge that as of the date of this Lease, there is no Building directory.

Section 25.15 Notwithstanding anything in this Article 25 to the contrary, Landlord consents to the use of desk and office space in no more than fifteen percent (15%) of the rentable square footage of the Premises by professionals, consultants, contractors, clients or others with whom Tenant has a bona fide business relationship (each a, “Business Invitee”), subject to the following conditions: (i) no demising walls shall be permitted separating such office space from the balance of the Premises and no separate entrance into the Premises shall be provided to such office space, (ii) Tenant shall not receive any profit from the use by the Business Invitee of such space, (iii) the Business Invitee is of character, is engaged in a business, and uses the Premises in a manner in keeping with the standards in such respects of the other tenancies in the Building, (iv) the use and occupancy by the Business Invitee is otherwise expressly subject to all of the terms, covenants, conditions and obligations on Tenant’s part to be observed and performed under this Lease, including Tenant’s obligation to indemnify Landlord for all matters arising out of the Business Invitee’s use of the Premises pursuant to Section 5.01(k) of this Lease, (v) prior to the use of the Premises by the Business Invitee, the name of such Business Invitee shall be furnished to Landlord, (vi) any violation of any provision of this Lease by the Business Invitee shall be deemed to be a default by Tenant under such provision, and (vii) the Business Invitee shall have no recourse against Landlord whatsoever on account of any failure by Landlord to perform any of its obligation under the Lease or on account of any other matter.

ARTICLE 26

Escalations

Section 26.01 As used in this Lease, the words and terms which follow mean and include the following:

(a) “Tax Year” shall mean each period of twelve (12) months, commencing on the first day of July of each such period, in which occurs any part of the Term or such other period of twelve (12) months occurring during the Term as hereafter may be duly adopted as the fiscal year for real estate tax purposes of the City of New York.

(b) “Operating Year” shall mean each calendar year of twelve consecutive months.

(c) “Tenant’s Tax Proportionate Share” and “Tenant’s Operating Proportionate Share” for each floor of the Premises shall be as set forth on Exhibit C. Tenant acknowledges that such agreed-upon percentages shall change only if the area of the Premises is increased or decreased pursuant to an amendment to this Lease signed by Landlord and Tenant or if Landlord physically constructs additional rentable space in the Building in which case, Tenant’s Tax Proportionate Share and Tenant’s Operating Proportionate Share shall be recalculated on the same basis and methodology as the rentable square foot area for the Premises and Building was calculated as of the date of this Lease.

(d) “Operating Expenses” shall have the meaning set forth in Exhibit K annexed hereto and made a part hereof.

(e) “Base Year Operating Expenses” shall mean the Operating Expenses for the Operating Year ending December 31, 2014.

(f) “Real Estate Taxes” shall mean the aggregate amount of real estate taxes and assessments imposed upon the Land and Building and payable by Landlord taking into account the benefit of abatements or exemptions, if any (including, without limitation: (i) real estate taxes upon any “development rights” payable by Landlord; and (ii) any assessments levied after the date of this Lease for public benefits to Land and/or Building, or special assessments levied on the Land and/or Building, which assessments, if payable in installments shall be deemed payable in the maximum number of permissible installments), in the manner in which such taxes and assessments are imposed as of the date hereof, excluding any franchise, estate, inheritance or income tax of Landlord or any penalties or interest; provided, that if because of any change in the taxation of real estate, any other tax or assessment of any kind or nature (including, without limitation, any occupancy, gross receipts or rental tax but excluding income, inheritance, gift and excise taxes ) is imposed upon Landlord or the owner of the Land and/or Building, or upon or with respect to the Land and/or Building or the occupancy, rents or income therefrom, in substitution for, or in addition to, any of the foregoing Real Estate Taxes, such other taxes or assessment shall be deemed part of the Real Estate Taxes computed as if Landlord’s sole asset and source of income were Landlord’s interest in the Land and Building. Landlord shall have the exclusive right, but not the obligation, to contest or appeal any assessment of Real Estate Taxes levied upon the Land and the Building by any governmental or quasi-governmental taxing agency. Tenant shall have no right or power to contest or appeal any assessment of Real Estate Taxes. With respect to any Tax Year, including the Tax Year used to determine the Real Estate Tax Base, all expenses, including the reasonable fees and expenses of attorneys, experts and witnesses incurred in contesting the validity or amount of any Real Estate Taxes, regardless of whether successful, shall be considered as part of the Real Estate Taxes for such Tax Year.

(g) “Real Estate Tax Base” shall mean the amount which is equal to the Real Estate Taxes for the Tax Year ending on June 30, 2015. Landlord represents that, as of the date of this Lease, there are no tax abatements or exemptions which will affect the Real Estate Tax Base.

(h) “Escalation Statement” shall mean a statement in writing from Landlord, setting forth the amount payable by Tenant for a specified Tax Year or Operating Year, as the case may be, pursuant to this Article 26, which statement shall include in reasonable detail the computation of any additional rent payable pursuant to this Article. Landlord shall furnish Tenant with a copy of the current bill for the current Tax Year within ten (10) business days after tenant’s request in writing for such tax bill.

Section 26.02 If the Real Estate Taxes for any Tax Year (all or any portion of which falls within the Lease term) shall be greater than the Real Estate Tax Base, Tenant shall pay to Landlord as additional rent pursuant to Sections 26.05 and 26.06 for the Premises for such Tax Year an amount (herein called the “Tax Payment”) equal to Tenant’s Tax Proportionate Share of the amount by which the Real Estate Taxes paid for such Tax Year are greater than the Real Estate Tax Base.

Section 26.03 For each Operating Year commencing during the Term, Tenant shall pay pursuant to Sections 26.05 and 26.06 an amount (Operating Payment) equal to Tenant’s Operating Proportionate Share of the amount by which the Operating Expenses paid or incurred for such Operating Year are greater than the Base Year Operating Expenses.

Section 26.04 Intentionally deleted.

Section 26.05 Landlord shall furnish to Tenant, prior to the commencement of each Operating Year, as the case may be, a written statement setting forth Landlord’s reasonable estimate of the Operating Payment. Landlord shall also furnish to Tenant prior to the commencement of each Tax Year, a written statement setting forth the Tax Payment for the ensuing Tax Year based on the current tax bill. Landlord may readjust the amount of the Tax Payment set forth in such written statement if Landlord receives a revised or finalized tax bill for Real Estate Taxes from the City of New York. Tenant shall pay to Landlord on the first day of each month during such Operating Year or Tax Year, as the case may be, an amount equal to one-twelfth of the amount set forth on each written statement. If, however, Landlord shall furnish any such Operating Year estimate (which estimate shall not be more than 105% of the amount for the immediately preceding year excluding non-controllable expenses such as insurance and utilities) for an Operating Year subsequent to the commencement thereof, or any Tax Year statement, then (a) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section in respect of the last month of the preceding Operating Year; (b) promptly after such written statement is furnished to Tenant, Landlord shall give notice to Tenant stating whether the installments of the Operating Payment or Tax Payment previously made for such Operating Year or Tax Year, as the case may be, were greater or less than the installments of the Operating Payment or Tax Payment to be made for such Operating Year or Tax Year in accordance with such written statement (as may be adjusted in the case of the Tax Payment), and: (i) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor; or (ii) if there shall have been an overpayment, Landlord shall promptly refund or credit to Tenant the amount thereof but no later than twenty (20) days after demand; and (c) on the first day of the month following the month in which such estimate is furnished to Tenant, and monthly thereafter throughout the remainder of such Operating Year or Tax Year, as the case may be, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of the Operating Payment or Tax Payment, as the case may be, shown on such written statement.

Section 26.06 Landlord shall furnish to Tenant an Escalation Statement for each Operating Year and for each Tax Year. Landlord shall furnish such Escalation Statements (together with the true-up amounts, if any, based on the actual amounts from the prior year against the estimated payments) within one hundred and fifty (150) days after the end of the applicable Operating Year. If Landlord fails to furnish an Escalation Statement for Operating Expenses within two hundred and ten (210) days after the end of the applicable Operating Year, Tenant may cease making monthly Operating Payments until such Escalation Statement is furnished, provided however, in no event shall Tenant be relieved or released of its obligation to make the full amount of Operating Payment due hereunder. If the Escalation Statement shall show that the sums paid by Tenant under Section 26.05 exceeded the Tax Payment or Operating Payment to be paid by Tenant for such Tax Year or Operating Year, as the case may be, Landlord shall refund to Tenant the amount of such excess within thirty (30) days after delivery of such Escalation Statement, or Tenant shall be entitled to a credit against the next ensuing installment of Fixed Rent or additional rent until such amount shall be exhausted; and if the Escalation Statement for such Tax Year or Operating Year, as the case may be, shall show that the sums so paid by Tenant were less than the Tax Payment or Operating Payment, as the case may be, to be paid by Tenant for such Tax Year or Operating Year, Tenant shall pay the amount of such deficiency within thirty (30) days after demand therefor. Notwithstanding anything to the contrary contained in Sections 26.05 or 26.06 hereof, Landlord shall furnish to Tenant an Escalation Statement or statements showing the Tax Payment to be paid by Tenant for the applicable Tax Year. Tenant shall pay Tenant’s Tax Payment in the same number of installments that Landlord pays to the City of New York (or applicable governmental authority) with each installment of the applicable Tax Payment being due thirty (30) days after Landlord bills Tenant for the installment in question.

Section 26.07 In case the Real Estate Taxes for any Tax Year or part thereof falling within the Term shall be reduced during the term hereof after Tenant shall have paid Tenant’s Tax Proportionate Share of any increase thereof in respect of such Tax Year pursuant to Section 26.06 hereof, Landlord shall credit to Tenant Tenant’s Tax Proportionate Share of the refund against the next installment of Fixed Rent and additional rent next due or refund such amount if the Lease term has ended. Landlord’s obligations pursuant to the preceding sentence shall survive the Expiration Date. If, after an Escalation Statement has been sent to Tenant during the term hereof, the assessed valuation which had been utilized in determining the Real Estate Base Tax is reduced (as a result of settlement, final determination of legal proceedings or otherwise), then, and in such event (a) the Real Estate Tax Base shall be retroactively adjusted to reflect such reduction and (b) all retroactive additional rent resulting from such retroactive adjustment shall be forthwith payable within thirty (30) days of when billed by Landlord. Landlord shall send to Tenant a statement setting forth the basis for such retroactive adjustment and additional rent payments.

Section 26.08 Intentionally deleted.

Section 26.09 Payments shall be made pursuant to this Article 26 notwithstanding the fact that an Escalation Statement is furnished to Tenant after the Expiration Date and any delay or failure of Landlord in billing any additional rent provided for in this Article 26 shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such additional rent hereunder, but in no event shall such Escalation Statement be delivered after the date occurring two (2) years after the Expiration Date.

Section 26.10 Provided that Tenant is not in default hereunder beyond the expiration of any applicable notice and cure period, then, within one hundred and eighty (180) days after the submission of an Escalation Statement, Landlord shall allow Tenant or Tenant’s agents, upon not less than ten (10) business days advance notice to Landlord, to examine, during Business Hours at Landlord’s office where such records are kept in the Borough of Manhattan, City of New York, such books, purchase orders, invoices, payrolls and all other records in Landlord’s possession that are relevant to such Escalation Statement or as may be reasonably necessary in order to permit Tenant to verify the information set forth in such Escalation Statement with respect to Operating Expenses (an “Audit”). In no event shall any Audit cover a period which was the subject of a previous subject of an Audit. Any such Audit may only be conducted by an independent, nationally or regionally-recognized accounting firm that is not being compensated by Tenant on a contingency fee basis. Tenant and its agents shall keep all information which they are shown in connection with any Audit confidential and shall not reveal the same to any third party except as may be required by applicable Requirements or in connection with the proceeding to resolve any dispute as set forth below. Landlord shall have the right to precondition any verification right provided hereunder upon the execution by Tenant and the person conducting such Audit of a confidentiality agreement in the form as reasonably required by Landlord, which form may contain such reasonable modifications as agreed upon by the parties. In the event that Tenant fails to initiate such Audit within said one hundred and eighty (180) day period or fails to complete and deliver to Landlord a copy of such Audit within sixty (60) days after the completion of the Audit (provided Landlord has delivered to Tenant all the information and documents reasonably requested by Tenant as required hereunder), then in either such event, Tenant shall have no further right to challenge or contest the accuracy of the applicable Escalation Statement. No subtenant (as opposed to Tenant) shall have any right to conduct an Audit. In the event the parties settle any issues raised by an Audit or such issues are decided by a third accounting firm as set forth below and such settlement or decision results in a five percent (5%) or greater reduction in the amount of Operating Expenses for any one (1) Operating Year (from the amount of Operating Expenses stated by Landlord with respect to such Operating Year in its Escalation Statement), Landlord shall reimburse Tenant for Tenant’s reasonable and actual out-of-pocket accounting firm fee for such Audit and Landlord shall pay all expenses of the third accounting firm as set forth below and pay the amount of the overpayment owed with interest at the rate of the prime rate as published in The Wall Street Journal (or its successor) plus 2.5% per annum. In the event the parties are not able to settle all issues raised by an Audit, then Landlord and Tenant shall be bound by the findings of a third independent, nationally or regionally-recognized accounting firm selected by both Landlord and Tenant and whose expenses shall be shared equally between Landlord and Tenant, except as set forth above. In the event Landlord and Tenant fail to agree on the selection of the third accounting firm, the parties agree to submit such decision to the Chairman of the Board of Directors of the Management Division of the Real Estate Board of New York, Inc., or to such impartial person as he/she may designate whose determination shall be final and conclusive upon the parties hereto. In any event, within thirty (30) days after such final determination, Landlord shall credit against Fixed Rent next due and owing the amount of any overpayment of Operating Expenses made by Tenant as determined hereby or refund Tenant such amount if the Term has ended.

Section 26.11 In no event shall: (x) the Fixed Rent under this Lease (exclusive of the additional rent under this Article) be reduced by virtue of this Article except for the credits set forth herein, if any; or (y) Tenant be entitled to a credit against the payment of any additional rent that may be due under this Lease (including this Article 26) by reason of the fact that: (i) Operating Expenses in any Operating Year are less than Base Year Operating Expenses; and/or (ii) Real Estate Taxes for any Tax Year are less than the Real Estate Tax Base.

ARTICLE 27

Subordination

Section 27.01 Subject to Section 27.07(b) hereof, this Lease is subject and subordinate in all respects to all ground leases and/or underlying leases now or hereafter covering the real property or any portion thereof of which the Premises form a part and to all mortgages and trust indentures which may now or hereafter be placed on or affect such leases and/or the real property of which the Premises form a part, or any part or parts of such real property, and/or Landlord’s interest therein, and to each advance made and/or hereafter to be made under any such mortgages, or indentures and to all renewals, modifications, consolidations, increases, recastings, replacements, extensions and substitutions of and for such ground leases and/or underlying leases and/or mortgages or indentures (each lease or mortgage to which this Lease shall be subject and subordinate pursuant to the provisions hereof being respectively herein called a “superior lease” or a “superior mortgage”). This Section 27.01 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall execute, at its sole cost and expense, and deliver promptly any certificate that Landlord and/or any lessor under any superior lease and/or any holder of any superior mortgage and/or their respective successors in interest may reasonably request provided such request is in accordance with the provisions of a subordination, non-disturbance and attornment and agreement (an “SNDA”) entered into with Tenant. Landlord represents that it has received no notice of, and has no knowledge (without any specific inquiry or review of its files) of any default under any superior lease or superior mortgage which either presently exists or which would arise with the passage of time and the giving of notice.

Section 27.02 In the event of any act or omission of Landlord that would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction (but excluding any express right set forth in Articles 7 and 8 or elsewhere in this Lease not resulting from a default by Landlord), Tenant shall not be entitled to exercise such right:

(a) unless and until Tenant has given prompt written notice of such act or omission to the lessor under each superior lease and the holder of each superior mortgage, whose name and address shall previously have been furnished to Tenant in writing; and

(b) unless such act or omission shall be one which is not capable of being remedied by such lessor or such holder within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when the lessor under such superior lease or the holder of such superior mortgage shall have become entitled under such lease or such mortgage, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy or more than ninety (90) days), provided such lessor or such holder shall with due diligence give Tenant written notice of intention to, and commence and diligently continue to remedy such act or omission.

Section 27.03 Tenant shall take all reasonable action requested by Landlord at no cost to Tenant (provided the same does not increase Tenant’s obligations or decrease Tenant’s rights hereunder) such that neither the termination of any superior lease or any superior mortgage, nor the institution of any suit, action or other proceeding by the lessor under any such superior lease or the holder of any such superior mortgage to recover possession of the Premises leased or mortgaged under any such superior lease or any such superior mortgage or to realize on the mortgagor’s interest under any such superior mortgage or any such superior lease (provided that Tenant is not otherwise disturbed by the lessor under any such superior lease or the holder of any such superior mortgage) shall, by operation of law or otherwise, result in the cancellation or termination of this Lease (unless specific action is taken by the lessor under any such superior lease or the holder of any such superior mortgage to terminate this Lease based upon a default hereunder beyond the expiration of any applicable notice and cure period) or the obligations of Tenant hereunder. If the lessor under any superior lease or the holder of any superior mortgage, or the purchaser upon any foreclosure sale relating to such superior mortgage, or any designee of such lessor or such holder shall succeed to the rights of Landlord under this Lease, whether through possession, or any action or proceeding relating to the termination of such superior lease, or foreclosure action or delivery of a new lease or deed, then, at the request of such party so succeeding to Landlord’s rights (such party being sometimes herein called a “successor landlord”) and upon such successor landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such successor landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver, at Tenant’s sole expense, any reasonable instrument that such successor landlord may reasonably request to evidence such attornment and none of the above-described successions shall, by operation of law or otherwise, result in the cancellation or termination of this Lease (unless specific action is taken by such successor landlord to terminate this Lease) or the obligations of Tenant. Upon such attornment, this Lease shall continue in full force and effect as, or as if it were, a direct lease between the successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease, except that if the successor landlord is not an Affiliate of the prior landlord, the successor landlord shall not:

(a) be liable for any previous act or omission of Landlord under this Lease (provided however, that to the extent that this Lease obligates Landlord to perform any repairs or other work or maintenance to, or to provide or perform any services to the Building or the Premises, the successor landlord shall be obligated to do so);

(b) be subject to any offset, not expressly provided for in this Lease, which shall have theretofore accrued to Tenant against Landlord; or

(c) be bound by any previous modification of this Lease, not expressly provided for in this Lease, or by any previous prepayment of more than one month’s Fixed Rent or advanced payment of additional rent for more than one payment period, unless such modification or prepayment shall have been expressly approved in writing by the lessor under the superior lease or the holder of the superior mortgage through or by reason of which the successor landlord shall have succeeded to the rights of Landlord under this Lease.

Section 27.04 Subject to the terms of any SNDA executed with the applicable subtenant, in the event of termination, cancellation, re-entry or dispossess by Landlord or a successor landlord under this Lease Tenant shall, at Landlord’s or the successor landlord’s request given within thirty (30) days of the foregoing, execute an assignment (without representation or warranty) by Tenant to Landlord or the successor landlord of Tenant’s interest as sublessor under any subleases under this Lease.

Subject to the terms of any SNDA executed with the applicable subtenant, at Landlord’s or successor landlord’s option, pursuant to the applicable terms and conditions of the relevant subleases, sublessee shall attorn to Landlord or the successor landlord and upon such attornment, the sublease shall continue in full force and effect as, or as if it were, a direct lease between Landlord or the successor landlord and sublessee upon all the terms, conditions and covenants set forth in, at Landlord’s or successor landlord’s option, the Lease or the sublease, except that Landlord or the successor landlord shall not:

(a) be liable for any previous act or omission of sublessor under the sublease (but the same shall not release Landlord or a successor landlord, as applicable, from the requirement to perform any obligations of a continuous nature after such attornment);

(b) be subject to any offset, which shall have theretofore accrued to sublessee against sublessor not provided for in the sublease; or

(c) be bound by any previous modification of the sublease, not expressly provided for in the sublease unless consented thereto in writing, or by any previous prepayment of more than one month’s Fixed Rent or additional rent, unless such modification or prepayment shall have been expressly approved in writing by the Landlord under the Lease, the lessor under the superior lease or the holder of the superior mortgage through or by reason of which the successor landlord shall have succeeded to the rights of sublessor under the sublease, as the case may be.

In the event that Landlord or a successor landlord, as the case may be, does not request Tenant to assign its interest in the sublease or have sublessee attorn to Landlord or the successor landlord, as the case may be, then Landlord or successor landlord, as the case may be, shall have the right to terminate the sublease immediately at any time after termination or cancellation of this Lease or re-entry or dispossess by Landlord or a successor landlord under this Lease.

All subleases made in accordance with this Lease shall be subject to the above provisions, except for subleases for which Landlord has executed the agreement required pursuant to Section 25.12(d) hereof.

Section 27.05 In the event the holder of any mortgage or the lessor of any lease (present or future) relating to the Premises and/or this Lease requests that (a) this Lease and Tenant’s rights hereunder be made superior, rather than subordinate, to such mortgage or lease and/or (b) Tenant enters into an SNDA, then Tenant, within fifteen (15) days after written request, will execute and deliver without charge such commercially reasonable agreement(s) in such form(s) reasonably acceptable to Tenant and to the holder of such mortgage or lessor of such lease (provided the same does not increase Tenant’s obligations or decrease Tenant’s rights hereunder).

Section 27.06 Intentionally deleted.

Section 27.07 (a) Landlord represents that, as of the date of this Lease, the only superior lease is held by PGREF I 1633 Broadway Land, L.P. and the only superior mortgage is held by Landesbank Baden-Württemberg, as Administrative Agent. SNDAs with respect to such superior lease and superior mortgage shall be executed contemporaneously with this Lease.

(b) Anything in this Article 27 to the contrary notwithstanding, this Lease shall not be subordinate to any future superior mortgage or any future superior lease unless and until Landlord obtains an SNDA in favor of Tenant from the holder of any future superior mortgage or any future superior lease in such holder’s standard form, subject to Tenant’s commercially reasonable changes.

Section 27.08 Notwithstanding anything in this Article 27 to the contrary, if the terms of any subordination, non-disturbance and attornment agreement which Tenant enters into with the holder of any superior mortgage or superior lease conflicts with any of the terms of this Article 27, then the terms of the subordination, non-disturbance and attornment agreement shall control and such relevant provisions of this Article 27 shall be disregarded.

ARTICLE 28

Miscellaneous

Section 28.01 Notwithstanding anything contained in this Lease to the contrary, Tenant covenants and agrees that Tenant will not use the Premises or any part thereof, or permit the Premises or any part thereof to be used,

(i) for an off the street retail banking, trust company, or safe deposit business,

(ii) as an off the street savings bank, or as a savings and loan association, or as a loan company,

(iii) except for the benefit of Tenant’s employees only, for the sale of travelers checks and/or foreign exchange, or as a tourist or travel agency,

(iv) as an off the street stock brokerage office or for off the street stock brokerage purposes or for the underwriting of securities that involves direct off the street patronage of the general public,

(v) as a newsstand, employment agency, office for a labor union, classroom or school (except for seminars and training or continuing professional education programs conducted by Tenant in its conference facilities),

(vi) as a restaurant and/or bar and/or for the sale of confectionery and/or soda and/or beverages and/or sandwiches and/or ice cream and/or baked goods or for the preparation, dispensing or consumption of food or beverages in any manner whatsoever; provided, however that this prohibition shall not be deemed to be violated by a customary, first-class warming pantry, kitchen, cafeteria or lunch room, the use of vending machines dispensing sodas, prepared sandwiches, prepared ice-cream or baked goods or other prepared foods or beverages, or the consumption of food and beverages by Tenant’s principals, employees, Tenant’s permitted subtenants, occupants, agents, contractors, or invitees or other Tenant Parties, provided that all of the foregoing shall otherwise comply with all applicable provisions of this Lease,

(vii) as offices for any government or any department, commission, subdivision or agency thereof, or

(viii) for any other use or purpose that involves direct off the street patronage of the general public.

Section 28.02 Intentionally deleted.

Section 28.03 Intentionally deleted.

Section 28.04 Intentionally deleted.

Section 28.05 Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot which such floor was designed to carry as specified in the Building’s Certificate of Occupancy and such load shall be placed by Tenant, at Tenant’s expense, so as to properly distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance so that the same does not exceed that in Comparable Buildings. If the Premises be or become infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, employees, visitors or licensees, Tenant shall at Tenant’s expense cause the same to be exterminated from time to time to the reasonable satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be reasonably approved by Landlord.

Section 28.06 Intentionally deleted.

Section 28.07 Without incurring any liability to Tenant, Landlord may permit access to the Premises and open the same, whether or not Tenant shall be present, upon demand of a sheriff, marshal, court officer or governmental authority in possession of a warrant permitting such access , or upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments, provided that Landlord shall use reasonable efforts to give prior notice to Tenant with respect to such access.

Section 28.08 Intentionally deleted.

Section 28.09 Vending machines may be installed for Tenant’s employees and guests only in the Premises without Landlord’s consent.

Section 28.10 Intentionally deleted.

Section 28.11 Tenant will not clean, nor require, permit, suffer or allow any window in the Premises to be cleaned by anyone other than Landlord, in violation of Section 202 of the Labor Law or the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.

Section 28.12 Landlord and Tenant each represent that it has not dealt with any person or broker in connection with this Lease other than CBRE, INC. (the “Broker”) and each agree to defend, indemnify and hold harmless the other, its agents and employees, from any loss, liability, costs, damages and expenses (including without limitation reasonable attorney’s fees and disbursements) suffered by the other through any breach of this representation, or in connection with the claim of any other person or broker alleging to have dealt with the indemnifying party with respect to this Lease. Broker shall be compensated by Landlord pursuant to a separate agreement.

Section 28.13 The term “Landlord” as used in this Lease means only the owner, or the mortgagee in possession, for the time being, of the Land and Building (or the owner of a lease of the Building or the Land and Building), so that in the event of any sale or sales of the Land and Building or of said lease, or in the event of a lease of the Building, or of the Land and Building, the Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder arising subsequent to the date of such sale or lease, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, at any such sale, or the said lessee of the Building, or of the Land and Building, that the purchaser or the lessee of the Building has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. No general or limited partner or shareholder of Landlord (including any assignee or successor of Landlord) or other holder of any equity interest in Landlord shall be personally liable for the performance of Landlord’s obligations under this Lease. The liability of Landlord (including any assignee or successor of Landlord) for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Land and Building (and the proceeds of the disposition and any refinancing thereof until distribution) and Tenant shall not look to any of Landlord’s other assets in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations. Landlord reserves the right, at any time, to convert the Building and or Land to condominium ownership, and upon such conversion: (i) this Lease shall be subject and subordinate to the applicable condominium documents; and provided Tenant’s rights and obligations and costs and expenses under this Lease shall not be adversely affected (ii) the owner of the unit or units of which the Premises forms a part shall be deemed to be the Landlord hereunder.

Section 28.14 The submission by Landlord of the Lease in draft form shall be deemed submitted solely for Tenant’s consideration and not for acceptance and execution. Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed the Lease and duplicate originals thereof shall have been delivered to the respective parties.

Section 28.15 Intentionally deleted.

Section 28.16 Tenant covenants to pay any occupancy or rent tax now in effect or hereafter enacted if the same applies to Tenant’s leasing of the Premises.

Section 28.17 Each of Landlord Tenant hereby represents and warrants to each other that it is duly formed and in good standing, and has full corporate, limited liability company or partnership power and authority, as the case may be, to enter into this Lease and has taken all corporate, limited liability company or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation of each such party. Landlord represents to Tenant that Paramount Group, Inc. is the duly authorized managing agent for Landlord and as such, is duly authorized to execute this Lease so as to create a binding obligation on the part of Landlord. Each party shall provide the other with corporate resolutions or other proof in a form acceptable to the other, authorizing the execution of the Lease at the time of such execution. Each party hereby represents to the other that it is not entitled, directly or indirectly, to diplomatic or sovereign immunity.

Section 28.18 Tenant acknowledges that is has no rights to any development rights, “air rights” or comparable rights appurtenant to the Land and/or Building, and consents, without further consideration, to any utilization of such rights by Landlord and agrees to promptly execute and deliver any reasonable instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent, provided same does not prevent occupancy of the Premises by Tenant in the manner provided herein or otherwise decrease Tenant’s rights or increase Tenant’s obligations hereunder by more than a de minimus amount. The provisions of this Section 28.18 shall be deemed to be and shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such quoted term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Land and/or Building.

Section 28.19 Each party hereby represents and warrants to the other that:

(a) it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United State Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control;

(b) it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation; and

(c) neither party nor any person, group, entity or nation who owns any direct or indirect beneficial interest in such party or any of them is in violation of any anti-money laundering or anti-terrorism statue, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56 (commonly known as the USA PATRIOT Act) and the related regulations issued thereunder, including, without limitation, temporary regulations, all as amended from time to time.

Each party hereby agrees to defend, indemnify, and hold harmless the other and its respective partners, lenders, shareholders, directors, officers, agents and employees from and against any and all claims, damages, losses, liabilities and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representations.

ARTICLE 29

Layout and Finish

Section 29.01 Except for any work performed by Landlord in connection with the Delivery Condition, Tenant shall, at Tenant’s sole expense, and as part of Tenant’s Changes, perform all the work, including without limitation, the work set forth in Section 29.02(b) hereof (“Tenant’s Work”) in the Premises and the Storage Space (as defined in Article 39 hereof) necessary for Tenant’s occupancy thereof, including, but not limited to all work as may be necessary to comply with all applicable Requirements (including without limitation, the Americans with Disabilities Act) or regulations and otherwise, subject to the provisions of this Lease.

Section 29.02 (a) Provided Tenant is not then in default of any monetary Term beyond the expiration of any applicable notice and cure period, Landlord shall pay Tenant an allowance in an amount equal to $22,981,553.00 (the “Tenant’s Allowance”), which Tenant’s Allowance shall be used to pay solely the following costs and expense: the cost and expense incurred in connection with the performance of Tenant’s Work, all soft costs (not to exceed $4,596,310.60) relating to Tenant’s Work, including, without limitation, fees payable to Tenant’s engineer and Tenant’s architect and all consultants involved in Tenant’s Work and the cost to file the final plans and obtain necessary permits (but excluding the costs of moving or to purchase any personal property). If Landlord shall not be obligated to pay Tenant any installment of Tenant’s Allowance because Tenant is then in default as specifically provided in this Section 29.02(a), upon the curing of such default and provided that this Lease has not been terminated, Landlord shall once again be obligated to pay all installments of Tenant’s Allowance then due. In the event that the cost and expense of Tenant’s Work shall exceed this amount, Tenant shall be entirely responsible for such excess. Until exhausted, Tenant’s Allowance shall be payable directly to such contractor, subcontractor, materialmen, supplier or as Tenant may otherwise direct upon written requisition in installments as Tenant’s Work progresses, but in no event more frequently than monthly. The amount of each installment of Tenant’s Allowance payable pursuant to any such requisition shall be an amount equal to the actual costs due and payable for completed portions of Tenant’s Work referenced in such requisition (as evidenced by the invoices due and payable and delivered to Landlord in accordance with the next sentence). Prior to the payment of any such installment which Landlord shall make to Tenant within thirty (30) days after receipt of the items set forth in clauses (1), (2) and (3) below, Tenant shall deliver to Landlord such written requisition for disbursement which shall be accompanied by (1) invoices for the Tenant’s Work performed since the last disbursement subject to customary retentions, except with respect to the first requisition; (2) a certificate signed by Tenant’s architect or an officer of Tenant certifying that the Tenant’s Work represented by the aforesaid invoices has been satisfactorily completed in accordance with the final plan; (3) conditional partial lien waivers by contractors, subcontractors and all materialmen for all such work in the substantially the same form attached hereto as Exhibit R or, if then available, for work covered by the prior disbursement. If Landlord fails to make any such payment of the Tenant Allowance within five (5) business days after its receipt from Tenant of notice that such installment is past due (and same is the case) after Landlord’s receipt of the items set forth in (1), (2) and (3) above and, provided Landlord has not notified Tenant of Landlord’s reasonable good faith dispute with any matter pertaining to the requisition for payment, then Tenant shall be entitled, until the applicable installment is paid, to credit the undisputed amount due for such installment (together with interest at the Default Rate on such undisputed amount from the undisputed due date until paid) against the payment of Fixed Rent and Article 26 additional rent next due under this Lease, provided however, Tenant shall not be entitled to any credit pursuant to this sentence if Tenant is then in default beyond the expiration of any applicable notice and cure period. Notwithstanding anything contained herein, Landlord shall retain not more than $100,000.00 of the Tenant’s Allowance until Tenant or Tenant’s architect has delivered to Landlord with respect to Tenant’s Work all Building Department sign-offs (including, without limitation, a letter of completion), inspection certificates and any permits required to be issued by any governmental entities having jurisdiction over Tenant’s Work and a general release or final lien waivers from all contractors, subcontractors and materialmen performing Tenant’s Work releasing Landlord from all liability for any Tenant’s Work.

(b) At any and all reasonable times during the progress of Tenant’s Work, representatives of Landlord shall have the reasonable right of access to the Premises and inspection thereof; provided, however, that Landlord shall incur no liability, obligation or responsibility to Tenant or any third party by reason of such access and inspection except to the extent of acts, omissions negligence or willful misconduct or breach of this Lease by Landlord or Landlord Parties. Except for the costs for Landlord’s review of Tenant’s Plans in accordance with Section 5.01(e)(iii), Landlord shall not charge any supervisory fee, surcharges or any other fees or charges in connection with initial Tenant Work or any Tenant Changes or any other Tenant Work or Tenant Changes performed during the Term.

(c) Landlord shall, in accordance with the disbursement procedures applicable to Tenant’s Allowance, reimburse Tenant an amount equal to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) solely for the costs incurred by Tenant in constructing new public core bathrooms as part of Tenant’s Work (not any private or executive bathrooms) within the Premises. All such work shall be performed in compliance with all codes and other legal requirements, including, without limitation, the Americans with Disabilities Act.

ARTICLE 30

Insurance

Section 30.01 Tenant covenants, at its expense, to provide prior to entry upon the Premises and to keep in force and effect during the Term or Tenant’s occupancy of the Premises (whichever is longer): (1) commercial general liability insurance with respect to the Premises and its Appurtenances on an occurrence basis against claims for bodily injury and property damage with minimum limits of liability in amount of Five Million and 00/100 Dollars ($5,000,000.00) combined single limit for bodily injury and property damage (including coverage for all operations of Tenant, products/completed operations, independent contractors, broad form property damage, personal injury liability and contractual liability coverage); (2) if the nature of Tenant’s business is such as to place all or any of its employees under workers’ compensation or similar statutes, workers’ compensation or similar insurance affording statutory coverage and containing statutory limits; and (3) all-risk property damage insurance (replacement cost coverage), including theft or attempted theft of, Tenant’s Property within the Premises. Tenant agrees to deliver to Landlord, at least ten (10) days prior to the time such insurance is first required to be carried by Tenant and thereafter within ten (10) days after the expiration of any such policy, a certificate of insurance procured by Tenant in compliance with its obligations hereunder. Workers’ compensation insurance provided for in this Section may be procured by Tenant’s contractors. Tenant will also furnish Landlord with evidence that Tenant’s contractors performing any Tenant’s Changes or other work in the Building are covered by insurance in amounts and of the types which are appropriate, in Landlord’s reasonable judgment, to the size and scope of Tenant’s Changes. The limits of liability specified above can be satisfied through a combination of primary and umbrella or excess liability policies, provided that coverage under such umbrella or excess liability policies is at least as broad as coverage provided by the primary policy.

Section 30.02 All the aforesaid insurance shall be issued in the name of Tenant and, except for the workers’ compensation policy and the all-risk property damage policy, name Landlord (and designee(s) of Landlord as reasonably determined by Landlord) as additional insureds, and shall be written by one (1) or more responsible insurance companies authorized to do business in the State of New York, having a general policyholder rating of at least A- and a financial rating of at least VII. All such insurance may be carried under a blanket policy covering the Premises and any other of Tenant’s locations. Tenant shall endeavor to provide prior written notice to Landlord in the event of a cancellation or material change of any insurance required hereunder with respect to Landlord. Tenant shall be solely responsible for payment of premiums. Tenant’s insurance shall be primary with any coverage provided by Landlord as excess and non-contributory. The minimum limits of the commercial general liability policy of insurance shall in no way limit or diminish Tenant’s liability under Section 5.01(k) hereof.

Section 30.03 The minimum limits of the commercial general liability policy of insurance required by Section 30.01 hereof shall be subject to increase no more than every three (3) years after the commencement of the fifth (5th) year of the term hereof but only if Landlord, in the exercise of its reasonable judgment, shall deem the same necessary for adequate protection and such increase shall result in coverage that is then customary with respect to coverage required to be carried by tenants similar to Tenant in Comparable Buildings. Within thirty (30) days after written demand therefor by Landlord, Tenant shall furnish Landlord with evidence that Tenant has complied with a reasonable increase in insurance required by Landlord pursuant to this Section 30.03. In case Tenant disputes the reasonableness of Landlord’s demand, the parties agree to submit the question of the reasonableness of such demand for decision to the Chairman of the Board of Directors of the Management Division of The Real Estate Board of New York, Inc., or to such impartial person or persons as he may designate whose determination shall be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any such demand by Landlord shall be deemed waived unless the same shall be asserted by Tenant by service of a notice in writing upon Landlord within thirty (30) days after the giving of Landlord’s demand therefor and such waiver consequences shall be stated in bold writing in such notice.

Section 30.04 Landlord shall obtain and keep in full force and effect (a) insurance against loss or damage by fire and other casualty to the Building as may be insurable under then available standard forms of “all-risk” insurance policies, in an amount equal to one hundred percent (100%) of the replacement value thereof or in such lesser amount as will avoid co-insurance (including an “agreed amount” endorsement) and (b) commercial general liability insurance in the amount which in Landlord’s reasonable judgment is then being customarily obtained by prudent landlords of Comparable Buildings. In the event that for whatever reason, full terrorism coverage is not available in an amount and at a cost which is commercially reasonable, Landlord shall obtain such coverage as is, in Landlord’s reasonable discretion, considered suitable under the circumstances.

ARTICLE 31

Security Deposit

Section 31.01 Simultaneously with the execution and delivery of this Lease by Tenant, Tenant has deposited with Landlord a letter of credit (in the form required by Section 31.06 hereof) in the amount of Ten Million and 00/100 ($10,000,000.00) (the “Security Deposit”), as security for the full and faithful performance by Tenant of each and every term, covenant, condition and agreement of this Lease or any renewals or extensions thereof on Tenant’s part to be performed; it being expressly understood and agreed that Tenant shall pay rent for the last calendar month of the term hereof or of any renewals or extensions thereof promptly on the first day of such month.

Provided that Tenant is not then in monetary or material non-monetary default under this Lease beyond the expiration of any applicable notice and cure period, then upon the later of: (a) the completion of all of Tenant’s Work, free and clear of all liens and other claims, charges and encumbrances, and in accordance with Tenant’s final plans and specifications as approved by Landlord in accordance herewith and all other applicable provisions of this Lease; and (b) August 1, 2014, the Security Deposit shall be reduced to the sum of $5,000,000.00. Provided that Tenant is not then in monetary or material non-monetary default under this Lease beyond the expiration of any applicable notice and cure period, then on January 1, 2017 or as soon thereafter as Tenant is in compliance, the Security Deposit shall be reduced to the sum of Three Million Five Hundred Thousand and 00/100 ($3,500,000.00). Provided that Tenant is not then in monetary or material non-monetary default under this Lease beyond the expiration of any applicable notice and cure period, then on July 1, 2018 or as soon thereafter as Tenant is in compliance, the Security Deposit shall no longer be required. Landlord shall cooperate with Tenant, at no cost to Landlord, in amending the letter of credit to provide for these reductions if and when eligible in accordance with the above.

Landlord’s and Tenant’s rights to the Security Deposit, as reduced in accordance with the preceding paragraph, shall be the same as if those sums had been provided for as the original security deposited hereunder.

If Tenant shall fail to perform or observe, or shall breach or violate, any of the terms, covenants, conditions or agreements of this Lease, including but not limited to the payment of Fixed Rent or additional rent or any other charges beyond the expiration of any applicable notice and cure period (unless Landlord is prohibited by applicable Requirements from sending any default notice in which event the expiration of any notice and cure period shall not be required), Landlord may use, apply or retain the whole or any part of such deposit to the extent required for the payment of any such Fixed Rent or additional rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s non-performance, non-observance, breach or violation of any of the terms, covenants, conditions or agreements of this Lease, including but not limited to, any damages or deficiency in the re-letting of the Premises, whether such damages or deficiency accrues before or after summary proceedings or other re-entry by Landlord.

Section 31.02 Landlord shall not be required so to use or apply the whole or any part of said deposit, but if the whole or any part thereof is so used or, applied, then, promptly after written demand therefor by Landlord, Tenant shall take the necessary action to ensure that Landlord shall have the full amount of the Security Deposit then and in the form as required by this Lease. If Tenant shall fully and faithfully comply with all the terms, covenants, conditions and agreements of this Lease, the deposit or any balance thereof remaining shall be returned to Tenant within (a) five (5) days after the date on which the Security Deposit is no longer required to be maintained pursuant to Section 31.01, or (b) sixty (60) days after the date fixed as the end of the Term as the same may be terminated or extended or renewed provided that on the Expiration Date, Tenant has delivered possession of the entire Premises to Landlord. Landlord shall not be required to pay Tenant any interest on said security deposit.

Section 31.03 In the event of a sale, transfer or lease of the parcel of Land or a sale, transfer or lease of Land and/or Building or a sale or transfer of any such lease, Landlord may transfer or assign the security so deposited or any balance thereof remaining to the transferee or lessee, as the case may be, and Landlord shall thereupon be released from all liability for the return of such security (except with respect to any claim that may have arisen prior to such sale, transfer or lease), and Tenant, in each such instance, shall look solely to each transferee or lessee, as the case may be, for the return of such security, provided such transferee or lessee assumes in writing Landlord’s obligations under this Lease. It is further agreed that the provisions hereof shall apply to every such sale, transfer or lease and to every such transfer or assignment made of such security.

Section 31.04 Tenant shall not assign or encumber or attempt to assign or encumber any security deposited hereunder and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

Section 31.05 In no event shall the security deposited hereunder be construed as liquidated damages or in any way limit Landlord’s right to recover damages or any sum due Landlord hereunder or permitted by applicable Requirements.

Section 31.06 The letter of credit required by this Article 31 shall be an irrevocable commercial letter of credit in the aggregate amount from time to time required in Section 31.01, which letter of credit shall be substantially in the form attached hereto as Exhibit J and issued by a commercial bank reasonably acceptable to Landlord, payable upon the presentation by Landlord to such bank of one or more sight drafts in substantially the form attached hereto as Exhibit J, without presentation of any other documents, statements or authorizations, which letter of credit shall provide (i) for the continuance of such credit for a period of at least one year from the date of its issuance, (ii) for the automatic extension of such letter of credit for additional periods of one year from the initial and each future expiration date thereof (the last such extension to provide for the continuance of such letter of credit for sixty (60) days beyond the end of the Term) unless such bank gives Landlord notice, of its intention not to renew such letter of credit (which notice shall be addressed to Landlord as provided in this Lease) not less than thirty (30) days prior to the initial or any future expiration date of such letter of credit and that in the event such notice is given by such bank, Landlord shall have the right to draw on such bank at sight for the balance remaining in such letter of credit and hold such cash proceeds thereof in accordance with applicable Requirements and apply such cash proceeds thereof in accordance with the provisions of this Article 31; and (iii) if Landlord transfers its right, title and interest under this Lease to a third party, the letter of credit shall be transferable to such third party without cost to Landlord (it being agreed that Tenant shall be responsible for all costs to transfer such letter of credit). If the financial institution which initially issued such letter of credit enters into any form of regulatory or governmental receivership, conservatorship or other similar regulatory or governmental proceeding, including without limitation, any receivership or conservatorship initiated or commenced by or on behalf of the Federal Deposit Insurance Corporation (FDIC), or is otherwise declared insolvent or downgraded by the FDIC or closed for any reason, Tenant shall promptly deliver to Landlord a substitute letter of credit from a financial institution reasonably acceptable to Landlord.

Section 31.07 Landlord and Tenant acknowledge that a guaranty (Guaranty) from various subsidiaries of Tenant (such subsidiaries are more specifically identified in the Guaranty and are herein referred to as the “Subsidiaries”) is being executed contemporaneously with this Lease whereby the Subsidiaries shall guaranty the payment obligations of Tenant accruing under this Lease through August 1, 2021, provided Landlord asserts on or before October 1, 2021 any claims which have accrued on or before August 1, 2021 by written notice as required by the Guaranty.

ARTICLE 32

Extension Option

Section 32.01 (a) Provided that at the time of the exercise of the Extension Option (herein defined): (i) this Lease shall not have been terminated; (ii) Tenant shall not be in monetary default or material non-monetary default under this Lease beyond any applicable notice and cure period; and (iii) Tenant is in occupancy of at least seventy-five percent (75%) of the rentable area of the Premises that is being renewed, Tenant shall have the option (the “Extension Option”) to unconditionally extend the Term, as it relates to all or any portion of the Premises that constitutes a contiguous block of two (2) full floors starting at the top or bottom of the Premises for either one five (5) year period or one ten (10) year period (but not both), commencing on the day after the Expiration Date and ending on the fifth (5th) anniversary or the tenth (10th) anniversary of the Expiration Date, as the case may be (the “Extended Term”). Tenant shall exercise the Extension Option by written notice to Landlord given no later than the date which is fifteen (15) months prior to the Expiration Date (TIME BEING OF THE ESSENCE as to such date) and once Tenant exercises the Extension Option, Tenant may not thereafter revoke such exercise. If any of the conditions set forth in clauses (i) through (iii) above are not fulfilled at the applicable time, the Extension Option shall be void and of no further force or effect and Tenant shall have no further Extension Option. Landlord shall, within ten (10) business days after Landlord’s receipt of the notice from Tenant exercising the Extension Option give Tenant a notice specifying the reasons, if any, Landlord is rejecting Tenant’s exercise of such Extension Option.

(b) If Tenant does not exercise the Extension Option during the applicable time period specified in the preceding paragraph, the Extension Option shall unconditionally lapse and be of no further force and effect and Tenant shall have no further Extension Option.

(c) The Extended Term shall be on the same terms and conditions as are contained in this Lease with respect to the initial term, except that: (i) Tenant shall take the Premises in “as-is” condition and Landlord shall have no obligation to make any improvements or alterations to the Premises or provide any improvement allowance to Tenant; (ii) the Fixed Rent during the Extended Term shall be equal to one hundred percent (100%) of the fair market rent for the Premises as of the commencement of the Extended Term (the “Extension Fair Market Rent”); and (iii) Base Year Operating Expenses shall mean Operating Expenses for the Operating Year ending December 31 of the calendar year in which the Extended Term shall commence and the Real Estate Tax Base shall mean the Real Estate Taxes for the Tax Year ending June 30 (or other applicable date) of the year in which the Extended Term shall commence. After Landlord receives Tenant’s notice that Tenant desires to exercise the Extension Option in the time period set forth above, Landlord shall deliver to Tenant Landlord’s determination of Extension Fair Market Rent on or before six (6) months prior to the Expiration Date and the following shall apply thereto:

Within sixty (60) days after its receipt of Landlord’s determination of Extension Fair Market Rent for the Premises (“Landlord’s Extension FMV Notice”), Tenant shall notify Landlord whether it accepts or disputes such determination. If Tenant shall not respond to Landlord’s Extension FMV Notice within such 60-day timeframe, then Tenant’s failure to notify Landlord of acceptance or dispute of Landlord’s determination of Extension Fair Market Rent within five (5) days (TIME BEING OF THE ESSENCE) after Tenant’s receipt from Landlord of a second similar notice shall constitute an acceptance of Landlord’s determination. In the event that Tenant disputes Landlord’s determination of Extension Fair Market Rent, Tenant shall include in such notice its determination of Extension Fair Market Rent and in such case and failing agreement between the parties as to Extension Fair Market Rent, Landlord and Tenant shall have the Extension Fair Market Rent, determined for the Extended Term as follows:

Within thirty (30) days after the date of Tenant’s notice disputing Landlord’s determination, Landlord and Tenant shall each appoint an independent real estate appraiser (respectively, “Landlord Expert” and “Tenant Expert”) and Landlord Expert and Tenant Expert shall determine the Extension Fair Market Rent. The date upon which the second of said experts is appointed is herein referred to as the “Arbitration Commencement Date”. If within fifteen (15) days after the Arbitration Commencement Date, Landlord Expert and Tenant Expert shall mutually agree upon the determination (the “Mutual Determination”) of the Extension Fair Market Rent, their determination shall be final and binding upon the parties. If Landlord Expert and Tenant Expert shall be unable to reach a Mutual Determination within said fifteen 15-day period, then within twenty (20) days after the Arbitration Commencement Date, they shall jointly appoint a third independent real estate appraiser (“Third Expert”) who shall determine Extension Fair Market Rent on or before the date which is thirty (30) days after the Arbitration Commencement Date. If Landlord Expert and Tenant Expert cannot agree on Third Expert within twenty (20) days after the Arbitration Commencement Date, then the Third Expert shall be appointed by the American Arbitration Association or its successor the branch office of which is located in or closest to the City of New York), upon request of either Landlord or Tenant, or both, as the case may be. Within ten (10) days after such appointment, the Third Expert shall determine Extension Fair Market Rent. The determination of the Third Expert, whether or not approved by the Landlord Expert or the Tenant Expert, shall be final; provided, however, that the Third Expert shall assign a value to Extension Fair Market Rent which is one of the two determinations of Extension Fair Market Rent made by Landlord Expert and Tenant Expert. If, for any reason whatsoever, a written decision of the Third Expert, shall not be rendered within forty-five (45) days after the Arbitration Commencement Date, then a new Third Expert shall be selected utilizing the above procedures by which the first Third Expert was selected. In determining Extension Fair Market Rent, the experts shall give appropriate consideration to all then relevant factors prevailing as of the commencement of the Extended Term. Each party shall pay for its own costs and expenses in connection with its selection and use of its initial expert. The parties shall share equally in the costs and expenses incurred in connection with the selection and use of the third expert. Each expert appointed pursuant to this paragraph shall be an independent, reputable real estate appraiser with at least ten (10) years’ experience in Manhattan in leasing or valuation of properties which are similar in character to the Building and a designated member of the Appraisal Institute (MAI). In addition to the above qualifications, the Third Expert shall not have been in the employ of Landlord or Tenant or their respective Affiliates during the preceding three (3) years. Prior to his/her appointment, the Third Expert shall agree to be bound by the provisions hereof, including the obligation to render a determination within thirty (30) days after the date of his/her designation. The experts shall not have the power to add to, modify or change any of the provisions of this Lease.

(d) In the event that Extension Fair Market Rent is not established by the Expiration Date, then Tenant shall pay Fixed Rent at the rate that is the average of determinations provided by each of Landlord and Tenant until such Extension Fair Market Rent determination shall have occurred at which time there shall be an equitable adjustment of the Fixed Rent payable during the Extended Term as provided for in this Lease (taking into account the Fixed Rent previously paid by Tenant during the Extended Term).

ARTICLE 33

Expansion Space Option

Section 33.01 Provided that (i) this Lease shall be in full force and effect, and (ii) Tenant is not in monetary or material non-monetary default in the performance or observance of any of the covenants, agreements, terms, provisions or conditions on its part to be performed or observed under this Lease beyond the expiration of any applicable notice and cure period, both on the date that Tenant delivers to Landlord Tenant’s Expansion Notice (as hereinafter defined) and on the applicable Expansion Space Commencement Date (as hereinafter defined) and subject to the provisions of this Article 33 and this Lease, Tenant shall have the option to lease the entire rentable area on the 2nd (“E2”), 3rd (“E3”) and/or the 13th (“E13”) floors of the Building (each full floor herein, an “Expansion Space”) for a term, commencing as to E2 or E3 on July 1, 2015 (or July 1, 2020 if the tenant occupying E2 and E3 exercises its five (5)-year extension option in conformance with its lease existing as of the date hereof (“E2&3 Option”) and if the E2&3 Option is so exercised, Landlord shall promptly notify Tenant of such exercise) and as to E13, on September 1, 2015 (each such date herein, an “Expansion Space Commencement Date”) and ending on the Expiration Date. Tenant’s rights under this Article 33 are subject and subordinate to the E2&3 Option only and to no other option or right of offer, extension or renewal. Tenant may only exercise its option to lease any Expansion Space as to a full floor only. Tenant may exercise its option to lease the Expansion Space, by written notice (“Tenant’s Expansion Notice”) given to Landlord no later than twelve (12) months prior to the applicable Expansion Space Commencement Date and subject and subordinate to the E2&3 Option. If Landlord does not receive Tenant’s Expansion Notice within the time period described above (TIME BEING OF THE ESSENCE), the option granted to Tenant by this Section 33.01 shall unconditionally lapse and be of no further force and effect and subject to Article 34 below, Landlord shall be free to lease the Expansion Space to any party it so wishes, upon any terms as Landlord, in its sole discretion, may desire,. Notwithstanding the foregoing, if Tenant does not elect to lease E13 pursuant to this Article 33, Landlord may lease E13 to a third party without first complying with Article 34 hereof and Tenant’s Article 34 rights shall be subject and subordinate to Landlord’s right to renew or extend the term of such lease of E13 to such third party, whether pursuant to option or not. In the event that Landlord receives Tenant’s Expansion Notice within the above-described period, Landlord shall lease said space to Tenant on the terms and conditions set forth in Section 33.02.

Section 33.02 Any Expansion Space shall be leased to Tenant upon all the terms and conditions of this Lease except that, effective as of the Expansion Space Commencement Date: (i) the Fixed Rent for the applicable Expansion Space shall be equal to one hundred percent (100%) of the fair market rent for the Expansion

Space as of the date which is six (6) months prior to the applicable Expansion Space Commencement Date taking into account all relevant factors prevailing as of the commencement of the term of the Expansion Space (the “Expansion Fair Market Rent”); and (ii) Base Year Operating Expenses shall be Operating Expenses for the Operating Year ending December 31 of the calendar year in which the applicable Expansion Space Commencement Date occurs and the Real Estate Tax Base shall mean the Real Estate Taxes for the Tax Year ending June 30 (or other applicable date) of the calendar year in which the applicable Expansion Space Commencement Date shall occur. After Landlord receives Tenant’s Expansion Notice in the time period set forth above, Landlord shall deliver to Tenant Landlord’s determination of Expansion Fair Market Rent (“Landlord’s Expansion FMV Notice”) on or before nine (9) months prior to the applicable Expansion Space Commencement Date. If Tenant disputes Landlord’s determination of Expansion Fair Market Rent, then within thirty (30) days after Tenant’s receipt of such determination, Tenant shall notify Landlord of such dispute and include in such notice Tenant’s determination of Expansion Fair Market Rent. Within twenty-five (25) days of Landlord’s receipt of such notice from Tenant, failing an agreement as to Expansion Fair Market Rent, Landlord and Tenant shall each appoint an independent real estate appraiser and initiate the process provided for in Article 32 of this Lease and such provision shall apply to the determination of Expansion Fair Market Rent for the applicable Expansion Space. If Tenant shall not respond to Landlord’s Expansion FMV Notice within the 30-day timeframe set forth above, then Tenant’s failure to notify Landlord of acceptance or dispute of Landlord’s determination of Expansion Fair Market Rent within five (5) days (TIME BEING OF THE ESSENCE) after Tenant’s receipt from Landlord of a second similar notice shall constitute an acceptance of Landlord’s determination.

Section 33.03 If any Expansion Space shall not be available for Tenant’s occupancy on the applicable Expansion Space Commencement Date for any reason beyond the control of Landlord, including the holding over of the prior tenant, then Landlord and Tenant agree that the failure to have such Expansion Space available for occupancy by Tenant shall in no way affect the validity of this Lease or the inclusion of such Expansion Space in the Premises or the obligations of Landlord or Tenant hereunder, nor shall the same be construed in any way to extend the Term or impose any liability on Landlord, and for the purpose of this Article 33, the Expansion Space Commencement Date shall be deferred to and shall be the date such Expansion Space is delivered to Tenant vacant, unleased and free of occupants and on not less than ten (10) days prior written notice. The provisions of this Section

33.03 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law. Notwithstanding anything contained herein to the contrary, including the giving of the Tenant Expansion Notice, Tenant shall have the right to reject acceptance of any or all of the Expansion Space if the same shall not be delivered within six (6) months following the applicable Expansion Space Commencement Date and if Tenant so rejects acceptance of the Expansion Premises, Tenant’s Expansion Notice will be deemed null and void and of no further force and effect and Tenant shall have no liability to Landlord for such the Expansion Premises or the rejection thereof. Landlord shall pursue in a commercially reasonable manner remedies against any holdover tenant.

Section 33.04 Tenant agrees to accept the Expansion Space in its condition and state of repair existing as of the Expansion Space Commencement Date, damage by Casualty and condemnation excepted, and understands and agrees that Landlord shall not be required to perform any work, supply any materials, incur any expense or provide any improvement allowance or free rent to Tenant to prepare such space for Tenant’s occupancy.

Section 33.05 If the Fixed Rent for the Expansion Space is not determined by the Expansion Space Commencement Date, then Tenant shall pay Fixed Rent at the rate that is the average of the that which is set forth in Landlord’s Expansion FMV Notice and that which is set forth in Tenant’s dispute notice until the Expansion Fair Market Rent determination shall have occurred at which time there shall be an equitable adjustment of the Fixed Rent payable for the Expansion Space (taking into account the Fixed Rent previously paid by Tenant for the Expansion Space).

ARTICLE 34

Right of First Offer

Section 34.01 (a) For purposes of this Lease, the “First Offer Space” shall mean all or any portions of the rentable area on: (i) floors 2 through 6; and (ii) E13 and the 18th floor of the Building that become available for lease (subject to Section 34.07 hereof) during the Term. Landlord represents that the leases covering the First Offer Space with their current expiration dates and any extension, renewal or expansion options are as set forth on Exhibit L.

(b) Provided this Lease has not been terminated and Tenant is not in monetary or material, non-monetary default under the terms and conditions of this Lease after notice and the expiration of applicable cure periods as of the date of the giving of Tenant’s First Notice (as such term is defined) and as of the date of the First Offer Space Inclusion Date (as such term is defined), then if Landlord shall have First Offer Space available for leasing, then Landlord, before offering such First Offer Space to any third party (subject to Section 34.07), shall offer to Tenant the right to include such First Offer Space within the Premises upon all the terms and conditions of this Lease, except that:

(A) the Fixed Rent with respect to such First Offer Space shall be at a rate equal to 100% of the fair market rent for such First Offer Space taking into account all relevant factors as of the First Offer Space Inclusion Date (First Offer Fair Market Rent).

(B) Base Year Operating Expenses shall mean Operating Expenses for the Operating Year ending December 31 of the calendar year in which the First Offer Space Inclusion Date shall occur and the Real Estate Tax Base shall mean the Real Estate Taxes for the Tax Year ending June 30 (or other applicable date) of the year in which the First Offer Space Inclusion Date shall occur.

Such offer shall be made by Landlord to Tenant in a written notice (the “First Offer Notice”), which offer shall designate the First Offer Space, the estimated date that such space will be available for Tenant’s occupancy (the “Estimated Inclusion Date”), and shall specify Landlord’s determination of the Fixed Rent payable with respect to any such First Offer Space. The Estimated Inclusion Date shall not be more than eighteen (18) months nor less than five (5) months from the First Offer Notice, provided however, such five (5) month period shall be reduced to one (1) month in the event the applicable First Offer Space becomes available for lease due to an early termination of the lease (however caused) covering such First Offer Space.

Section 34.02 (a) Tenant may unconditionally (but subject to Section 34.03) accept the offer set forth in the First Offer Notice by delivering to Landlord an acceptance (“Tenant’s First Notice”) of such offer within twenty (20) business days after delivery by Landlord of the First Offer Notice to Tenant. The First Offer Space designated in the First Offer Notice shall be added to and included in the Premises on the date such First Offer Space shall be delivered to Tenant vacant, unleased and free of occupants (“First Offer Space Inclusion Date”). Time shall be of the essence with respect to the giving of Tenant’s First Notice.

(b) If Tenant does not accept the First Offer Notice by delivering to Landlord Tenant’s First Notice within the time period set forth in Section 34.02(a), Tenant shall be deemed to have unconditionally waived its rights under this Article 34 with respect to the First Offer Space designated in Landlord’s First Offer Notice, and Landlord shall at any and all times thereafter be entitled to lease such First Offer Space designated in the First Offer Notice to others at such rental and upon such terms and conditions as Landlord in its sole discretion may desire, whether such rental is the same as that offered to Tenant or more or less favorable.

Section 34.03 If any First Offer Space shall not be available for Tenant’s occupancy on the Estimated Inclusion Date for any reason beyond the control of Landlord, including the holding over of the prior tenant, then Landlord and Tenant agree that the failure to have such First Offer Space available for occupancy by Tenant shall in no way affect the validity of this Lease or the inclusion of such First Offer Space in the Premises or the obligations of Landlord or Tenant hereunder, nor shall the same be construed in any way to extend the Term or impose any liability on Landlord, and for the purpose of this Article 34, the First Offer Space Inclusion Date shall be deferred to and shall be the date such First Offer Space is delivered to Tenant broom-clean and free of any prior occupants’ personal property, vacant, unleased and free of occupants or claims to occupancy. The provisions of this Section 34.03 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law. Notwithstanding anything contained herein to the contrary, including the giving of Tenant’s First Notice, Tenant shall have the right to reject acceptance of the any or all of the First Offer Space if the same shall not be delivered within six (6) months following the Estimated Inclusion Date and if Tenant so rejects acceptance of the First Offer Space, Tenant’s First Notice will be deemed null and void and of no further force and effect and Tenant shall have no liability to Landlord for such First Offer Space or the rejection thereof. Landlord shall pursue in a commercially reasonable manner remedies against any holdover tenant.

Section 34.04 In the event that Tenant disputes the amount of the First Offer Fair Market Rent specified in the First Offer Notice, then within forty-five (45) days after Tenant’s receipt of the First Offer Notice, Tenant shall notify Landlord of such dispute and include in such notice Tenant’s determination of the First Offer Fair Market Rent. Within twenty-five (25) days after Landlord’s receipt of such notice from Tenant, failing an agreement as to the First Offer Fair Market Rent, Landlord and Tenant shall each appoint an independent real estate appraiser or broker and initiate the process provided for in Article 32 of this Lease, and such provisions shall apply to the determination of First Offer Fair Market Rent for the First Offer Space. If Tenant shall not respond to the First Offer Notice within the 20-day timeframe set forth above, then Tenant’s failure to notify Landlord of acceptance or dispute of Landlord’s determination of First Offer Fair Market Rent within five (5) days (TIME BEING OF THE ESSENCE) after Tenant’s receipt from Landlord of a second similar notice shall constitute an acceptance of Landlord’s determination of the Fixed Rent set forth in the First Offer Notice.

Section 34.05 Tenant agrees to accept the First Offer Space in its condition and state of repair existing as of the First Offer Space Inclusion Date, damage by Casualty and condemnation excepted, and understands and agrees that Landlord shall not be required to perform any work, supply any materials, incur any expense or provide any improvement allowance of free rent to prepare such space for Tenant’s occupancy (which factors shall be taken into consideration in the determination of First Offer Fair Market Rent).

Section 34.06 The termination of this Lease during the Term shall also terminate and render void all of Tenant’s options or elections under this Article 34 whether or not the same shall have been exercised; and nothing contained in this Article shall prevent Landlord from exercising any right or action granted to or reserved by Landlord in this Lease to terminate this Lease. None of Tenant’s options or elections set forth in this Article 34 may be severed from this Lease or separately sold, assigned or transferred.

Section 34.07 Notwithstanding any language to the contrary contained in this Article 34, the rights granted to Tenant hereunder shall be at all times subject and subordinate to: (i) the rights of any existing tenant (or their affiliates or successors or assigns) existing as of the date of this Lease if set forth on Exhibit L; (ii) Landlord’s right to renew or extend the term of any leases (whether pursuant to option or otherwise) of any tenants then existing in the Building (except for the tenant occupying E13 as of the date of this Lease); (iii) Landlord’s right to renew or extend the term of any lease with any tenant which subsequently leases all or any portion of E13, whether pursuant to option or not; and (iv) Landlord’s right to lease all or any portion of the 18th floor of the Building to Kasowitz, Benson, Torres & Friedman LLP and to renew or extend the term of such lease, whether pursuant to option or not.

Section 34.08 If the Fixed Rent for the First Offer Space is not determined by the First Offer Space Inclusion Date, then Tenant shall pay Fixed Rent at the rate that is the average of the that which is set forth in Landlord’s First Offer Notice and that which is set forth in Tenant’s dispute notice until the First Offer Fair Market Rent determination shall have occurred at which time there shall be an equitable adjustment of the Fixed Rent payable for the First Offer Space (taking into account the Fixed Rent previously paid by Tenant for the First Offer Space).

ARTICLE 35

Shaft Space

Section 35.01 Tenant shall have the right to use, during the Term at no cost to Tenant, the Shaft Space described below (the “Shaft Space”). Tenant shall use the Shaft Space solely for: (i) telecommunications cable to connect the Premises to the telecommunications room on the basement level of the Building; and (ii) to connect the Premises with the Roof Equipment (as defined in Article 36 hereof). The Shaft Space is and shall be contained within a reasonably direct pathway running from the Premises to the Roof Equipment and from the 4th floor of the Premises to the telecommunications room on the basement level of the Building in locations as reasonably determined by Landlord and reasonably acceptable to Tenant. Access to any conduit closets on each such floor shall, at Landlord’s election, be restricted so that no entry to the closet will be permitted unless Landlord’s designated contractor or other representative is present (subject to Building rules and regulations, Landlord agreeing to make such access available on 24 hours prior notice or less in the case of an emergency). Landlord may require any installation of any conduits or any cable in the Shaft Space or any connection of Tenant’s cable or other lines to the Premises to be performed by contractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything contained herein, use of the Shaft Space shall be at no cost to Tenant; however, all reasonable charges of such running of conduit, cable, installations, connections to and through the Shaft Space, as applicable, and the ongoing use and maintenance of such items shall be at Tenant’s sole cost and expense. The provisions of Section 2.01(c) shall apply to the Shaft Space. Tenant shall pay to Landlord, within thirty (30) days after demand, any charges

(as set forth on Exhibit I) for any of Landlord’s personnel required in connection with Tenant’s use of or access to the Shaft Space. Any use by Tenant under this Article 35 of the Shaft Space and cable, connecting lines or conduit shall comply with all applicable legal or insurance requirements, the other provisions of this Lease, and such Building Standard rules and regulations as are adopted by Landlord from time to time, and shall not interfere with the operation of the Building or with the use by any other tenant of the Building or such tenant’s premises or the common areas of the Building. All required cabling, connecting lines or conduit shall be installed out of sight. Prior to any installation of cable, connecting lines or conduit in the Shaft Space, Tenant shall obtain Landlord’s written approval as set forth in Section 5.01(e) of this Lease as if the Shaft Space were part of the Premises. In no event may any conduit, cabling or connecting lines be run to any other service provider or any other tenant or occupant of the Building, unless expressly consented to in writing by Landlord. Landlord hereby agrees that: (i) Tenant shall have the right to install up to four (4) two-inch (2”) conduits from each of the Building’s two (2) points of entry in diverse risers to the 4th floor portion of the Premises within the Shaft Space (eight (8) total), (ii) from the 4th floor of the Premises to the 7th floor of the Premises, Tenant shall have the right to install in the Shaft Space two (2) 2” conduits in one pathway and three (3) 2” conduits in another pathway, and (iii) from the 11th floor of the Premises to the Building’s roof, Tenant shall have the right to install one (1) 2” conduit in one pathway, all such installations and the use and maintenance of such conduits subject to the provisions of this Article 35.

Section 35.02 Except as expressly provided otherwise herein, Tenant’s obligations and Landlord’s rights under this Lease for the protection of the Building, the Underlying Indemnitees, and third parties, including, without limitation, Tenant’s obligations regarding maintenance, repairs (subject to Tenant being afforded reasonable access), mechanic liens, insurance, indemnification, reasonable attorney fees and costs of suit, shall apply in the same fashion with respect to the use of the Shaft Space and the cable, connecting lines or conduit described in this Article 35 as they do with respect to the use of the rest of the Premises.

ARTICLE 36

Roof Equipment

Section 36.01 Landlord understands that Tenant will require: (i) communications services in connection with the operation of Tenant’s business which would necessitate the construction, installation, operation and use by Tenant of a communication microwave dish or antenna, together with related equipment, mountings and supports (collectively, the “Antenna”); and (ii) the use of other equipment necessary for Tenant’s operations within the Premises (“Infrastructure”), all on the roof of the Building, together with access (by means of one (1 two-inch (2”) conduit to be installed in accordance with the provisions of this Article 26) between the Roof and the Premises, subject to Building rules and regulations. The Antenna and the Infrastructure are collectively referred to herein as the, “Roof Equipment”. Landlord will make available to Tenant roof space for the Roof Equipment in locations as reasonably determined by Landlord and reasonably acceptable to Tenant. Landlord shall not be obligated to provide any roof space for any Roof Equipment to the extent the amount of Roof Space required would be detrimental (in Landlord’s sole but reasonable discretion) to the Building’s structure and its systems. The electricity used by the Roof Equipment shall be measured by a separate meter, the cost of which electricity shall be borne by Tenant. All Roof Equipment shall be subject to Landlord’s approval and the location of the required pathways for the Roof Equipment will be subject to Landlord’s approval, such approvals not to be unreasonably withheld, conditioned or delayed. In connection therewith, Landlord will make available to Tenant non-exclusive access (subject to Building rules and regulations) to the roof for the construction, installation, maintenance, repair, operation and use of the Roof Equipment. The installation of the Roof Equipment shall constitute a Tenant’s Change and shall be performed in accordance with and subject to the provisions of this Lease and the Roof Equipment shall for all purposes remain Tenant’s property. All of the provisions of this Lease with respect to Tenant’s obligations hereunder shall apply to the installation, use and maintenance of the Roof Equipment, including without limitation, provisions relating to Tenant’s Changes, compliance with all legal requirements and the Building rules and regulations and insurance, indemnity, repair, replacement and maintenance obligations. Without limiting the foregoing, if the installation of the Roof Equipment requires any other Tenant’s Changes in compliance with any applicable Requirements, then such Tenant’s Changes shall be performed by Tenant at its sole expense.

Section 36.02 It is expressly understood that Landlord retains the right to use the roof for any purpose whatsoever provided that Tenant shall have reasonable access to (subject to Building rules and regulations) and Landlord shall not adversely interfere with the use or functioning of the Roof Equipment.

Section 36.03 Tenant’s use of the Roof Equipment shall not adversely affect (except to an immaterial extent) any other tenant of the Building or any persons or entities in the vicinity of the Building, or damage to or interference with the Building systems or common areas or roof of the Building which is not mitigated by Tenant to Landlord’s reasonable satisfaction. Tenant shall, at its sole expense, eliminate any such interference by either modifying the Roof Equipment or relocating the Roof Equipment to another roof location (which location shall be determined by Landlord and reasonably acceptable to Tenant). Landlord shall use commercially reasonable efforts to enforce any agreements with other entities having equipment on the Roof so as to prevent/minimize any adverse effect on Tenant’s Roof Equipment. Landlord, at Landlord’s sole expense, shall have the right to relocate the Roof Equipment to other locations on the roof subject to Tenant’s consent which shall not be unreasonably withheld, conditioned or delayed, provided in no event shall such relocations cause disruption to Tenant’s business unless such disruption is mitigated to Tenant’s reasonable satisfaction.

Section 36.04 Landlord shall not have any obligations with respect to the Roof Equipment or compliance with applicable Requirements(all such compliance with applicable Requirements pertaining thereto being Tenant’s sole responsibility and Tenant’s sole expense) nor shall Landlord be responsible for any damage that may be caused to the Roof Equipment by any other tenant in the Building.

Section 36.05 Tenant, at Tenant’s sole cost and expense, shall maintain, repair and/or replace the Roof Equipment in good condition as Landlord shall reasonably determine and shall install such support structures, waterproofing, lightning rods or air terminals on or about the Roof Equipment as Landlord may reasonably require in accordance with standard practice for the installation of the Roof Equipment.

Section 36.06 Landlord shall continue to be obligated to maintain the roof and setbacks of the Building, provided however, Tenant shall be responsible for any roof maintenance required, and for any damage caused by, the Roof Equipment or Tenant’s negligence, wrongful acts or omissions (where this Lease or applicable Requirements imposes a duty to act.

ARTICLE 37

Tenant’s Cafeteria

Section 37.01 Subject to Section 5.01(e) of this Lease, Landlord will permit Tenant and Tenant shall have the right exercisable in Tenant’s sole discretion and at Tenant’s sole cost and expense, to construct a full cooking cafeteria and private dining areas (collectively, “cafeteria”) within the Premises in a location reasonably approved by Landlord and to install in the Premises (and for gas or electric service to such cafeteria and the exhaust from such cafeteria to the Building’s 7th Floor roof, as necessary, appropriate portions of the Building’s core designated by Landlord) the required electrical, gas, plumbing, mechanical, exhaust, ventilation and drainage lines or systems necessary thereto, subject to: (a) Landlord’s approval of the plans and specifications therefor, which shall not be unreasonably withheld, conditioned or delayed; and (b) Tenant’s compliance (including, without limitation, obtaining all required legal permits or similar approvals) with all applicable Requirements or insurance requirements that may be necessary as a result of the use of the cafeteria. Tenant shall pay for all utilities consumed in connection with its use of the cafeteria either directly to the utility company or if such utility is supplied by Landlord, to Landlord as additional rent within thirty (30) days after billing, provided any utilities supplied by Landlord shall be measured by separate meters and except for electrical energy as provided in Section 24.01 hereof, shall be at Landlord’s out-of-pocket cost without profit or mark up. The cafeteria shall be for the use of only the employees or guests of Tenant. Tenant shall have the right to construct a cafeteria in accordance with the provisions of this Article 37 only if it notifies Landlord that it will construct the cafeteria and otherwise comply with the provisions of this Article 37 including, without limitation, making the installations required in this Article 37 as part of Tenant’s Changes.

Section 37.02 If the use of the Premises, as permitted by Section 37.01 hereof, requires an amendment to the Certificate of Occupancy covering the Building, Tenant, at its sole cost and expense, shall obtain such amendment to the Certificate of Occupancy covering the Building, subject to the provisions of Section 3.04 hereof. Landlord shall cooperate with Tenant, at no cost to Landlord, with any such amendments sought by Tenant.

Section 37.03 (a) Tenant shall not have the right to sell beer, wines, liquors or other forms of alcoholic beverages in or from the cafeteria, but may permit the consumption of alcoholic beverages within the Premises only in compliance with all applicable Requirements and the other provisions of this Lease.

(b) Tenant hereby covenants and agrees that the business operations to be conducted by Tenant in the cafeteria will conform with the standards of practice that are customary for first-class cafeterias located in Comparable Buildings.

(c) Tenant may cause the cafeteria to be operated by a reputable third party cafeteria operator subject to Landlord’s reasonable approval.

(d) Tenant shall pay all costs and fees including license fees and royalties required to be paid to applicable third parties for any live or recorded entertainment or other sound reproduction for transmission within the cafeteria or elsewhere in the Premises. Tenant’s use of the cafeteria with respect to the emanation of Noise from the Premises shall be subject to the provisions of Section 3.02(b) above.

(e) Tenant shall have all deliveries and servicing of the cafeteria performed at times and in a manner so as not to disturb or inconvenience by more than an immaterial amount in the operation of the Building or any other tenants of the Building in a manner not customary for Comparable Buildings or interfere with ingress or egress to the Building or any portion thereof. All such deliveries and servicing shall be performed in accordance with and subject to the applicable terms hereof and Tenant shall pay Landlord for any actual, out-of-pocket overtime costs incurred by Landlord in connection with such deliveries and servicing as additional rent within thirty (30) days after billing. All delivery trucks or other vehicles servicing the cafeteria shall park or stand only in accordance with Landlord’s directives near the Building’s loading dock which directives shall equally apply to all tenants in the Building.

(f) Tenant covenants and agrees at its own sole cost and expense: (i) to keep and maintain in good order, condition and repair, ventilating equipment in the cafeteria which shall at all times be of adequate size and power to eliminate and remove all smoke, odors and fumes from the cafeteria, the Building, the adjacent plaza and the areas in the immediate vicinity of the Building; and (ii) to keep the cafeteria at all times in a state of cleanliness reasonably acceptable to Landlord and do such cleaning as Landlord reasonably deems necessary or desirable. Landlord shall not unreasonably withhold, condition or delay its consent to Tenant’s installation (as part of Tenant’s Changes and at Tenant’ sole expense) of louvers equipped with odor filters on the western façade of the Building in locations and in number reasonably determined by Landlord. Tenant will use reasonable efforts to minimize the number of louvers used and shall install such louvers in such a manner as to avoid “checkerboarding”. Notwithstanding anything in this Lease or in Exhibit F to the contrary, pantry exhaust fans are permitted to exhaust into the plenum. Landlord shall not unreasonably withhold, condition or delay its consent to Tenant’s installation (as part of Tenant’s Changes and at Tenant’s sole expense) of an air conditioning unit on the 7th Floor roof and Tenant shall, at its sole expense, be responsible for any screening for such air conditioning unit and also be responsible for any noise resulting the use of such unit.

(g) Tenant shall, at Tenant’s own sole cost and expense, arrange for the removal of and shall cause to be removed all garbage, refuse and rubbish (hereinafter collectively referred to as “Rubbish”) from the cafeteria. All such Rubbish shall be kept in clean sanitary containers, which containers must be kept covered until emptied into the removal vehicle. Any “wet” Rubbish shall be stored in a refrigerated container in the cafeteria until a Rubbish removal truck comes to the Building’s loading dock to haul the same away, at which time such “wet” Rubbish shall be taken down one of the Building’s freight elevators to such Rubbish removal truck by as sanitary a condition as possible. In the event of any default by Tenant in removing or causing to be removed such Rubbish, Landlord may, but shall be under no obligation to, without notice or demand upon Tenant, cause such Rubbish to be removed and pay for the same, and in the event Landlord so elects, the cost thereof shall become due and payable and collectible as additional rent from Tenant within thirty (30) days after demand by Landlord.

(h) Tenant shall, at its own sole cost and expense, keep the cafeteria free from cockroaches, rats, mice and other vermin and insects, and shall if and when requested by Landlord, contract with a competent insect, rodent or vermin exterminating company for such purpose.

(i) Tenant shall, at its own sole cost and expense, install a grease trap in the main soil line servicing the cafeteria and shall, at all times, keep and maintain such grease trap in good order, condition and repair. Tenant shall at all times, at Tenant’s own sole cost and expense, keep and maintain all drain, waste and sewer pipes and lines which service the cafeteria, and the connections of such pipes and lines with the mains free from grease and other obstructions.

(j) All removal of Rubbish from the cafeteria shall be done between the hours of 6:00 PM and 11:00 PM (exclusive of holidays). If any of these activities are conducted at other times than as prescribed above, Tenant shall pay Landlord within thirty (30) days after demand and as additional rent, Landlord’s charges as specified on Exhibit I.

ARTICLE 38

Tenant’s Signage/Lobby Desk

Section 38.01 Tenant, in compliance with all applicable provisions hereof, shall, at Tenant’s sole expense install plaques containing names and logos of Tenant on all four (4) sides of the existing monument sign (the “Monument Sign”) on the plaza in front of the Building on Broadway in accordance with the specifications contained and as shown on Exhibit M attached hereto (“Tenant’s Monument Signage”). With respect to the Broadway side of the Monument Sign (on which four (4) plaques shall be allowed, but only two (2) plaques on the other three (3) sides of the Monument Sign), Tenant’s Monument Signage shall appear on the top position (above the existing Showtime signage). With respect to the other three (3) sides of the Monument Sign, Tenant’s Monument Signage shall appear on the top position. Notwithstanding anything to the contrary in the foregoing, any tenant, either existing (with the exception of Allianz) or future, leasing greater rentable area in the Building than Tenant shall have the right to have its signage appear on top of Tenant’s Monument Signage on each of the four (4) sides of the Monument Sign. Tenant’s Monument Signage shall not be the exclusive signage on the Monument Sign. Landlord hereby approves Tenant’s Monument Signage and the specifications therefor as shown on Exhibit M. Landlord shall not unreasonably withhold its consent to any modifications to Tenant’s Monument Signage. In the event that the plaza of the Building is renovated, redesigned, altered or the like in a manner that requires the removal of the monument sign, then Landlord shall provide alternate name signage, at Landlord’s expense, to Tenant elsewhere in front of the Building and Landlord shall use reasonable efforts to maintain the prominence of Tenant’s Monument Signage in terms of location, size and design.

Section 38.02 Tenant, in compliance with all applicable provisions hereof, shall, at Tenant’s sole expense install Tenant’s name on a plaque sign on one of the columns on either side of the 50th Street entrance to the Building (“Tenant’s 50th Street Signage”) in accordance with the specifications contained and as shown on Exhibit N attached hereto. Tenant shall have the exclusive right to place signage on such column chosen. Landlord hereby approves Tenant’s 50th Street Signage and the specifications therefor shown on Exhibit N. In the event that the Building is renovated, redesigned, altered or the like in a manner that requires the removal of this sign, then Landlord shall provide alternate name signage, at Landlord’s expense, to Tenant elsewhere adjacent to the 50th Street entrance of the Building and Landlord shall use reasonable efforts to maintain the prominence of Tenant’s 50th Street Signage in terms of location, size and design.

Section 38.03 Subject to compliance with all legal or insurance requirements and the provisions of Section 5.01(e) of this Lease, Tenant may install, at Tenant’s sole cost and expense: (i) signage identifying Tenant on each full floor in which Tenant is in occupancy; and (ii) one (1) sign identifying Tenant on each multi-tenanted floor in which Tenant is in occupancy, the location, size, design and appearance of any such signs on multi-tenanted floors shall be as reasonably approved by Landlord. Tenant, at its cost and expense, shall maintain, repair and replace such signs under this Section 38.03 in compliance with all applicable Requirements and such standards for the Building as Landlord in its reasonable discretion may determine.

Section 38.04 Landlord shall, at Tenant’s sole expense (which expense shall be reimbursed to Landlord within thirty (30) days after Landlord’s delivery to Tenant of reasonable documentation supporting such expense) create a position at or near the existing 50th Street lobby desk for Tenant’s security guard (which creation may include the relocation of Landlord’s equipment existing on or at the 50th Street lobby desk and such actual and out-of-pocket relocation costs shall also be at Tenant’s sole expense to be reimbursed as set forth above). Tenant shall have the right to maintain a security guard at the created position at or near the 50th Street lobby desk with all equipment required to screen access to the Premises by employees and invitees of Tenant by means consistent with Landlord’s procedures for the Building and in furtherance thereof, Tenant shall have the right, at Tenant’ sole expense, to place a personal computer and appropriate identifying signage, which signage may include a reasonable number of the names of Tenant’s Affiliates (subject to Landlord’s reasonable approval) at such desk. Tenant’s security guard shall be responsible for identifying to the Building representatives those employees and invitees of Tenant who are to be granted access to the Building in accordance with Landlord’s requirements, including, if required by Landlord, the issuance of appropriate identification cards. Tenant shall be responsible for the acts or omissions (where this Lease or applicable law imposes a duty to act) of such security guard and at all times, such security guard shall be neatly and properly attired in a uniform reasonably approved by Landlord which may, in any event, be adorned with the logo of Tenant and such security guard shall have the appearance and conduct himself or herself in a manner consistent with a lobby desk attendant in a Comparable Building; if such restrictions are violated, Landlord shall provide Tenant with notice providing reasonable detail of such violation and if such violation is not cured within two (2) business days after the giving of such notice, Landlord may require such security guard to leave the lobby station until rectified, in each case, in Landlord’s reasonable determination. Subject to the immediately preceding sentence, at Tenant’s election, Tenant may have such security guard at the lobby desk twenty-four (24) hours per day, seven (7) days per week. Tenant shall pay for the salary and other benefits of such security guard and the security guard shall be compatible with Landlord’s union employees in the Building. No such security guard shall be armed.

Section 38.05 Upon the Expiration Date or sooner termination of this Lease, Landlord may by notice to Tenant irrevocably terminate all Tenant’s signage/lobby desk rights pursuant to this Article 38 and Landlord shall thereupon remove all the signs permitted under this Article 38.

Section 38.06 No signage/lobby desk rights under this Article 38 may be separately assigned by Tenant.

Section 38.07 All work to be provided by Landlord in connection with Article 38 shall be completed prior to August 1, 2014. In consideration of Tenant’s plaque sign and lobby desk rights set forth in Sections 38.02 and 38.04 hereof, respectively, Tenant shall pay Landlord, commencing as of August 1, 2014 and throughout the Lease term, as additional rent, the sum of $50,000.00 per annum payable in equal monthly installments of $4,166.67, together with Tenant’s payments to Landlord of Fixed Rent.

ARTICLE 39

Cellar 2 Space

Section 39.01 Tenant shall have the option, exercisable by written notice to Landlord on or before December 1, 2013 (TIME BEING OF THE ESSENCE), to lease up to 15,000 square feet of storage space on the Cellar 2 level of the Building within the area shown hatched on the rental plan annexed hereto as Exhibit A in areas mutually agreed upon by Landlord and Tenant (collectively, the “Cellar 2 Space”). If Tenant fails to deliver such notice within the time period set forth above, Tenant’s right to lease the Cellar 2 Space shall be deemed null and void. The Fixed Rent for the Cellar 2 Space shall consist of the following: (i) $25.00 per square foot for years 1-5 commencing on August 1, 2014; (ii) $27.50 per square foot for years 6-10; and (iii) $30.50 per square foot for the balance of the Term. Tenant shall also be responsible for the payment of its Tax Payment with respect to the Cellar 2 Space.

Section 39.02 The Cellar 2 Space shall be delivered to Tenant on the Term Commencement Date as part of the Premises in its “as-is” physical condition, except for any required demising walls and for fire alarm connections. The Cellar 2 Space shall be separately submetered for electricity and delivered with such meter or meters installed at Landlord’s expense. Tenant shall pay Landlord for such submetered electricity on the same basis as electricity that is charged for the Premises.

Section 39.03 Tenant shall use the Cellar 2 Space for storage, mailroom, messenger, copy center and purposes ancillary to the aforesaid only, and shall have access to the Cellar 2 Space on the same basis, on the same days and at the same hours as the Premises. All terms of this Lease applicable to the Premises shall apply also to the Cellar 2 Space; provided, however, that: (a) Landlord shall not be required to provide any services with respect thereto and there are core bathrooms in the Cellar 2 Space (except electricity, base Building HVAC during Business Hours (and Landlord will provide HVAC from 6:00 PM until 7:00 PM Monday through Friday, except holidays, at the rate of $300.00 per hour and Tenant may obtain HVAC on Saturdays, Sundays and holidays (as such term is defined in Section 17.01 hereof) at the rate of $300.00 per hour in four (4) hour minimum blocks), ventilation, condenser water and a condenser water tap; provided, however that and any condenser water made available to the Cellar 2 Space shall be paid for by Tenant in accordance with Section 17.09 of this Lease); and (b) Tenant shall not be entitled to any work to the Cellar 2 Space by Landlord, provided however, Landlord shall, in accordance with the disbursement procedures applicable to Tenant’s Allowance, reimburse Tenant for improvement work to the Cellar 2 Space in the amount of $39.68 per square foot of the Cellar 2 Space.

Section 39.04 Promptly after Tenant’s exercise of its option to lease the Cellar 2 Space, Landlord and Tenant shall enter into an amendment to this Lease memorializing Tenant’s leasing of the Cellar 2 Space.

ARTICLE 40

Tenant’s Rights

Section 40.01 Notwithstanding anything in this Lease to the contrary, the following rights of Tenant shall only be applicable if both: (a) WMG ACQUISITION CORP. or its permitted Affiliates or Successor Entity is Tenant under this Lease; and (b) Tenant is then occupying for the conduct of its business at least four (4) full floors of the Premises: (i) Tenant’s right to use the wall on the 7th floor setback and the plaza area in front of the Building pursuant to Section 1.01(d)(ii) of this Lease; (ii) Tenant’s rights to Monument and 50th Street signage and use of the lobby desk pursuant to Sections 38.01, 38.02 and 38.04 of this Lease; (iii) Tenant’s Expansion Option pursuant to Article 33 of this Lease; and (iv) Tenant’s Right of First Offer pursuant to Article 34 of this Lease.

ARTICLE 41

Quiet Enjoyment

Section 41.01 Landlord covenants that if and so long as this Lease shall be in full force and effect, Tenant shall quietly enjoy the Premises without hindrance or molestation by Landlord or by any other person lawfully claiming the same, subject to the covenants, agreements, terms, provisions and conditions of this Lease and to the ground leases and/or underlying leases and/or mortgages to which this Lease is subject and subordinate, as hereinbefore set forth.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

PARAMOUNT GROUP, INC., as Agent for
PGREF I 1633 BROADWAY TOWER, L.P.
(Landlord)

By:	/s/ Jolanta K. Bott
Jolanta K. Bott
Senior Vice President

WMG ACQUISITION CORP.
(Tenant)

By:	/s/ Brian Roberts
Name: Brian Roberts
Title: EVP & CFO

RULES AND REGULATIONS

1. The sidewalks, driveways, entrances, passages, courts, lobbies, esplanade areas, plazas, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the Premises and, except in connection with events in the plaza as permitted pursuant to Section 1.01(d)(ii)(z) of the Lease, or as otherwise permitted pursuant to the Lease, Tenant shall not permit any of its employees, agents or invitees to congregate in or otherwise interfere with the use and enjoyment of any of said areas. Fire exits and stairways are to be used for emergency purposes only. No doormat of any kind whatsoever shall be placed or left in any public hall or outside any entry door of the Premises.

2. No awnings or other projections shall be attached to the outside walls of the Building, except with respect to the wall on the 7th floor setback facing the 7th Floor Terrace as permitted pursuant to Section 1.01(d)(ii)(y) of the Lease. Notwithstanding the foregoing, nothing shall be done to the wall on the 7th floor setback that would compromise the structural integrity of such wall. No curtains, blinds, shades or screens shall be attached to or hung, in, or used in connection with any window of the Premises, without the prior written consent of Landlord which consent shall not be unreasonably withheld. Such curtains, blinds, shades or screens must be of a quality, type, design and color and attached in the manner reasonably approved by Landlord.

3. Without limiting Tenant’s rights with respect to the wall (but subject to the provisions of the second sentence of rule 2 above) on the 7th floor setback facing the 7th Floor Terrace as permitted pursuant to Section 1.01(d)(ii)(y) of the Lease, no sign, insignia, advertisement, lettering, notice or other object shall be exhibited, inscribed, painted or affixed by any tenant on any part of the outside of the Premises or the Building without the prior written consent of Landlord (which consent, with respect to the Premises, shall not unreasonably withheld or delayed). In the event of the violation of the foregoing by any tenant, Landlord may remove the same without any liability, and may charge the expense incurred in such removal to the tenant or tenants violating this rule. Lettering on elevator cabs and any Building directory shall, if and when approved by Landlord, be inscribed, painted or affixed for each tenant by Landlord at the expense of such tenant, and shall be of a size, color and style acceptable to Landlord, provided that on multi-tenanted floors, Landlord shall have approval rights over lettering on doors visible from outside the Premises.

4. No bottles, parcels, or other articles be placed on the window sills or on the peripheral air conditioning enclosures.

5. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in multi-tenanted halls, corridors or vestibules.

6. The water and wash closets and other plumbing fixtures and the HVAC vents or registers and other HVAC fixtures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids, vapors or other substances shall be thrown or deposited therein or upon any adjoining buildings or land or the street. All damages resulting from any violation of the foregoing shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have, caused the same. Except as provided for in the Lease, any cuspidors or containers or receptacles used as such in the Premises, or for garbage or similar refuse, shall be emptied, cared for and cleaned by and at the expense of Tenant.

7. Except as set forth in Article 5, Tenant shall not mark, paint, drill into, or in any way deface, any part of the Building. No boring, cutting or stringing of wires shall be permitted, except with the prior written reasonable consent of Landlord, and as Landlord may direct. No telephone or other telecommunication wires or instruments shall be introduced into the Building outside of the Premises by any Tenant except as reasonably approved by Landlord without any Landlord supervisory fee.

8. No motorized vehicles, animals, fish or birds of any kind shall be brought into or kept in or about the Premises. Tenant and only its employees may bring bicycles into the Building only if they comply with the New York City LL-52 Bicycle Access to Office Buildings Law and the Bicycle Access Rules and Regulations for the Building.

9. No unreasonable Noise shall disturb other tenants of the Building subject to the provisions of Section 3.02(b) of the Lease. Nothing shall be done or permitted in the Premises by any tenant that would impair or interfere with the use or enjoyment by any other tenant of any other space in the Building except to a minimum extent.

10. No tenant, nor any tenant’s servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Premises any inflammable, combustible or explosive fluid, chemical or substance, except as set forth in Section 5.01(l) of the Lease. Nothing shall be done in the Premises which shall in Landlord’s reasonable judgment interfere with or impair any of the Building’s equipment or systems.

11. Any locks or bolts of any kind which shall not be operable by the Grand Master Key for the Building shall not be placed upon any of the doors or windows by any tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by said Grand Master Key. Each tenant shall, upon the termination of its tenancy, turn over to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys furnished by Landlord, such tenant shall pay to Landlord the cost thereof. Landlord shall be afforded, upon its demand, prompt access to all machines, mechanical and/or utility rooms located within the Premises along with all keys for any locks for such rooms.

12. All removals, or the carrying in, out of or within the Building of any safes, freight, furniture, large boxes, crates, carts or other devices used to distribute same or any other large object or matter of any description must take place during such hours and in such elevators and through such Building entrances as Landlord or its agent may determine from time to time which may involve overtime work for Landlord’s employees or agents for which Tenant shall reimburse Landlord. Landlord reserves the right to inspect all objects and matter to be brought into the Building and to exclude from the Building all objects and matter which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. No messengers or couriers shall be permitted in any portion of the Building except as designated by Landlord. Landlord may require any person leaving the Building with any package or other object or matter to submit a pass, listing such package or object or matter, from the tenant from whose Premises the package or object or matter is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the Premises of such tenant. Landlord shall in no way be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Premises or the Building under the provisions of this Rule 12 or of Rule 16 hereof.

13. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a public stenographer or public typist, or for the possession, storage, manufacture, or sale of liquor (except for its own consumption in accordance with Article 36 of the Lease), narcotics, dope, tobacco in any form, or as a barber, beauty or manicure shop, or as a school, or as a hiring or employment agency. Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used for manufacturing or for the sale at retail or auction of merchandise, goods or property of any kind, except for UCC sales or similar activities in Tenant’s ordinary course of business.

14. No tenant shall obtain, purchase or accept for use in the Premises ice, drinking water, food, coffee cart, beverage, towel, barbering, bootblacking, cleaning, floor polishing or other similar services from any persons except at such hours (provided such services are available to Tenant twenty-four (24) hours a day, seven (7) days per week), in such places within the Premises, and under such regulations, as may be fixed by Landlord. It is expressly understood that Landlord assumes no responsibility for the acts, omissions, misconduct or other activities of the purveyors of such services unless due to the sole negligence of Landlord or its agents, employees, officers or partners.

15. Tenant is prohibited from causing any advertising of whatsoever nature that specifically disparages the Building.

16. Landlord reserves the right to exclude from the Building during hours other than Business Hours (as defined in the foregoing Lease) all persons connected with or calling upon tenant who do not present a pass to the Building signed by tenant. Landlord also reserves the right to exclude from the Building at any time any person whose presence in the Building shall in Landlord’s sole judgment be a detriment to the safety or interest of the Building. Tenant shall furnish Landlord with a facsimile of such pass. All persons entering and/or leaving the Building during hours other than Business Hours may be required to sign a register. Tenant shall be responsible for all persons to whom it issues any such pass and shall be liable to Landlord for all acts or omissions of such persons.

17. Intentionally deleted.

18. Tenant shall, at tenant’s expense, provide artificial light and electric energy for the employees of Landlord and/or Landlord’s contractors while doing janitor service or other cleaning in the Premises and while making routine repairs or alterations in the Premises. Landlord shall be responsible for insuring that all lights are turned out upon completion of the daily janitor service work, provided in accordance with Exhibit D of the Lease.

19. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

20. The requirements of tenants will be attended to only upon application at the office of the Building, except as otherwise provided in this Lease. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord.

21. Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

22. There shall not be used in any space, or in the public halls of the Building, either by any tenant or by any others, in the moving or delivery or receipt of safes, freight, furniture, packages, boxes, crates, paper, office material, or any other matter or thing, any hand trucks except those equipped with rubber tires, side guards and such other safeguards as Landlord shall require. No hand trucks shall be used in any passenger elevators.

23. Tenant shall not cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the Premises which would annoy other tenants or create a public or private nuisance. No cooking (except small scale microwaving) shall be done in the Premises except as is expressly permitted in the foregoing Lease. This rule is subject to Article 36 of the Lease.

24. All paneling, doors, trim or other wood products not considered furniture shall be of fire-retardant materials and certification of the materials’ fire-retardant characteristics shall be submitted to and approved by Landlord which approval shall not be unreasonably withheld, and such materials shall be installed in a manner approved by Landlord.

25. All contractors rendering any service to Tenant shall be referred to Landlord for approval (except as set forth on Exhibit E) to performing such services which approval shall not be unreasonably withheld. This applies to all work performed in the Building of whatsoever nature. Tenant shall use only the freight or service elevator for all deliveries and only at hours prescribed by Landlord. Bulky materials (as reasonably determined by Landlord) may not be delivered during Business Hours but only thereafter.

Tenant’s contractors working in the Building must enter or exit only by way of the freight or service elevator. Any work performed by Tenant’s contractors during non-business days or during non-business hours will necessitate the use of the freight or service elevator (with operator), a security guard and a stand-by engineer, the cost of which Tenant agrees to pay Landlord unless such person is regularly employed at the Building during the time in question.

26. Tenant shall not at any time directly or indirectly employ, permit the employment of, or contract for any service provider, contractor, mechanic or laborer in the Premises, whether in connection with any alteration or otherwise, if such employment or contract will interfere or conflict with any other service provider, contractor, mechanic or laborer engaged in the construction, maintenance or operation of the Building, or any part thereof, by Landlord. Upon Landlord’s demand, Tenant shall take all reasonable measures to cause all of its service providers, contractors, mechanics or laborers causing such interference or conflict to leave the Building promptly, or shall take whatever reasonable action is requested by Landlord to end such conflict. Notwithstanding anything to the contrary in these Rules and Regulations, (i) in any case in which Landlord’s approval is required, such approval shall not be unreasonably withheld, conditioned or delayed, (ii) all amounts payable pursuant to these Rules and Regulations shall be payable within thirty (30) days of demand, and (iii) if any terms or conditions of these Rules and Regulations are inconsistent with the terms of the Lease, the terms and conditions of Lease shall control.

27. Landlord reserves the right to rescind, alter or waive any rule or regulation at any time prescribed for the Building when, in its reasonable judgment, Landlord deems such action necessary or desirable for the reputation, safety, care or appearance of the Building, or the preservation of good order therein, or the operation or maintenance of the Building, or the equipment thereof, or the comfort of tenants or others in the Building and in all such cases, provided that such action is in keeping with Comparable Buildings.

EXHIBIT A

RENTAL PLANS

All Areas and Dimensions are Approximate. Field verification is necessary

PRINT DATE: 09/10/2013

PARAMOUNT GROUP, INC.

1633 BROADWAY
NEW YORK, NY

Level 04 - Lease Exhibit

51st STREET
BROADWAY
50th STREET

All Areas and Dimensions are Approximate. Field verification is necessary

PRINT DATE: 09/10/2013

PARAMOUNT GROUP, INC.

1633 BROADWAY
NEW YORK, NY

Level 7 -Terrace

51st STREET
BROADWAY
50th STREET

All Areas and Dimensions are Approximate. Field verification is necessary.

PRINT DATE: 09/10/2013

PARAMOUNT GROUP, INC.

1633 BROADWAY
NEW YORK, NY

Level 8 - Lease Exhibiit

51st STREET
BROADWAY
50th STREET

All Areas and Dimensions are Approximate. Field verification is necessary

PRINT DATE: 09/10/2013

PARAMOUNT GROUP, INC.

1633 BROADWAY
NEW YORK, NY

Level 09 - Lease Exhibit

51st STREET
BROADWAY
50th STREET

All Areas and Dimensions are Approximate. Field verification is necessary

PRINT DATE: 09/10/2013

PARAMOUNT GROUP, INC.

1633 BROADWAY
NEW YORK, NY

Level 10 - Lease Exhibit

51st STREET
BROADWAY
50th STREET

All Areas and Dimensions are Approximate. Field verification is necessary

PRINT DATE: 09/10/2013

PARAMOUNT GROUP, INC.

1633 BROADWAY
NEW YORK, NY

Level 11 - Lease Exhibit

51st STREET
BROADWAY
50th STREET

All Areas and Dimensions are Approximate. Field verification is necessary

PRINT DATE: 07/10/2013

PARAMOUNT GROUP, INC.

1633 BROADWAY
NEW YORK, NY

Cellar 2 - Lease Exhibit

EXHIBIT B

LEGAL DESCRIPTION

All that certain lot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the westerly side of Broadway as widened and the northerly side of West 50th Street; running thence WESTERLY along the said northerly side of West 50th Street, 450 feet 1 1/2 inches to a point in a line, 100 feet East of the easterly side of 8th Avenue and parallel thereto;

thence NORTHERLY and parallel with the easterly side of 8th Avenue, 200 feet 10 inches to the southerly side of West 51st Street;

thence EASTERLY along the said southerly side of West 51st Street, 440 feet 11 1/8 inches to the intersection with the westerly side of Broadway;

thence SOUTHERLY along the said westerly side of Broadway, 201 feet and 1/2 of an inch to the corner first mentioned, at the point or place of BEGINNING.

B-1

EXHIBIT C

FUNDAMENTAL TERMS CHART

1) Period from Rent Commencement Date of floors 4,7,8,9 to the five year anniversary of the Rent Commencement Date of floors 4,7,8,9.

Floor	Rentable Square Feet	Rent PSF	Annualized Rent	ProRata Share Opex	Pro Rata Share RE Tax
4	36,854	$50.00	$1,842,700.00	1.6285%	1.3944%
7	50,221	$56.00	$2,812,376.00	2.2191%	1.9001%
8	50,298	$56.00	$2,816,688.00	2.2225%	1.9030%
9	50,298	$56.00	$2,816,688.00	2.2225%	1.9030%

2) Period from the Rent Commencement Date of floors 10 & 11 to the five year anniversary of the Rent Commencement Date of floors 4,7,8,9.

Floor	Rentable Square Feet	Rent PSF	Annualized Rent	ProRata Share Opex	Pro Rata Share RE Tax
10	50,298	$56.00	$2,816,688.00	2.2225%	1.9030%
11	50,281	$56.00	$2,815,736.00	2.2218%	1.9024%

3) Period from five year anniversary after Rent Commencement Date of floors 4,7,8,9 to the ten year anniversary of the Rent Commencement Date of floors 4,7,8,9.

Floor	Rentable Square Feet	Rent PSF	Annualized Rent	ProRata Share Opex	Pro Rata Share RE Tax
4	36,854	$55.00	$2,026,970.00	1.6285%	1.3944%
7	50,221	$61.00	$3,063,481.00	2.2191%	1.9001%
8	50,298	$61.00	$3,068,178.00	2.2225%	1.9030%
9	50,298	$61.00	$3,068,178.00	2.2225%	1.9030%
10	50,298	$61.00	$3,068,178.00	2.2225%	1.9030%
11	50,281	$61.00	$3,067,141.00	2.2218%	1.9024%

4) Period from ten year anniversary after Rent Commencement Date of floors 4,7,8,9 to the fifteen year anniversary of the Rent Commencement Date of floors 4,7,8,9.

Floor	Rentable Square Feet	Rent PSF	Annualized Rent	ProRata Share Opex	Pro Rata Share RE Tax
4	36,854	$61.00	$2,248,094.00	1.6285%	1.3944%
7	50,221	$67.00	$3,364,807.00	2.2191%	1.9001%
8	50,298	$67.00	$3,369,966.00	2.2225%	1.9030%
9	50,298	$67.00	$3,369,966.00	2.2225%	1.9030%
10	50,298	$67.00	$3,369,966.00	2.2225%	1.9030%
11	50,281	$67.00	$3,368,827.00	2.2218%	1.9024%

C-1

EXHIBIT D

Certificate of Occupancy
	CO Number:	120534225T007

This certifies that the premises described herein conforms substantially to the approved plans and specifications and to the requirements of all applicable laws, rules and regulations for the uses and occupancies specified. No change of use or occupancy shall be made unless a new Certificate of Occupancy is issued. This document or a copy shall be available for inspection at the building at all reasonable times.

A.	Borough:	Manhattan		Block Number:	01022	Certificate Type:	Temporary

	Address:	1633 BROADWAY		Lot Number(s):	43	Effective Date:	08/26/2013

	Building Identification Number (BIN):		1024812			Expiration Date:	11/24/2013

				Building Type:	Altered

This building is subject to this Building Code: 1968 Code

For zoning lot metes & bounds, please see BISWeb.

B.	Construction classification:	1-B	(1968 Code designation)

	Building Occupancy Group classification:	B	(2008 Code)

	Multiple Dwelling Law Classification:	None

	No. of stories: 48	Height in feet: 709	No. of dwelling units: 0

C.	Fire Protection Equipment:

None associated with this filing.

D.	Type and number of open spaces:

None associated with this filing.

E.	This Certificate is issued with the following legal limitations:

None

Outstanding requirements for obtaining Final Certificate of Occupancy:

There are 15 outstanding requirements. Please refer to BISWeb for further detail.

Borough Comments: None

Borough Commissioner	Commissioner

DOCUMENT CONTINUES ON NEXT PAGE

Certificate of Occupancy
CO Number:	120534225T007

Permissible Use and Occupancy

All Building Code occupancy group designations below are 2008 designations.

Floor From To	Maximum persons permitted	Live load lbs per sq. ft.	Building Code occupancy group	Dwelling or Rooming Units	Zoning use group	Description of use
CEL	650		A-1		8	THEATRE, THEATRE DRESSING ROOM

CEL	117		A-3			PHYSICAL CULTURE ESTABLISHMENT, ATHLETIC GOODS STORE, JUICE BAR

CEL	528	75	B		6, 3, 4	LOWER PLAZA, CONCOURSE PLAZA, EATING AND DRINKING
			M			ESTABLISHMENT WITHOUT RESTRICTIONS ON
			A-2			ENTETAINMENT OR DANCING (ADDITIONAL LIVE LOAD 100)

CEL			S-2		9, 10, 12	RETAIL AND COMMERCIAL SPACES, MAILROOM, STORAGE, ATTENDANT PARKING GARAGE FOR FIFTY SEVEN (57) CARS, NETWORK COMPARTMENT, TELEPHONE ROOM

SC1		75	S-2		6	ACCESSORY AND PUBLIC ATTENDANT PARKING GARAGE FOR SIXTY FOUR (64) CARS, ELEVATOR MACHINE ROOM, ELECTRIC SWITCHBOARD ROOM, WOMEN’S AND MEN’S LOCKER ROOMS AND TOILETS, STORAGE ROOM (ADDITIONAL LIVE LOAD 100)

SC1	40		B			OFFICES

SC1	356		A-3			ACCESSORY CAFETERIA AND KITCHEN

SC1	110		A-1		8	THEATRE STAGE, DRESSING ROOMS, MEN’S AND WOMEN’S LOUNGES

SC1	273		A-3			PHYSICAL CULTURE ESTABLISHMENT, MEN’S & WOMEN’S LOCKERS/SHOWERS, MEN’S AND WOMEN’S STEAM ROOMS

SC2	445	OG	S-2 B A-2		6, 8	ACCESSORY AND PUBLIC ATTENDANT PARKING GARAGE FOR SIXTY SEVEN (67) CARS, STEAM AND PUMP ROOM, OFFICES, ELEVATOR MACHINE ROOM, THEATER DRESSING ROOMS, STORAGE

Borough Commissioner	Commissioner

DOCUMENT CONTINUES ON NEXT PAGE

Certificate of Occupancy
CO Number:	120534225T007

Permissible Use and Occupancy

All Building Code occupancy group designations below are 2008 designations.

Floor From To		Maximum persons permitted	Live load lbs per sq. ft.	Building Code occupancy group	Dwelling or Rooming Units	Zoning use group	Description of use
SC3		130	OG	S-2		6, 8	ACCESSORY AND PUBLIC ATTENDANT PARKING GARAGE
				B			FOR THIRTY SEVEN (37) CARS, THEATRE LOCKER ROOMS,
				A-2			STORAGE, WORKSHOPS AND REHEARSAL ROOM,
							MECHANICAL EQUIPMENT ROOM, OFFICES

MZ1		240	75	A-1		8A	THEATRE WORKSHOPS, OFFICES, GREEN ROOMS, LOCKER ROOMS, TOILETS AND STORAGE (ADDITIONAL LIVE LOAD 100,250)

001	001	750	100	B		6	PLAZA, LOBBY, BANK (ADDITIONAL LIVE LOAD 125)

001	001			M		8A	COMMERCIAL & RETAIL SPACES

001	001			A-2		3, 4	RESTAURANTS, THEATRE

001	001			A-2		9, 10	LOBBIES, CONCESSION STORAGE

001	001			S-1 S-2			THEATRE OFFICE, GARAGE ENTRANCE, OFFICE & WAITING ROOM TEN (10) LOADING BERTHS, STAGE ENTRANCE, RESERVE PARKING FOR TEN (10) CARS.

002	002	896	50	B A-1		6, 8A	A.C. FAN ROOM, OFFICES, THEATRE STAGE, ORCHESTRA AND DRESSING ROOMS, OFFICES, PROMENADE AND BAR (ADDITIONAL LIVE LAOD 75,100) (OFFICES - 146 PERSONS)

003	003	502	50	A-1 B		6, 8A	THEATRE STADIUM, STADIUM PROMENADE, STORAGE, DRESSING ROOMS, OFFICES, EXPANSION TANK ROOMS (ADDITIONAL LIVE LOAD 75,100) (OFFICES - 330 PERSONS)

004	004	275	50			6, 8A	THEATRE LOGE, BALCONY PROMENADE, REHERSAL ROOM, MECHANICAL EQUIPMENT ROOM, STORAGE AND OFFICES (ADDITIONAL LIVE LOAD 75,100) (OFFICES - 330 PERSONS)

Borough Commissioner	Commissioner

DOCUMENT CONTINUES ON NEXT PAGE

Certificate of Occupancy
CO Number:	120534225T007

Permissible Use and Occupancy

All Building Code occupancy group designations below are 2008 designations.

Floor From To		Maximum persons permitted	Live load lbs per sq. ft.	Building Code occupancy group	Dwelling or Rooming Units	Zoning use group	Description of use
005	005	315	50	A-1		9, 8A	THEATRE BALCONY, LIGHT PROTECTION ROOM,
				B			MECHANICAL EQUIPMENT ROOM, ELEVATOR MACHINE ROOM, OFFICES (ADDITIONAL LIVE LOAD 75,100) (OFFICES - 330 PERSONS)

006	006	420	50	B		6	OFFICES, UPPER PART OF THE THEATRE, ELEVATOR MACHINE ROOM (ADDITIONAL LIVE LOAD 75,100)

007	007	420	40	B		6	OFFICES, ROOF OVER THEATRE (ADDITIONAL LIVE LOAD 50)

008	009	420	50	B		6	OFFICES, EACH FLOOR

010	010	420	40	B		6	OFFICES, ROOF OVER STAGE AREA (ADDITIONAL LIVE LOAD 50)

011	011	420	50	B		6	OFFICES

012	012	10	100	B		6	A.C. FAN ROOM, ELEVATOR MACHINE ROOM ENGINEER’S OFFICE

013	016	420	50	B		6	OFFICES, EACH FLOOR

017	017	420	50	B		6	OFFICES, TENANT DINING AREA AND LOUNGE (ADDITIONAL LIVE LOAD 75)

018	019	420	50	B		6	OFFICE ON EACH FLOOR

020	022	420	50	B		6	OFFICES, ELEVATOR MACHINE ROOM EACH FLOOR

023	026	420	50	B		6	OFFICES, EACH FLOOR

027	029	420	50	B		6	OFFICES, ELEVATOR MACHINE ROOM EACH FLOOR

Borough Commissioner	Commissioner

DOCUMENT CONTINUES ON NEXT PAGE

Certificate of Occupancy
CO Number:	120534225T007

Permissible Use and Occupancy

All Building Code occupancy group designations below are 2008 designations.

Floor From To		Maximum persons permitted	Live load lbs per sq. ft.	Building Code occupancy group	Dwelling or Rooming Units	Zoning use group	Description of use
030	033	420	50	B		6	OFFICES, EACH FLOOR

034	034	10	100	B		6	A.C. FAN ROOM, ELEVATOR MACHINE ROOM

035	035	420	50	B		6	OFFICES

036	036	570	20	B		6	OFFICES, EATING AND DRINKING ESTABLISHMENT
				A-2			(ADDITIONAL LIVE LAOD 75)

037	040	420	50	B		6	OFFICES

041	041	420	50	B		6	OFFICES, ELEVATOR MACHINE ROOM

042	042	181	50	B		6	CONFERENCE ROOMS (NON PA), OFFICES, ELEVATOR MACHINE ROOM

042	042	30		F-2		6	KITCHEN, STORAGE AREA

042	042	299		A-3		6	MEETING HALL FOR 299 PEOPLE (CAFETERIA 164 PEOPLE, A-2)

042	042	128		A-3		6	MEETING HALL

042	042	125		A-3		6	MEETING HALL

043	044	420	50	B		6	OFFICES, ELEVATOR MACHINE ROOM EACH FLOOR

045	048	420	50	B		6	OFFICES, EACH FLOOR

Borough Commissioner	Commissioner

DOCUMENT CONTINUES ON NEXT PAGE

Certificate of Occupancy
CO Number:	120534225T007

Permissible Use and Occupancy

All Building Code occupancy group designations below are 2008 designations.

Floor From To	Maximum persons permitted	Live load lbs per sq. ft.	Building Code occupancy group	Dwelling or Rooming Units	Zoning use group	Description of use
RO	10	40	B		6	ELEVATOR MACHINE ROOM, COOLING TOWER, HOUSE TANK,
F						MECHANICAL ROOM, ROOF (BULK HEAD) (ADDITIONAL LIVE LOAD 100)

THERE SHALL BE NO CHANGE IN THE OWNERSHIP OR OPERATING CONTROL OF THE PHYSICAL CULTURE ESTABLISHMENT WITHOUT PRIOR APPLICATION TO AND APPROVAL FROM THE BOARD. FIRE PREVENTION MEASURES SHALL BE MAINTAINED IN ACCORDANCE WITH BSA APPROVED PLANS. THE PREMISES SHALL REMAIN GRAFFITI FREE AT ALL TIMES. ALL SIGNAGE SHALL COMPLY WITH THE ZONING RESOLUTION. THE TERM OF THE SPECIAL PERMIT SHALL BE FOR TEN (10) YEARS COMMENCING JANUARY 11, 2000, EXPIRING JANUARY 11, 2010

END OF SECTION

Borough Commissioner	Commissioner

END OF DOCUMENT

EXHIBIT F

CONSTRUCTION RULES AND REGULATIONS

Paramount Group, Inc.

1633 Broadway, Concourse

New York, NY 10019

212-489-1236

212-541-9028 (fax)

e-mail: 1633buildingoffice@paramount-group.com

August 2013

BUILDING REQUIREMENTS

FOR ALL CONSTRUCTION AND ALTERATION

1.	Construction specifications and plans should incorporate construction rules and regulations of the building and all contractors and sub-contractors shall conform to same.

2.	Prior to construction, Landlord will require the following:

a.	A telephone directory of all personnel who are pertinent to this project.

b.	A completed list of all sub-contractors.

c.	Original insurance certificates for all contractors and sub- contractors, executed as per the sample that was previously forwarded.

d.	An original copy of the building permit.

e.	A copy of the project schedule.

3.	Upon completion of the project, the landlord will require the following:

a.	NYC and FDNY sign-offs on all aspects of the job.

b.	A complete package of as-built drawings, shop drawings and one (1) set of sepias, as well as a CADD disc of all as-built drawings.

c.	A copy of all equipment manuals and warrantees.

4.	The contractors will be required to use only freight cars for the duration of the project. No passenger cars or stairwells are to be accessed by contractors or sub-contractors.

5.	1633 Broadway is a no smoking building. This rule will be strictly enforced.

6.	Spraying of lacquer or any other noxious materials is prohibited.

7.	Materials should be dropped off on the sidewalk. All deliveries should be made directly from truck to elevator. Contractor to remain with delivery at all times.

8.	All wood entering the building should be fire-rated.

9.	Hardware schedule should be submitted to landlord for keying.

10.

Any noise which may be disruptive to the other tenants of the building, the definition of which will be at the sole discretion of building management, must be performed before or after normal business hours. During business hours the General Contractor will take all necessary measures to ensure trade people are minimizing noise from rolling containers, dragging of ladders, etc.

CONSTRUCTION FILING AND COMPLETION CERTIFICATES

Tenant shall at its sole expense obtain all necessary permits prior to commencement of any work and all sign-off/inspections immediately following the project’s completion. The attached Construction Checklist indicates the required documentation which must be provided to the Building Management Office in order for Tenant’s construction to begin and upon completion of the construction. If the applicable Completion of Construction documentation is not received promptly upon completion of construction, the Landlord may obtain these sign-offs and tenant shall reimburse Landlord (upon demand and as additional rent under the Lease) for all costs incurred in connection therewith.

DEMOLITION

1.	All demolition to be done before or after building office hours.

2.	All rubbish removal before or after building office hours and performed by Landlord’s approved contractor.

3.	Tenant to pay for overtime elevator service.

4.	Tenant to make arrangement with Building Manager for contractor’s use of elevator service.

5.	No material or equipment to be carried under or on top of elevators.

6.	Before demolition starts, notify Building Engineer to shutdown sprinkler system.

7.	Contact Building Management for Demolition Contractor.

8.	All return air ducts should be sealed before demolition begins.

WALLS “MASONRY”

1.	All masonry walls have a base course of cinder blocks on cement slab.

2.	All masonry walls must be from slab to arch.

3.	All walls to meet New York City Department of Buildings requirements.

4.	All walls abutting mullions to have a channel to receive blocks, with appropriate gasketing to compensate for any movement.

DRY WALLS

1.	All dry wall partitions are to be constructed of steel studs and 9’ x 4’ x 5/8” sheetrock. Sheetrock is to be installed vertically penetrating the ceiling.

2.	All demising walls between tenants to sheetrock from slab to arch, spackled both sides with insulation. Walls must be fire rated in accordance with code.

3.	All corridor walls on split floors to be the same as demising walls, #2 above.

4.

Steel studs to be anchored to arch and nothing else shall be shut or nailed into under floor cells. All walls abutting mullions to have a channel to receive sheetrock, channel not to be anchored to mullions, and shall also have appropriate gasketing for movement.

5.	Under induction unit enclosure at demising wall location, sheetrock must be removed.

6.	All perimeter column enclosures are to be from slab to arch.

7.	Sheetrock sound baffles in convector covers are acceptable are acceptable for sound attenuation between offices.

ELECTRICAL

1.	Home runs to be indicated on plans. Rigid conduit or thin wall tubing to be used up to the first pull box 3⁄4” minimum size. Pigtails will be allowed of no more than 3” in length.

2.	Fixtures to be building standard or approved by Landlord.

3.	Switches and Outlets:

Single pole switches —

Three-way switches —

Wall receptacles —

4.	All conduit to be supported by standoffs, not wired to ceiling supports.

5.	All electrical boxes to be 3 11/16” x 3 11/16”. All telecommunications boxes to be 4 11/16” x 4 11/16.” No Gem boxes.

6.	All unused conduit and wiring to be removed.

7.	All wiring to meet building Department and Underwriters requirements. No wire molding permitted.

8.	All special power to be taken from main distribution board, not taken from existing building panels.

9.	Plans with requirements shall be submitted to Landlord to determine riser capacity.

10.	Tenant to pay for all electrical design and layout costs.

11.	Building mechanic to supervise all riser shutdowns.

12.	All coring to be performed before 8:00am or after 6:00pm when allowed.

TELEPHONE

1.	All telephone wire to be concealed in conduit or approved Teflon-coated wires. (100% no hybrid wire which shall be tie wrapped and independently supported.)

2.	Telephone wire permitted to be run loose in periphery enclosures only and must be tie wrapped.

3.	All telecom work in riser closets requires Landlord approval. Riser drawings should be submitted for review before any work is performed.

4.	No telephone wire to run exposed on baseboards or walls.

5.	Termination of conduit to be indicated on plans.

6.	All dead wire to be removed back to its source.

7.	Cable can be supported by “J” Hooks or ladder rack in an open ceiling situation.

DOORS

1.	All partitions requiring a fire rating per code shall have appropriately rated door and must be labeled accordingly.

HARDWARE

1.	All corridors should use building standard locksets.

2.	All locks to be keyed and master to building. Two individual keys to be supplied to the Building Management.

3.	Door closers - Russwin 2800 #3 SBL finish.

4.	All tenant doors shall be keyed to the buildings master key system.

SUPERVISION

1.	General Contractors to have a superintendent or foreman on premises at all times.

2.	Job to be policed at all times. Laborers continually keeping space orderly.

3.	Contractor to be responsible for cleanliness of all parts of area including elevators and lobbies and shall protect accordingly as per landlord’s sole discretion.

4.	Contractor to protect all periphery units and clean same at completion of job.

5.	Contractor to block off grills or ducts to keep dust from entering into operating building air conditioning system.

EQUIPMENT

1.	No equipment is to be suspended from the reinforcing rods in arch (deck tabs).

2.	Equipment to be suspended with fish plates through slab steel beams depending on weight.

3.	All floor loading and steel work subject to the approval of the building structural steel engineer. Approval obtained at Tenant’s expense.

WOODWORK

1.	All wood to be fireproofed (New York City Affidavit of Certification) to be furnished.

PUBLIC AREA

1.	All public areas to meet New York City Department of Buildings requirements.

AIR CONDITIONING

1.	Tenant to alter existing air conditioning ductwork or system to meet requirement of altered area.

2.	System to be balanced at completion of job.

3.	Tenant to furnish design balancing figures and actual report to building.

4.	All air conditioning components to be approved by Landlord.

5.	All outside louvers, if allowed to be installed, to match existing. Sketches to be submitted prior to installation.

6.	Outside louvers, if allowed to be installed, or ductwork are to be installed in such a manner so as not to interfere with the cleaning of windows or replacement of glass.

7.	All periphery shut-off valves to be accessible at all times.

8.	All unused ductwork to be removed.

9.	All unused equipment, such as air handling units, air conditioning units, to be removed.

10.	All exhaust fan systems to be discharged to the atmosphere, not in ceilings or existing building return air systems.

11.	VAV controls should be electronic, direct digital controls (DDC).

12.	Futures should be left at condenser water taps.

13.	Use of portable A/C units are permissible in emergency situations and subject to Landlord approval.

14.	Tenant to be responsible to provide all necessary access to perimeter units or any other building M.E.P. equipment before, during, and after any alteration project.

15.	Transfer fans for pantries may discharge into the return air plenum.

PLUMBING

1.	No water riser to be shut down during building office hours.

2.	All plumbing to conform to code.

3.	All fixtures shall be low flow design in accordance with current LEED requirements.

4.	No exposed plumbing permitted.

5.	Any soil line, drain line, vent pipe or abandoned pipe or fixture no longer being used must be capped at stack in ceiling below or above and remainder of pipe removed.

6.	Any cold, hot, regulator, gas or hydraulic piping being abandoned must be capped at stack connecting and remainder of pipe removed.

7.	No plastic pipe permitted.

8.	All unused fixtures to be returned to building.

9.	Building mechanic to supervise all riser shutdowns.

10.	When risers are tapped, future valve must be installed.

VENETIAN BLINDS AND CURTAINS

1.	All Venetian blinds to match existing or approved equal.

2.	Mecho shades are acceptable.

3.	No curtain rods to be installed in Venetian blind pockets.

4.	Curtain rods shall not be supported by any part of the acoustical ceiling.

CEILINGS

1.	All ceilings shall meet all New York City Department of Buildings requirements.

2.	All partitions to match existing.

ELEVATOR SERVICE

1.	Tenant to pay for all overtime freight elevator service.

SPRINKLER SYSTEMS

1.	On branch piping to sprinkler heads, “U” bends must be installed.

2.	Before draining or filling sprinkler system, notify Building Engineer.

3.	Any sprinkler additions, omissions, or relocation after work is complete requires that a 200# Hydro Static test must be performed on the entire system and be witnessed by the Building Manager.

CLASS “E” FIRE SYSTEMS

1.

If any walls are constructed that interfere with the audible sound / visual effect of existing fire alarm speakers / strobes, such speakers / strobes shall be relocated or additional speakers / strobes installed if required.

2.	Before any work is done regarding installing or relocating sprinklers, notify the Building Manager.

3.	Any work done on any parts of Class “E” System or parts added must conform to the building standards of existing fire alarm system and be approved by the Building Manager.

4.	If alterations to the Class “E” system require testing in the presence of the N.Y.F.D., then a pre-test involving building staff must be performed prior.

5.	All testing of fire alarm system to be performed after normal business hours in coordination with Building Management Office.

SCOTCHTINT

1.	A solar film is installed on the inside of all windows. Landlord will repair any damaged solar film prior to the Term Commencement Date.

2.

Caution must be used during construction not to rip or damage film in any way, and any damage shall be repaired or replaced by Tenant at Tenant’s expense using New 3M Night Vision NV-15 Sun Control Film or equal.

PROCEDURES FOR ASBESTOS CONTROL

1.

Contractor will familiarize himself/herself, and conform with all Federal, State, and local requirements with regards to working in an environment that has been, or may become, contaminated with asbestos.

2.	As a minimum requirement, contractors will adhere to the following regulations:

a.	U.S.E.P.A. Regulations for Asbestos (Code of Federal Regulations Title 40, Part 61, subparts A and B)

b.	U.S. Department of labor — OSHA Asbestos Regulations (Code of Federal Regulations Title 29, Part 1910)

3.	General Contractor will contact Building Management for General Building Specifications and Approved Removal Contractors and Testing Company.

EXHIBIT G

CLEANING AND JANITORIAL SERVICES

GENERAL:

All stone, ceramic, tile, marble, terrazzo and other unwaxed or untreated flooring to be swept and mopped nightly using approved dust-down preparation; wash such flooring once a month.

All linoleum, rubber, asphalt, tile, and other similar types of flooring (that may be waxed or treated) to be swept nightly using appropriate dust-down preparation; coffee spills on linoleum shall be cleaned nightly. Waxing and interim buffing shall be done at Tenant’s expense.

All carpeting and rugs to be carpet-swept and vacuum-cleaned nightly; light items will be moved out of the way to accomplish such cleaning.

Hand dust and wipe clean all furniture, fixtures, window sills, table tops and convector closure tops nightly; wash sills and tops when necessary.

Empty, clean and damp wipe, as necessary, all waste receptacles nightly and remove from the Premises (including, but not limited to, deskside, hallways and pantries) waste paper and waste materials. Contractor shall furnish, at its sole cost and expense, all plastic trash can liners and all plastic bags required for removal of all rubbish from the Building. Replace trash can liners and trash bags as necessary.

Dust all door and other ventilating louvers within reach no less than quarterly.

Dust, wipe and disinfect all telephones, as necessary, but not less than weekly.

Wipe clean finger marks and scuff marks from partition wall and door surfaces as needed.

Mop all private stairway structures nightly.

Wipe clean all metal hardware and metal fixtures and other bright work nightly.

Wipe clean all metal elevator shaftway doors and frames as needed.

Collect cardboard boxes and wastepaper left in the freight for disposal nightly in bins provided by Tenant.

Wipe all interior metal window frames, mullions, terrace doors and other unpainted interior metal surfaces of the perimeter walls of the Building each time the interior of the windows are washed. Such surfaces to be cleaned once each year with appropriate cleaner.

Vacuum clean peripheral induction air conditioning units semi-annually.

Normal floor cleaning only shall be performed in Tenant’s computer equipment areas, food preparation and dining areas.

Clean light fixtures as necessary.

LAVATORIES:

sweep and wash all lavatory floors nightly using disinfectants; wipe and polish all mirrors, powder shelves, bright work, and enameled surfaces in all lavatories nightly.

Scour, wash, and disinfect all basins, bowls, and urinals nightly.

Wash both sides of all toilet seats nightly.

Hand dust and clean and disinfect washing where necessary, all partitions, tile dispensers, and receptacles in all lavatories and restrooms nightly.

Fill toilet tissue holders nightly (tissue to be furnished by Landlord).

Empty, wipe clean and disinfect sanitary disposal receptacles nightly and refill as needed.

Wash, wipe clean and disinfect interior of wastecans and receptacles at least once a week.

Wash, wipe clean and disinfect and polish wall tile and wall surfaces as often as necessary; in no event less than once every two weeks. Wash the wall adjacent to the urinal wall nightly.

Fill soap dispensers and paper towel dispensers and toilet seat cover dispensers nightly (soap, paper towels and toilet seat covers to be furnished by Landlord consistent with its operation of the Building as a first-class office building).

Empty paper towel receptacles and transport wastepaper from the Premises nightly.

HIGH DUSTING:

Do high dusting quarterly, which includes the following:

X	Dust all pictures, frames, charts, graphs, and similar wall hangings reached in nightly cleaning.

X	Dust clean all vertical surfaces such as walls, partitions, doors, books, and other surfaces not reached in nightly cleaning (including restroom walls and grilles).

X	Dust all lighting fixtures, including plastic and glass enclosures (including restroom lighting fixtures).

X	Dust all venetian blinds or wash, as required.

X	Dust clean all pipes, ventilating and air-conditioning louvers, ducts, high moldings, and other high areas not reached in nightly cleaning.

WINDOW CLEANING:

X	All windows from the second floor to the roof to be cleaned inside and outside approximately quarterly of each year.

X	Public entrance doors and lobby glass to be cleaned daily and kept in clean condition.

EXHIBIT H

HEATING, VENTILATING AND AIR-CONDITIONING SPECIFICATIONS

(a) The air conditioning system shall be capable of providing inside conditions of not more than 74 degrees Fahrenheit +/- 2 degrees Fahrenheit dry bulb with outside conditions of not more than 95 degrees Fahrenheit dry bulb and 75 degrees Fahrenheit wet bulb.

(b) The system shall be capable of delivering not less than 0.2 C.F.M. of outside air per usable square foot (which provides a minimum of 20 C.F.M. of outside air per person) and of maintaining a minimum temperature throughout the Premises of 70 degrees Fahrenheit dry bulb when the outside temperature is 0 degrees Fahrenheit dry bulb.

(c) All of the foregoing performance criteria are based upon an occupancy of not more than one person per 100 square feet of usable floor area in the Premises and upon a combined lighting and standard electrical load not to exceed 4 watts per square foot of usable floor area in the Premises.

(d) Compliance with the foregoing criteria shall also be subject to applicable Requirements and applicable rules and regulations of governmental bodies having jurisdiction that may now or hereafter be in effect, or to compliance with requests of governmental officials or bodies of voluntary compliance with suggested standards for the conservation of energy in office buildings in New York City.

(e) The above interior conditions shall be maintained by operation of the mechanical cooling as needed regardless of season.

(f) Landlord shall start the mechanical systems of the building at a sufficient time prior to 8:00 a.m. so that the specified interior conditions are being maintained by 8:00 a.m. and shall maintain the same in accordance with the terms of the Lease throughout the Business Hours.

(g) Landlord shall make available to the Tenant an allowance of up to 300 tons of condenser water which shall be available on a 24/365 basis. Condenser water shall be supplied at a rate at 3 GPM/ton at 85 F and shall operate with a Delta-T of 10 F.

(h) Core toilet exhaust shall be 705 cfm per bathroom.

H-1

EXHIBIT I

2013 RATE LIST FOR TENANTS

1633 Broadway

2013 Rate List for Warner Music Group

Containers

10 yard	$420.00 plus tax
20 yard	$551.25 plus tax
30 yard	$630.00 plus tax

Elevator Service

Freight Car	$120.75 per hour	$157.50 per hour / holiday
Loading Dock	$ 75.19 per hour	$108.15 per hour / holiday
For Both	$195.94	$265.65

Engineer	$105.00 per hour plus tax

HVAC—Overtime

1C – 2C	$300.00 per hour (no tax)
2 – 25	$1,554.00 per hour (no tax)
26 – 48	$1,596.00 per hour (no tax)

Keys	$4.00 each plus tax

Porter	$58.78 per hour plus tax

Foreman	$64.06 per hour plus tax

Supervisor	$74.00 per hour plus tax

Resetting Circuit Breaker	$42.00

Rubbish Removal	$94.50 per yard plus tax

Security Guard	$69.01 overtime per hour plus tax

Sprinkler / Drain Refill	$431.55 plus tax

I-1

EXHIBIT J

FORM OF LETTER OF CREDIT

Issue Date:

Irrevocable Clean Letter of Credit No. xxxxxx

Applicant:

WMG Acquisition Corp.

75 Rockefeller Plaza

New York, NY 10019

To Beneficiary:

Paramount Group, as Agent for

PGREF I 1633 Broadway Tower, LP

1633 Broadway, Suite 1801

New York, NY 10019

Ladies and Gentleman:

We have established this clean, irrevocable and unconditional Letter of Credit in your favor as Beneficiary for drawings up to U.S. $10,000,000.00 (U.S. Dollars Ten Million and 00/100) effectively immediately. This Letter of Credit cannot be modified or revoked without your consent. This Letter of Credit is issued, presentable and payable either by facsimile at (212) 325-8315, or in person or by recognized overnight courier at our office at Eleven Madison Avenue, 23rd Floor, New York, NY 10010, Trade Finance Services Department, in each case by delivery of your sight draft drawn on us in the form annexed hereto as Exhibit A. Any presentation by facsimile must be followed by phone confirmation to telephone number (212)538-1370 or (212)325-5397 or by sending the original sight draft to us by overnight delivery.

It is a condition of this Letter of Credit that the available amount for drawings will be reduced upon our receipt from you of an executed Reduction Certificate in the form annexed hereto as Exhibit B.

The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including without limitation any liquidator, rehabilitator, receiver or conservator.

We hereby undertake and agree to honor your sight draft(s) drawn on us, indicating our credit No. xxxxx for all or any part of this Letter of Credit in accordance with Publication No. 590 (as hereinafter defined) after presentation of your draft drawn on us at our office specified in paragraph one on or before the expiration date hereof or any automatically extended expiry date; provided, however, that the undersigned shall, except as provided below, not be obligated to honor any sight draft if such sight draft, when aggregated with amounts previously drawn under this Letter of Credit, shall exceed the amount stated above; in which case, only the balance then existing shall be disbursed pursuant to such sight draft

Except as expressly stated herein, this undertaking and Letter of Credit are not subject to any agreement, condition or qualification.

This Letter of Credit expires with the close of business on            , 2014.

This Letter of Credit is deemed to be automatically extended without amendment for one (1) year from the expiration date or any future expiration date, unless at least thirty (30) days prior to such expiration date, we notify you at your office address set forth above or any other office address of which we are notified by you in writing by Registered Mail or Certified Mail (in each case, return receipt requested) or by Overnight Courier (with receipt) that this Letter of Credit will not be renewed for any such additional period in which event, you may draw on us by your sight draft for the balance remaining under this Letter of Credit; provided, however, that this Letter of Credit may not be extended past August 31, 2018.

THIS LETTER OF CREDIT IS TRANSFERABLE IN FULL AND NOT IN PART AND MAY BE SUCCESSIVELY TRANSFERRED AND CREDIT SUISSE AG (OR ITS SUCCESSOR) IS ONLY AUTHORIZED TO ACT AS THE TRANSFERRING BANK. SHOULD YOU WISH TO EFFECT A TRANSFER UNDER THIS CREDIT, SUCH TRANSFER WILL BE SUBJECT TO THE RETURN TO US OF THE ORIGINAL CREDIT INSTRUMENT, ACCOMPANIED BY OUR FORM OF TRANSFER, EXHIBIT C ATTACHED HEREUNDER, PROPERLY COMPLETED AND SIGNED BY AN AUTHORIZED SIGNATORY OF YOUR FIRM, BEARING YOUR BANKERS STAMP AND SIGNATURE AUTHENTICATION. THIS LETTER OF CREDIT MAY NOT BE TRANSFERRED TO ANY PERSON WITH WHOM U.S. PERSONS ARE PROHIBITED DOING BUSINESS UNDER U.S. FOREIGN ASSETS CONTROL REGULATIONS AND UNDER APPLICABLE U.S. LAWS AND REGULATION.

ALL TRANSFER CHARGES ARE FOR THE ACCOUNT OF THE BENEFICIARY.

This Letter of Credit is subject to and governed by the Law of the State of New York and the International Standby Practices 1998 (ISP), International Chamber of Commerce Publication No. 590 (“Publication No. 590”) and in the event of any conflict, the Law of the State of New York will control. If this Letter of Credit expires during an interruption of business as described in Rule 3.14(a) of said Publication No. 590, we hereby specifically agree to effect payment if this Letter of Credit is presented within thirty (30) days after the resumption of business.

Very truly yours,

EXHIBIT A

SIGHT DRAFT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

11 MADISON AVENUE

23RD FLOOR

NEW YORK, NEW YORK 10010

ATTENTION:    TRADE FINANCE/SERVICES DEPARTMENT

Letter of Credit No. :

Date of Letter of Credit:

Date of this Draft:

To the order of Paramount Group, Inc., as Agent for

PGREF I 1633 Broadway Tower, L.P.

Pay                                                                                        ($                        )

At Sight

For value received under Letter of Credit No.

This Draft is payable by wire transfer (to the bank specified by the beneficiary).

Paramount Group, Inc., as Agent for
PGREF I 1633 Broadway Tower, L.P.

By:
Name:
Title:

EXHIBIT B

REDUCTION CERTIFICATE

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

11 MADISON AVENUE

23RD FLOOR

NEW YORK, NEW YORK 10010

ATTENTION:    TRADE FINANCE/SERVICES DEPARTMENT

RE:	IRREVOCABLE STANDBY LETTER OF CREDIT NO. TS-0700 .

LADIES AND GENTLEMEN:

The Tenant, WMG Acquisition Group (or any permitted assignee or successor), is not in monetary or material non-monetary default under the Lease dated as of September    , 2013 and any other condition in the Lease required for the reduction of the above-referenced Letter of Credit has been satisfied. As such, we authorize Credit Suisse AG to reduce the amount available for drawings under the above referenced Letter of Credit by $            to $            as of            .

Paramount Group, Inc., as Agent for
PGREF I 1633 Broadway Tower, L.P.

By:
Name:
Title:

EXHIBIT C

FORM OF TRANSFER

FULL TRANSFER OF IRREVOCABLE LETTER OF CREDIT NO. TS-0700    .

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

11 MADISON AVENUE

23RD FLOOR

NEW YORK, NEW YORK 10010

ATTENTION:    TRADE FINANCE/SERVICES DEPARTMENT

RE:	IRREVOCABLE STANDBY LETTER OF CREDIT NO. TS-0700 .

LADIES AND GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

[NAME OF TRANSFEREE]

[ADDRESS]

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE-CAPTIONED LETTER OF CREDIT (THE “LETTER OF CREDIT”).

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN THE LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE AND THE TRANSFEREE SHALL HEREAFTER HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, PROVIDED THAT NO RIGHTS SHALL BE DEEMED TO HAVE BEEN TRANSFERRED TO THE TRANSFEREE UNTIL SUCH TRANSFER COMPLIES WITH THE REQUIREMENTS OF THE LETTER OF CREDIT

PERTAINING TO TRANSFERS.

ADVICE OF FUTURE AMENDMENTS: YOU ARE HEREBY IRREVOCABLY INSTRUCTED TO ADVISE FUTURE AMENDMENT(S) OF THE CREDIT TO THE TRANSFEREE WITHOUT THE TRANSFEROR’S CONSENT OR NOTICE TO THE TRANSFEROR.

THE LETTER OF CREDIT IS RETURNED HEREWITH AND IN ACCORDANCE THEREWITH WE ASK THAT THIS TRANSFER BE EFFECTIVE AND THAT YOU TRANSFER THE LETTER OF CREDIT TO OUR TRANSFEREE.

VERY TRULY YOURS,
(TRANSFEROR’S NAME AND SIGNATURE)

SIGNATURE GUARANTEED:

TRANSFEROR’S SIGNATURE IS GUARANTEED

BANK’S NAME:

BY:

PRINTED NAME:                      TITLE:

EXHIBIT K

OPERATING EXPENSES

(ALL TERMS USED HEREIN THAT ARE DEFINED IN THE LEASE OF WHICH THIS EXHIBIT IS A PART, HEREIN CALLED THE “LEASE”, SHALL HAVE THE RESPECTIVE MEANINGS SPECIFIED IN THE LEASE UNLESS THE CONTEXT OTHERWISE REQUIRES.)

1. Operating Expenses as used in Article 26 shall mean the aggregate of all those costs and expenses (and taxes, if any thereon) paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) without any duplication in respect of the operation, maintenance and management of the Land and/or the Building and the sidewalks and areas adjacent thereto (herein called the “Operation of the Property”) which, in accordance with the generally accepted accounting practice used by the Landlord (and which is in accordance with sound management principles for the operation of Comparable Buildings), are properly chargeable to the Operation of the Property, together with and including, but not by way of limitation, the cost of electricity (including any taxes paid thereon) used in operating all Building equipment and servicing common areas of the Building, which cost shall be determined (if such electricity is not separately metered) on the basis of an electrical survey of such equipment and common area facilities and the then prevailing rates, provided however, the cost of such electricity shall be equal to Landlord’s actual, out-of-pocket cost without profit or mark-up except at the rate determined in Section 24.01 hereof, and financial expenses incurred in connection with the Operation of the Property such as insurance premiums and legal, auditing, management and other professional fees and expenses, but specifically excluding (a) Real Estate Taxes, as defined in Section 26.01(a) and any penalties or late fees in connection therewith, (b) franchise, estate, inheritance or income taxes imposed on the Landlord and any penalties or late fees in connection therewith, (c) debt service payments, interest and any other charges payable in connection with any mortgages encumbering the Building or the Land, (d) all leasing costs, including without limitation, leasing and brokerage commissions and similar fees (including appraisals) as well as accounting and appraisal fees relating to determinations of fair market rent , (e) the cost of electrical energy furnished directly to tenants of the Building (f) the cost of electrical energy and condenser water provided during overtime periods consumed in any space within the Building leased or available for lease to tenants, (g) the cost of removing, remediating, abating or otherwise treating asbestos (including vermiculite) and any other Hazardous Materials or wastes from the Building or Land, but the costs of inspecting, testing and surveying for same may be included within Operating Expenses, (h) cost of tenant installations, improvements and decorating incurred (whether as result of work performed by Landlord or payment to the tenant) in connection with preparing space for a tenant and other costs of refurbishing tenant’s space or of preparing any space for lease or lease renewal or addition to a tenant’s lease (and any takeover obligations or rent payments under any agreement assumed by Landlord), (i) legal, accounting, auditing, architectural, space planning and other professional expenses incurred in connection with any negotiation of, or disputes arising out of, lease or proposed lease in the Building or enforcing obligations of tenants under leases or payments made to tenants to take over leases, (j) depreciation or amortization of the Building or its equipment (except as expressly provided for in this Lease), (k) expenses incurred by Landlord for the repair of insured damage to the Building (but the deductible amount shall be included in Operating Expenses but only if such deductible is comparable to deductibles in Comparable Buildings) and other reimbursable costs for which Landlord is reimbursed by its insurance carrier (or would have been so reimbursed but for Landlord’s failure to maintain insurance covering the Building) or any other third party, (l) ground lease rent on any ground lease or superior lease and interest, principal, points and fees, amortization or other costs incurred with respect to any sale or acquisition, mortgage, loan or refinancing of the Building or Land or of any air rights, transferable development rights, easements or other real property interests and/or any interests therein, or in any person or entity of whatever tier or level owning an interest therein (m) all costs associated with installing, operating and maintaining any specialty facility such as an observatory, broadcasting facilities, luncheon club, athletic or recreational club, child care or similar facility, auditorium, cafeteria or dining facility or conference center and all costs of reconfiguring or making any additions to, or building additional stories on, the Building or its plazas, or adding buildings or other structures adjoining the Building, or connecting the Building to other structures adjoining the Building, (n) costs incurred in performing work or furnishing services for any tenant to the extent that Tenant would have to pay a separate charge therefor if Landlord were providing the service to Tenant (e.g., overtime air conditioning), (o) capital improvements, except however that if any capital improvement results in reducing any Operating Expenses (as, for example, a labor-saving improvement), then with respect to the calendar year in which the improvement is made and each subsequent calendar year during the term of the Lease, Landlord may include in Operating Expenses the amortized (over the useful life of such improvement) cost of such capital improvement (plus interest at an annual rate equal to Landlord’s then actual, out-of-pocket cost of funds) but not in excess, in any Operating Year, of the amount by which the Operating Expenses have been directly reduced by reason of such capital improvement for such Operating Year until the cost thereof (plus commercially reasonable, actual, out-of-pocket interest) has been fully recouped by Landlord. If any capital improvement made or purchased in compliance with any law or governmental regulation enacted or taking effect after the date hereof, including any amendments to existing laws and regulations, then with respect to the calendar year in which the improvement is made or purchased and each subsequent calendar year (and any fraction thereof) during the term of the Lease (to the extent that such improvement is being amortized during the balance of the Lease term and Landlord agrees to amortize the cost of any such improvement over the longest useful life thereof in accordance with generally accepted accounting principles consistently applied), Landlord may include in Operating Expenses an amount equal to the reasonable annual amortization of such cost; (p) the cost of any service furnished to any tenant or occupant of the Building which Landlord does not make available to Tenant, (q) costs of correcting or repairing any structural or latent defects or any damages caused by Landlord or any Landlord Parties or by any other person, (r) salaries, including without limitation, wages, fringe benefits and all other compensation of any personnel above the grade of Building manager, (s) any amount paid to an Affiliate or other related entity which is in excess of the amount which would be paid in the absence of such relationship, (t) management fees in excess of 3% of the gross revenues collected from the Building, (u) all costs associated with Landlord’s political, civic or charitable contributions, (t) debt losses, debt reserves, rent loss or rent reserves, and any and all other additions to Building reserves, (v) costs for acquiring, leasing, installing, maintaining, displaying, protecting, insuring, restoring or renewing works of art, (w) costs related to withdrawal liability or unfunded pension liability, (x) the rental value of any space in the Building used by Landlord as its corporate headquarters (as opposed to a management or leasing office) and the cost of constructing, furnishing and/or equipping the same, (y) any cost and expenses related to retail space in the Building and (z) the cost of utilities directly metered to tenants of the Building and payable separately by such tenants as well as the cost of acquiring or replacing any separate electric meter Landlord may provide to tenants of the Building measuring electricity in such tenants’ premises. The preceding provisions shall not impose any obligation upon Landlord to incur such expense or provide such service. If Landlord is not furnishing any particular work or service (the cost of which if performed by Landlord would constitute an Operating Expense) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant, provided such service is also being provided Tenant. Operating Expenses shall include expenses paid or incurred on account of work, labor, services or materials or other property furnished for the purposes mentioned herein by any contractor or other party that shall be directly or indirectly affiliated with or otherwise related to Landlord (whether by stock ownership, common officers or directors or otherwise), provided, however, that such sums do not exceed the sums charged by independent contractors for furnishing like labor, services, materials or other property to first class office buildings in the midtown Manhattan area.

The following items shall also be excluded from Operating Expenses:

1. leasing costs (including leasing and brokerage commissions and similar fees, marketing and advertising, entertainment and promotional expenses with respect to the Building or the leasing of space therein, lease takeover or rental assumption obligations, architectural costs, engineering fees and other similar professional costs and legal fees in connection with lease negotiations) and the cost of tenant improvements or tenant allowances or inducements made for tenants of the Building (including permit, license and inspection fees and any other contribution by Landlord to the cost of tenant improvements);

2. expenses and disbursements relating to disputes with Tenant and other tenants or other occupants of the Building and/or the enforcement of leases, including court costs, accounting fees, auditing fees, attorneys’ fees and disbursements and any other amount incurred in connection with any summary proceeding to evict or dispossess any tenant;

3. interest on, amortization of and any other charges in respect of mortgages and other debts;

4. costs of overtime and/or supplemental Building HVAC Systems and condenser water or chilled water supplemental systems consumed in or furnished to the Premises or any other area in the Building leased to other tenant(s) which are directly charged to Tenant or to such other tenant(s);

5. any expenses which are not paid or incurred in respect of the Land and Building but rather in respect of other real property owned by Landlord, provided that with respect to any expenses attributable in part to the Land and Building and in part to other real property owned or managed by a Landlord Party related entity (including salaries, fringe benefits and other compensation of a Landlord related entity’s personnel who provide services to both the Land and Building and other properties), Operating Expenses shall include only such portion thereof as are apportioned by Landlord to the Land and Building on a fair and equitable basis;

6. costs incurred with respect to a sale or transfer of all or any portion of any interest of the Land or in any Person of whatever tier owning an interest therein;

7. costs incurred in connection with the acquisition or sale of transferable development rights;

8. the rental cost of items which (if purchased) would be capitalized and excluded from Operating Expenses, except if the cost of such items (if purchased) would be included in Operating Expenses pursuant to Article 26;

9. amounts otherwise includable in Operating Expenses but reimbursed to Landlord directly by Tenant or other tenants (other than through provisions similar in substance to this Exhibit);

10. the cost of repairs or replacements or restorations by reason of Casualty or condemnation to the extent Landlord receives compensation through the proceeds of insurance or by the condemning authority (except as specifically required by this Lease to be paid by Tenant) or to the extent to which Landlord would have been compensated through insurance proceeds had Landlord maintained the insurance required by other owners of Comparable Buildings in midtown Manhattan;

11. all costs of Landlord’s general corporate and general administrative and overhead expenses (except as to other items specifically permitted hereunder to be included in Operating Expenses);

12. all costs, including the cost of repair made by Landlord to remedy damaged caused by, as well as the cost of any judgment, settlement or arbitration award resulting from, any liability of Landlord for negligence or willful misconduct or improper acts of Landlord or Landlord Parties;

13. expenses of relocating or moving any tenant(s) of the Building;

14. commercial rental and occupancy tax;

15. costs arising from, or attributable to, Landlord’s negligence or willful misconduct (including, without limitation, costs and expenses arising from Landlord’s indemnity obligations under this Lease with respect to such negligence or willful misconduct);

16. attorney’s fees and disbursements incurred by Landlord in connection with the negotiation of any superior lease or mortgage;

17. attorneys’ fees incurred by Landlord in connection with any disputes arising under the existing mortgage;

18. all costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Building) to the extent that Landlord shall be entitled to reimbursement from any tenant in the Building, including Tenant, for the cost of like goods and services furnished to Tenant pursuant to this Lease other than in the nature of Operating Expenses;

19. all rentals of capital equipment to the extent the same would have been an Operating Expense if such equipment were purchased; and

20. any costs or expenses for repairs or maintenance which are covered by warranties and service contracts and such expenses are reimbursed to Landlord pursuant thereto.

21. Any operating expenses attributable to the retail portions of the Building.

2. In determining the Base Year Operating Expenses and the amount of Operating Expenses for each subsequent Operating Year, if less than 95% of the rentable square-foot area of the office portion of the Building shall have been occupied by tenants at any time during the Base Year and the Operating Year, Operating Expenses shall be deemed for such Base Year and Operating Year to be an amount equal to the like expenses which would normally and reasonably be expected to be incurred had such occupancy been 95% throughout such Base Year and Operating Year. In the event that Landlord shall add new services or shall supplement existing services thereby increasing Operating Expenses, the cost of the same shall be added to the Base Year.

EXHIBIT M

MONUMENT PLAZA SIGNAGE

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EXHIBIT N

50TH STREET SIGNAGE

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EXHIBIT P

7th FLOOR TERRACE

51st STREET
BROADWAY
50th STREET

All Areas and Dimensions are Approximate. Field verification is necessary

PRINT DATE: 09/19/2013

PARAMOUNT GROUP, INC.

1633 BROADWAY
NEW YORK, NY

Level 07 - Lease Exhibit

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EXHIBIT Q

7th FLOOR TERRACE

RULES AND REGULATIONS

Tenant’s use of the 7th Floor Terrace is expressly subject to the following terms and conditions:

(a) Tenant represents that its use of the 7th Floor Terrace will at all times comply with all laws, ordinances, codes, rules or regulations of any governmental authority;

(b) Tenant acknowledges that its use of the 7th Floor Terrace is at Tenant’s sole risk and Tenant acknowledges that Landlord shall not provide any security or patrol such 7th Floor Terrace in any way whatsoever;

(c) Any such property on the 7th Floor Terrace shall be at Tenant’s sole risk. Tenant further agrees not to place persons or property on the 7th Floor Terrace in excess of the authorized weight permitted on such 7th Floor Terrace as may be determined in the reasonable discretion of Landlord from time to time;

(d) Tenant covenants that the door leading to the 7th Floor Terrace shall at all times be kept closed and Tenant covenants that the use of such 7th Floor Terrace will in no way interfere with the proper functioning of the heating, ventilating and air conditioning systems of the Building;

(e) Tenant shall be required to remove snow or ice from the 7th Floor Terrace;

(f) Tenant shall be responsible for the cleaning of the 7th Floor Terrace and for the proper removal of any items advertently or inadvertently left on the 7th Floor Terrace by Tenant;

(g) Tenant shall be responsible for reimbursement to Landlord of all reasonable costs and expenses incurred by Landlord in connection with the repair and maintenance of the 7th Floor Terrace and adjoining areas, the need for which was caused or required by virtue of Tenant’s use thereof, subject to Landlord’s rights of access under this Lease (but not including the costs of any repairs caused by the negligence of Landlord or Landlord’s agents);

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(h) Tenant agrees to properly safeguard and secure the 7th Floor Terrace and all items and materials thereon and to at all times, use reasonable efforts to prevent any persons or property from falling, dropping or being thrown from the 7th Floor Terrace. In furtherance of the foregoing, no children under the age of eighteen (18) shall be allowed on the 7th Floor Terrace unless accompanied by an adult;

(i) Tenant covenants Tenant will not store any materials whatsoever on the 7th Floor Terrace; and

(j) Tenant shall obtain commercial general liability insurance required to be maintained pursuant to this Lease that will cover Tenant’s use of the 7th Floor Terrace.

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EXHIBIT R

FORM OF CONDITIONAL PARTIAL LIEN WAIVER

AFFIDAVIT AND PARTIAL WAIVER OF LIEN

Owner:
Project:
Contractor:
Requisition#:	Date of
Requisition:

AFFIDAVIT OF PAYMENTS MADE BY CONTRACTOR

STATE OF NEW YORK	Date of Previous Requisition:
County of	Name of Officers ,

duly sworn deposes and says:

“I am the (office held)                , of (Contractor)                . I make this affidavit for the purpose of including                to make partial payment to us for work, labor, and services performed and/or material furnished, as set forth on our requisition dated                .

All claims for labor and materials furnished by us or our subcontractors or vendors in connection with our work on this project to the date of our last preceding requisition have been paid, including any and all applicable sales or use taxes, and there are no items or claims with respect thereto.

WAIVER OF LIEN

The undersigned contractor for                and other good and valuable consideration received by it, hereby waives and releases all liens or rights of lien now existing for work, labor or materials furnished to                , the date of the above referenced requisition, with respect to the above designated project. The undersigned contractor further covenants and agrees that it shall not in any way claim or file a mechanic’s or other lien against the premises on which the above designated Project is located, or any part thereof, or against any fund applicable thereto for any of the work, labor or materials heretofore furnished by it in connection with the improvement of the said premises,

This waiver of liens rights for a partial payment is conditioned upon receipt of such payments by the undersigned unless otherwise required by the prime contract.

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IN WITNESS WHEREOF, the undersigned has hereto set its hand and seal this            day of                .

(Corporate Name)

(Authorized Signature)

(Title)

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